EXHIBIT 4.5

Confidential material has been omitted and filed separately with the Commission

CONFORMED COPY

DATED 5 DECEMBER 2003

COOKSON GROUP PLC

AS BORROWER

COOKSON OVERSEAS LIMITED AND OTHERS

AS ORIGINAL GUARANTORS

WITH

BANC OF AMERICA SECURITIES LIMITED

BARCLAYS CAPITAL

CITIGROUP GLOBAL CAPITAL MARKETS

HSBC BANK PLC

LLOYDS TSB CAPITAL MARKETS

AND

THE ROYAL BANK OF SCOTLAND PLC

AS MANDATED LEAD ARRANGERS

DRESDNER BANK AG, LONDON BRANCH

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

SMBC CAPITAL MARKETS INC.

AS EXITING LENDERS

DANSKE BANK A/S

THE ROYAL BANK OF SCOTLAND PLC

STANDARD CHARTERED BANK

AS NEW LENDERS

LLOYDS TSB CAPITAL MARKETS

AS FACILITY AGENT

LLOYDS TSB CAPITAL MARKETS

AS SECURITY AGENT

AMENDMENT AND RESTATEMENT AGREEMENT

RELATING TO A

£450,000,000 MULTICURRENCY CREDIT AGREEMENT

DATED 21 DECEMBER 2001

THIS AGREEMENT is dated 5 December 2003 and made between:

(1)	COOKSON GROUP PLC (registered no. 00251977) (the “Borrower”);

(2)	THE GUARANTORS (as defined in the Restated Agreement);

(3)	BANC OF AMERICA SECURITIES LIMITED, BARCLAYS CAPITAL, CITIGROUP GLOBAL CAPITAL MARKETS, HSBC BANK PLC, LLOYDS TSB CAPITAL MARKETS and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (the “Mandated Lead Arrangers”);

(4)	DRESDNER BANK AG, LONDON BRANCH, SMBC CAPITAL MARKETS INC. and SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED (the “Exiting Lenders”);

(5)	DANSKE BANK A/S, THE ROYAL BANK OF SCOTLAND PLC and STANDARD CHARTERED BANK (the “New Lenders”);

(6)	LLOYDS TSB CAPITAL MARKETS as facility agent (the “Facility Agent”);

(7)	LLOYDS TSB CAPITAL MARKETS as security agent (the “Security Agent”); and

(8)	THE FINANCIAL INSTITUTIONS listed in Schedule 2 (The Original Lenders) (the “Original Lenders”).

RECITALS:

(A)	Pursuant to the Original Facility Agreement (as defined below) the Exiting Lenders and the Original Lenders made a multicurrency revolving facility in an aggregate amount of £450,000,000 available to the Borrower on the terms and conditions of the Original Facility Agreement.

(B)	Through (i) the receipt of proceeds from various disposals the Borrower has made and (ii) a rights issue in respect of the Borrower’s shares, the aggregate amount of the facility made available on the terms and conditions of the Original Facility Agreement has been reduced from £450,000,000 to £242,000,000.

(C)	The Borrower has requested that (i) the amount of the facility made available pursuant to the Original Facility Agreement be reduced from £242,000,000 to £188,000,000 and (ii) the facility be comprised of a £108,000,000 multicurrency revolving loan facility and a £80,000,000 forward start sterling term loan facility, the latter being available to refinance its existing Convertible Bond (as defined in the Restated Agreement).

(D)	The parties to this Agreement have together considered the request referred to in Recital (C), and in particular the proposed reduction of the existing facility and the amendment of the terms on which the remainder of the existing facility would remain outstanding, and have concluded that the Security would continue in full force and effect and would continue to secure any and all amounts outstanding under the Restated Agreement (as defined below) and the Original Lenders have accordingly agreed to enter into this Agreement for the purposes of continuing to be parties under the Restated Agreement.

(E)	The Exiting Lenders have decided not to continue to be parties under the Restated Facility and are accordingly entering into this Agreement for the purposes of ceasing to be parties under the Restated Agreement. The New Lenders were not parties to the Original Facility Agreement but have agreed to become parties to the Restated Agreement for the purposes of assuming the pro rata rights, benefits and obligations of the Exiting Lenders under the Restated Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Effective Date” means the first Repayment Date (as such term is defined in the Original Facility Agreement) on or after the date on which the Agent confirms to the Original Lenders, the New Lenders, the Exiting Lenders and the Borrower that it has received each of the documents listed in Schedule 1 (Conditions Precedent) in a form and substance satisfactory to the Agent.

“Finance Documents” has the meaning as set out in the Restated Agreement.

“Restated Agreement” means the Original Facility Agreement, as amended and restated by this Agreement, the terms of which are set out in Schedule 5 (Restated Agreement).

“Security” has the meaning as set out in the Restated Agreement.

“Original Facility Agreement” means the £450,000,000 multicurrency revolving credit facility agreement dated 21 December 2001 and made between the Borrower, the Guarantors, the Agent, the Security Agent and others (as amended, varied or supplemented prior to the date hereof).

1.2	Incorporation of Defined Terms

(a)	Unless a contrary indication appears, a term used in the Restated Agreement or any other Finance Document or in any notice given under or in connection therewith has the same meaning in this Agreement as in the Restated Agreement or such other Finance Document or notice.

(b)	The principles of construction set out in the Original Facility Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

(a)	In this Agreement any reference to a “Clause” or “Schedule” is, unless the context otherwise requires, a reference to a Clause or Schedule of this Agreement.

(b)	Clause and Schedule headings are for ease of reference only.

2.	REDUCTION OF COMMITMENTS

Immediately prior to the Effective Date, each Original Lender and each Exiting Lender will reduce their respective Commitments under and as defined in the Original Facility

Agreement such that their Commitments shall be as set out opposite their respective names in Schedule 3 (The Reduced Commitments).

3.	TRANSFER

3.1	Transfer of commitments

Immediately after the reduction of each of the Original Lender and Exiting Lender’s Commitments (as defined in the Original Facility Agreement) as contemplated in Clause 2 (Reduction of Commitments), each Exiting Lender will transfer its rights, benefits and obligations under the Original Facility Agreement to a New Lender as if the Exiting Lender has done so pursuant to a Transfer Certificate, and each New Lender will assume new rights benefits and obligations such that:

(a)	each New Lender will become a Bank under the Restated Agreement; and

(b)	each of the Exiting Lender’s Commitments (as reduced pursuant to Clause 2 (Reduction of Commitments)) shall be reduced to zero and that Exiting Lender shall cease to be a Bank.

3.2	Transfer

The transfer set out in Clause 3.1 (Transfer of commitments) shall take effect immediately before the Effective Date (but after the transfer referred to in Clause 2 (Reduction of Commitments)) so that:

(a)	to the extent that in Clause 3.1 (Transfer of commitments) each Exiting Lender seeks to transfer by novation its rights and obligations under the Original Facility Agreement each of the Obligors and the Exiting Lender shall be released from further obligations towards one another under the Original Facility Agreement and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Obligors and each New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the relevant New Lender have assumed and/or acquired the same in place of that Obligor and Exiting Lender;

(c)	the Facility Agent, the Security Agent, each New Lender and other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Bank (as defined in the Original Facility Agreement) with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent and the relevant Exiting Lender shall each be released from further obligations to each other under this Agreement; and

(d)	each New Lender shall become a party to the Restated Agreement as a “Bank”.

3.3	Amounts due on or before the Effective Date

Any amounts payable to the Original Lenders and the Exiting Lenders by the Obligors on or before the Effective Date (including, without limitation, all interest, fees and commission payable on the Effective Date) in respect of any period ending on or prior to the Effective Date shall be for the account of the Original Lenders and the Exiting Lenders and none of the New Lenders shall have any interest in, or any rights in respect of, any such amount.

3.4	Own responsibility and exclusion of liability

(a)	Each New Lender confirms that it has received a copy of the Original Facility Agreement together with such other information as it has required in connection with this transaction;

(b)	Unless expressly agreed to the contrary, no Original Lender or Exiting Lender makes any representation or warranty or assumes any responsibility to any New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document,

and any representations or warranties implied by law are excluded.

3.5	Acknowledgement of Transfer

The Exiting Lenders give notice that nothing in this Agreement or in the Original Facility Agreement (or any Finance Document) shall oblige any Exiting Lender to:

(a)	accept a re-transfer from any New Lender of any of the rights and obligations assigned or transferred under this Agreement; or

(b)	support any losses directly or indirectly incurred by a New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

The New Lenders by this Agreement acknowledges the absence of any obligation as is referred to in (a) or (b) above.

3.6	Administrative Details

Each New Lender has delivered to the Agent its initial details for the purposes of Clause 34 (Notices) of the Restated Agreement.

4.	RESTATEMENT OF THE ORIGINAL FACILITY AGREEMENT

With effect from the Effective Date the Original Facility Agreement shall be amended and restated so that:

(a)	each New Lender and Original Lender will have the Commitments as set out opposite their names in Schedule 4 (Revised Commitments); and

(b)	it shall be read and construed for all purposes as set out in Schedule 5 (Restated Agreement).

5.	REPRESENTATIONS

The Obligors make the representations set out in Clause 14 (Representations) of the Restated Agreement as if each reference in those representations to “this Agreement” or “the Finance Documents” includes a reference to (a) this Agreement and (b) the Restated Agreement:

6.	CONTINUITY AND FURTHER ASSURANCE

6.1	Continuing obligations

The provisions of the Finance Documents shall, save as amended by or pursuant to this Agreement, continue in full force and effect.

6.2	Further assurance

Each of the Obligors shall, at the request of the Agent and at its own expense, do all such acts and things necessary to give effect to the amendments effected or to be effected pursuant to this Agreement.

7.	FEES, COSTS AND EXPENSES

7.1	Transaction expenses

The Borrower shall, from time to time on demand of the Facility Agent, pay the Facility Agent and each of the Original Lenders or New Lenders the amount of all reasonable costs and expenses (including reasonable legal fees of one law firm per jurisdiction only) together with any VAT thereon, incurred by any of them in connection with the negotiation, preparation, delivery and execution of this Agreement and any other documents referred to in this Agreement.

7.2	Enforcement costs

The Borrower shall, from time to time on demand of the Facility Agent and/or the Security Agent, pay to each Finance Party the amount of all costs and expenses (including reasonable legal fees) together with any VAT thereon incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under this Agreement.

7.3	Stamp taxes

The Borrower shall pay and, from time to time on demand of the Facility Agent, indemnify each Finance Party against any liabilities, costs, claims and expenses resulting from any failure by the Borrower to pay or any delay by the Borrower in paying all stamp duty, registration and other similar Taxes payable in respect of this Agreement.

8.	MISCELLANEOUS

8.1	Incorporation of terms

The provisions of clause 33 (Remedies and Waivers, Partial Invalidity), clause 37 (Governing Law) and clause 38 (Jurisdiction) of the Original Facility Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the Finance Documents” are references to this Agreement.

8.2	Designation as Finance Document

The Borrower and the Facility Agent designate this Agreement as a Finance Document for the purposes of the definition of “Finance Documents” in the Original Facility Agreement and the Restated Agreement.

8.3	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(e)	A certified copy of an extract of a resolution of the board of directors of the Borrower confirming the Borrower’s intention to proceed with Project Blue.

2.	Legal Opinions

Legal	Opinions, dated on or about the date of the Amendment Agreement, of:

(a)	Clifford Chance, London with respect to English law;

(b)	Clifford Chance, Amsterdam with respect to Dutch law;

(c)	Clifford Chance, Hong Kong with respect to Hong Kong law;

(d)	Clifford Chance, Frankfurt with respect to German law;

(e)	Clifford Chance, London with respect to New York law;

(f)	Clifford Chance Wong Pte Ltd, with respect to Singapore law;

(g)	Blake Cassels & Graydon LLP with respect to Canadian law; and

(h)	Aird & Berlis LLP with respect to Canadian law,

in	each case in form and substance reasonably satisfactory to the Facility Agent.

3.	Financial Statements

(a)	A copy of the audited consolidated financial statements of the Group for the financial year ended 31 December 2002.

(b)	A copy of the unaudited consolidated financial statements of the Group for the financial half year ended 30 June 2003.

(c)	In relation to each Obligor (other than the Borrower) a copy of its audited financial statements for the financial year ended 31 December 2002 (to the extent that such are produced or required by the laws of the jurisdiction of incorporation of such Obligor).

4.	Fees

Evidence that all amounts to be paid under the Fee Letters have been paid or will be paid in accordance with the terms and conditions of the Fee Letters.

5.	Consignment Lines

Copies of the agreements documenting [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] gold consignment lines and that such consignment lines have become committed and are and remain in full force and effect.

6.	Intra-Group Loans

A schedule of all Intra-Group Loans in excess of £1,000,000 (or its equivalent in other currencies) which have been made by or to an Obligor and which are outstanding as at 26 September 2003.

7.	Other Documents and Evidence

(a)	Confirmation of all Priority Indebtedness existing as at 26 September 2003.

(b)	A certificate of good standing and solvency in respect of each of the U.S. Guarantors.

(c)	Deed of confirmation to be provided by Cookson Singapore Pte Ltd.

(d)	A notarial share pledge agreement to be entered into between, inter alia, Cookson GmbH as pledgor and Lloyds TSB Capital Markets and others as pledgees relating to the shares in Polyclad Europe GmbH, Alpha PC Fab GmbH, Alpha Metals Lötsysteme GmbH, Vesuvius VGT Dyko GmbH, Vesuvius Großalmeroder Schmelztiegelwerke Verwaltungsgesellschaft mbH.

(e)	An amendment agreement to be entered into between, inter alia, Cookson GmbH and Polyclad Europe GmbH and Lloyds TSB Capital Markets relating to a global assignment agreement dated 21 December 2001 and entered into between Cookson GmbH and Lloyds TSB Capital Markets relating to inter-company loans and a global assignment agreement dated 21 December 2001 and entered into between Polyclad Europe GmbH and Lloyds TSB Capital Markets relating to trade receivables.

(f)	A notarial share pledge agreement to be entered into between, inter alia, Cookson GmbH and Vesuvius Großalmeroder Schmelztiegelwerke Verwaltungsgesellschaft mbH as pledgors and Lloyds TSB Capital Markets and others as pledgees relating to the shares in Vesuvius Becker & Piscantor Großalmeroder Schmelztiegelwerke GmbH.

SCHEDULE 2

THE ORIGINAL LENDERS

Bank of America, N.A.

Barclays Bank PLC

Citibank, N.A.

Fleet National Bank

HSBC Bank plc

Lloyds TSB Bank plc

Scotiabank Europe plc

Société Générale

SCHEDULE 3

THE REDUCED COMMITMENTS

Bank	Reduced Commitment £

Barclays Bank PLC	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT	]
Citibank NA
Lloyds TSB Bank plc
Fleet National Bank
Bank of America N.A.
HSBC Bank plc
Scotiabank Europe plc
Dresdner Bank AG, London Branch
Société Générale
Sumitomo Mitsui Banking Corporation Europe Limited
SMBC Capital Markets Inc.

Total:	188,000,000.00

SCHEDULE 4

REVISED COMMITMENTS

Bank	Facility A Commitment (£)	Facility B Commitment (£)

Citibank N.A.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
Lloyds TSB Bank plc
The Royal Bank of Scotland plc
Bank of America N.A.
Barclays Bank PLC
HSBC Bank plc
Fleet National Bank
Scotiabank Europe plc
Société Générale
Danske Bank A/S
Standard Chartered Bank

	£108,000,000.00	£80,000,000.00

SCHEDULE 5

RESTATED AGREEMENT

SIGNATURES

The Borrower

COOKSON GROUP PLC

By:	A J HARRISON

Address:	265 Strand
London
WC2R 1DB

Fax:	020 7061 6604

Attention:	Treasury Department

The Guarantors

ALPHA FRY LIMITED

By:	A J HARRISON

Address:	Forsythe Rd
Sheerwater
Woking
Surrey GU21 5R7

Fax:	01483 758 410

Attention:	Mr Rufus Powell

ALPHA METALS LIMITED

By:	A J HARRISON

Address:	c/o KPMG
8th Floor
Prince’s Building
10 Chater Road
Hong Kong

Fax:	+852 2347 5301

Attention:	Mr Kwong Lam Ng

COOKSON AMERICA INC.

By:	A J HARRISON

Address:	One Cookson Place
Providence
Rhode Island 02903
USA

Fax:	+1 401 521 5273

Attention:	Mr Stuart Daniels

COOKSON CANADA INC.

By:	A J HARRISON

Address:	c/o Aird & Berlis LLP
181 Bay Street
Suite 1800
Toronto
Ontario M5J 2T9
Canada

Fax:	+1 416 863 1515

Attention:	Mr. William G. VanderBurgh

COOKSON CERAMICS LIMITED

By:	A J HARRISON

Address:	c/o Cookson Group plc
265 Strand
London
WC2R 1DB

Fax:	020 7061 6606

Attention:	Ms Rachel Fell

COOKSON FINANCE INC.

By:	A J HARRISON

Address:	One Cookson Place
Providence
Rhode Island 02903
USA

Fax:	+1 401 521 5273

Attention:	Mr Stuart Daniels

COOKSON FINANCIAL LIMITED

By:	A J HARRISON

Address:	c/o Cookson Group plc
265 Strand
London
WC2R 1DB

Fax:	020 7061 6606

Attention:	Ms Rachel Fell

COOKSON GMBH

By:	A J HARRISON

Address:	c/o alpha metals lötsysteme gmbh
Elisabeth-Selbert-Str.4
D-40764 Langenfeld
Germany

Fax:	+49 2173 8490 3470

Attention:	Mr Niklas Redecke

COOKSON HOLDINGS B.V.

By:	A J HARRISON

Address:	c/o Forum Administrations B.V.
Weena 336
3012 NJ Rotterdam
The Netherlands

Fax:	+31 20 541 4995

Attention:	Mr Gerard F. Carrière

COOKSON INTERNATIONAL PARTNERSHIP

By:	A J HARRISON

Address:	One Cookson Place
Providence
Rhode Island 02903
USA

Fax:	+1 401 521 5273

Attention:	Mr Stuart Daniels

COOKSON INVESTMENTS INC.

By:	A J HARRISON

Address:	One Cookson Place
Providence
Rhode Island 02903
USA

Fax:	+1 401 521 5273

Attention:	Mr Stuart Daniels

COOKSON INVESTMENTS LIMITED

By:	A J HARRISON

Address:	c/o Cookson Group plc
265 Strand
London
WC2R 1DB

Fax:	020 7061 6606

Attention:	Ms Rachel Fell

COOKSON NORTH AMERICA PARTNERSHIP

By:	A J HARRISON

Address:	One Cookson Place
Providence
Rhode Island 02903
USA

Fax:	+1 401 521 5273

Attention:	Mr Stuart Daniels

COOKSON OVERSEAS LIMITED

By:	A J HARRISON

Address:	c/o Cookson Group plc
265 Strand
London
WC2R 1DB

Fax:	020 7061 6606

Attention:	Ms Rachel Fell

COOKSON PROJECTS LIMITED

By:	A J HARRISON

Address:	c/o Cookson Group plc
265 Strand
London
WC2R 1DB

Fax:	020 7061 6606

Attention:	Ms Rachel Fell

COOKSON SINGAPORE PTE LTD

By:	A J HARRISON

Address:	c/o Allen and Gledhill
36 Robinson Road
#18-01 City House
068877
Singapore

Fax:	+656 222 9661

Attention:	S. Lim

ENTHONE INC.

By:	A J HARRISON

Address:	350 Frontage Road
West Haven
Connecticut 06516
USA

Fax:	+1 508 541 5877

Attention:	Mr Bill Gorgone

ENTHONE B.V. (FORMERLY ENTHONE-OMI (BENELUX) B.V.)

By:	A J HARRISON

Address:	Koenendelseweg 29
‘s-Hertogenbosch
5222 BG
The Netherlands

Fax:	+31 73 6212 362

Attention:	Mr Huub van Dun

ENTHONE OMI HOLDINGS (UK) LIMITED

By:	A J HARRISON

Address:	Forsyth Road
Sheerwater
Woking
Surrey GU21 5RZ

Fax:	01483 728 837

Attention:	Mr Philip Kelsey

FI PROJECTS INC.

By:	A J HARRISON

Address:	One Cookson Place
Providence
Rhode Island 02903
USA

Fax:	+1 401 521 5273

Attention:	Mr Stuart Daniels

FLO-CON HOLDING INC.

By:	A J HARRISON

Address:	1404 Newton Drive
Champaign
Illinois 61824
USA

Fax:	+1 412 276 7252

Attention:	Mr Donald Satina

FRY’S METALS INC.

By:	A J HARRISON

Address:	600 Route 440
Jersey City
New Jersey 07304
USA

Fax:	+1 201 434 2307

Attention:	Mr David Zerfoss

HOWDON LIMITED

By:	A J HARRISON

Address:	c/o Cookson Group plc
265 Strand
London
WC2R 1DB

Fax:	020 7061 6606

Attention:	Ms Rachel Fell

COOKSON ELECTRONICS LIMITED (FORMERLY POLYCLAD ASIA LIMITED)

By:	A J HARRISON

Address:	Room 5507-10
55/F Hopewell Centre
183 Queen’s Road East
Wanchai
Hong Kong

Fax:	+852 2891 6899

Attention:	Mr Gilbert Lau

POLYCLAD EUROPE GMBH

By:	NICK HILL

Address:	Egerpohl 2
Wipperfürth
D-51688
Germany

Fax:	+49 22 67 67 106

Attention:	Mr Frank Sünger

POLYCLAD LAMINATES INC.

By:	A J HARRISON

Address:	40 Industrial Park Drive
P O Box 6299
West Franklin NH 03235-6299
USA

Fax:	+1 508 541 5877

Attention:	Mr Bill Gorgone

PREMIER REFRACTORIES INC.

By:	A J HARRISON

Address:	27 Noblestown Road
Carnegie
Philadelphia 15106
USA

Fax:	+1 412 276 7252

Attention:	Mr Donald Satina

PREMIER REFRACTORIES INTERNATIONAL INC.

By:	A J HARRISON

Address:	27 Noblestown Road
Carnegie
Philadelphia 15106
USA

Fax:	+1 412 276 7252

Attention:	Mr Donald Satina

SPEEDLINE TECHNOLOGIES LIMITED

By:	A J HARRISON

Address:	c/o Cookson Group plc
265 Strand
London
WC2R 1DB

Fax:	020 7061 6562

Attention:	Ms Rachel Fell

VESUVIUS CANADA INC. (FORMERLY VESUVIUS CANADA REFRACTORIES INC. FORMERLY PREMIER REFRACTORIES CANADA LIMITED)

By:	A J HARRISON

Address:	c/o Aird & Berlis LLP
181 Bay Street
Suite 1800
Toronto
Ontario M5J 2T9
Canada

Fax:	+1 416 863 1515

Attention:	William G. VanderBurgh

VESUVIUS CRUCIBLE COMPANY

By:	A J HARRISON

Address:	1404 Newton Drive
Champaign
Illinois 61824
USA

Fax:	+1 412 276 7252

Attention:	Mr Donald Satina

VESUVIUS GROUP LIMITED

By:	A J HARRISON

Address:	c/o Cookson Group plc
265 Strand
London
WC2R 1DB

Fax:	020 7061 6562

Attention:	Ms Rachel Fell

VESUVIUS KSR LIMITED

By:	A J HARRISON

Address:	Barlborough Offices
2 Midland Way
Central Park
Barlborough Links
Derbyshire S43 4XA
UK

Fax:	01246 571 701

Attention:	Mr Adrian Daley

VESUVIUS - PREMIER REFRACTORIES (HOLDINGS) LIMITED

By:	A J HARRISON

Address:	Barlborough Offices
2 Midland Way
Central Park
Barlborough Links
Derbyshire S43 4XA
UK

Fax:	01246 571 701

Attention:	Mr Adrian Daley

VESUVIUS UK LIMITED (FORMERLY VESUVIUS PREMIER REFRACTORIES LIMITED)

By:	A J HARRISON

Address:	Barlborough Offices
2 Midland Way
Central Park
Barlborough Links
Derbyshire S43 4XA
UK

Fax:	01246 571 701

Attention:	Mr Adrian Daley

VESUVIUS UK (2002) LIMITED (FORMERLY VESUVIUS UK LIMITED)

By:	A J HARRISON

Address:	Barlborough Offices
2 Midland Way
Central Park
Barlborough Links
Derbyshire S43 4XA
UK

Fax:	01246 571 701

Attention:	Mr Adrian Daley

VESUVIUS USA CORPORATION

By:	A J HARRISON

Address:	1404 Newton Drive
Champaign
Illinois 61824
USA

Fax:	+1 412 276 7252

Attention:	Mr Donald Satina

WILKES-LUCAS LIMITED

By:	A J HARRISON

Address:	c/o Cookson Group plc
265 Strand
London
WC2R 1DB

Fax:	020 7061 6562

Attention:	Ms Rachel Fell

The Mandated Lead Arrangers

BANC OF AMERICA SECURITIES LIMITED

By:	CHARLES R BINGHAM

Address:	Bank of America N.A.
5 Canada Square
London E14 5AQ

Fax:	020 8313 2140

Attention:	Loan Services / Mr Gregory Williams

BARCLAYS CAPITAL

By:	STEVEN CHARLES HEARN

Address:	Barclays Capital
5 The North Colonnade
Canary Wharf
London E14 4BB

Fax:	020 7773 4894

Attention:

CITIGROUP GLOBAL CAPITAL MARKETS

By:	PAUL GIBBS

Address:	Citigroup Global Capital Markets
Citigroup Centre
2nd Floor
Canada Square
London E14 5LB

Fax:	020 7986 8278

Attention:	Paul Gibbs

HSBC BANK PLC

By:	S A OTTLEY

Address:	HSBC Bank plc
Level 24
8 Canada Square
London E14 5HQ

Fax:	020 7991 4891

Attention:	Operations Manager, Industrials & Technology

LLOYDS TSB CAPITAL MARKETS

By:	S D PATEL

Address:	Lloyds TSB Capital Markets
25 Gresham Street
London EC2V 7HN

Fax:	020 7661 4677

Attention:	Robert Greene

THE ROYAL BANK OF SCOTLAND PLC

By:	AGNES OCHANA

Address:	The Royal Bank of Scotland plc
8th Floor
135 Bishopsgate
London, EC2M 3UR

Fax:	020 7375 8745

Attention:	Ian Stocker

The Facility Agent

LLOYDS TSB CAPITAL MARKETS

By:	S D PATEL

Address:	Lloyds TSB Bank Plc
Bank House
Wine Street
Bristol BS1 2AN

Fax:	0117 923 3367

Attention:	Loans Administration

The Security Agent

LLOYDS TSB CAPITAL MARKETS

By:	S D PATEL

Address:	Loans Administration
Lloyds TSB Bank Plc
Bank House
Wine Street
Bristol BS1 2AN

Fax:	0117 923 3367

Attention:	The Principal

The Original Lenders

BANK OF AMERICA, N.A.

By:	CHARLES R BINGHAM

BARCLAYS BANK PLC

By:	STEVEN CHARLES HEARN

CITIBANK N.A.

By:	PAUL GIBBS

FLEET NATIONAL BANK

By:	DAMARIS ALBARRAN

HSBC BANK PLC

By:	S A OTTLEY

LLOYDS TSB BANK PLC

By:	DAVID MOORE

SCOTIABANK EUROPE PLC

By:	S ROOT

SOCIÉTÉ GÉNÉRALE

By:	FRANCOIS PANNETIER

The New Lenders

DANSKE BANK A/S

By:	PHIL EXWORTHY

THE ROYAL BANK OF SCOTLAND PLC

By:	AGNES OCHANA

STANDARD CHARTERED BANK

By:	STEVEN LILLEY	GRAHAME K SMITH

The Exiting Lenders

DRESDNER BANK AG, LONDON BRANCH

By:	AMIT VITHLANI

SUMITOMO MITSUI BANKING CORPORATION EUROPE LIMITED

By:	JEREMY SLATER

SMBC CAPITAL MARKETS INC.

By:	JEREMY SLATER

SCHEDULE 5

RESTATED AGREEMENT

DATED 21 DECEMBER 2001

(AS AMENDED AND RESTATED ON 5 DECEMBER 2003)

COOKSON GROUP PLC

AS BORROWER

COOKSON OVERSEAS LIMITED AND OTHERS

AS ORIGINAL GUARANTORS

BANC OF AMERICA SECURITIES LIMITED

BARCLAYS CAPITAL

CITIGROUP GLOBAL CAPITAL MARKETS

HSBC BANK PLC

LLOYDS TSB CAPITAL MARKETS

AND

THE ROYAL BANK OF SCOTLAND PLC

AS MANDATED LEAD ARRANGERS

LLOYDS TSB CAPITAL MARKETS

AS FACILITY AGENT

LLOYDS TSB CAPITAL MARKETS

AS SECURITY AGENT

AND

OTHERS

£188,000,000

TERM AND REVOLVING FACILITIES CREDIT AGREEMENT

Part B Cash Concentration Arrangements	155

SCHEDULE 18 PRECIOUS METAL COMPANIES	160

SCHEDULE 19 FORM OF CONFIDENTIALITY UNDERTAKING	161

SCHEDULE 20 DISCLOSED COMMITTED DISPOSALS	166

Part A Business Disposals	166

Part B Freehold Disposals/Sale & Leaseback Arrangements	167

Appendix	168

THIS AGREEMENT is made on 21 December 2001 (as amended and restated on 5 December 2003).

BETWEEN

(1)	COOKSON GROUP PLC (registered no. 00251977) (the “Borrower”);

(2)	THE GUARANTORS (as defined below);

(3)	BANC OF AMERICA SECURITIES LIMITED, BARCLAYS CAPITAL, CITIGROUP GLOBAL CAPITAL MARKETS, HSBC BANK PLC, LLOYDS TSB CAPITAL MARKETS and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (the “Mandated Lead Arrangers”);

(4)	LLOYDS TSB CAPITAL MARKETS as facility agent for the Banks (the “Facility Agent”);

(5)	LLOYDS TSB CAPITAL MARKETS as security agent for the Banks (the “Security Agent”); and

(6)	THE BANKS (as defined below).

IT IS AGREED as follows.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“1997 Private Placement” means the note purchase agreement dated 30 October 1997 relating to the issuance and sale by the Borrower of U.S.$170,000,000 aggregate principal amount of senior notes, comprising U.S.$130,000,000 6.89% Series A Senior Notes due 2007 and U.S.$40,000,000 6.97% Series B Senior Notes due 2009 as it may be amended from time to time (subject to the provisions of Clause 18.21 (Amendments)).

“2000 Private Placement” means the note purchase agreement dated 2 May 2000 relating to the issuance and sale by the Borrower of U.S.$400,000,000 aggregate principal amount of senior notes, comprising U.S.$25,000,000 7.69% Series A Senior Notes due 2005, U.S.$50,000,000 7.79% Series B Senior Notes due 2007, U.S.$135,000,000 7.94% Series C Senior Notes due 2010 and U.S.$190,000,000 8.07% Series D Senior Notes due 2012 as it may be amended from time to time (subject to the provisions of Clause 18.21 (Amendments)).

“Additional Guarantor” means any company which has become an Additional Guarantor in accordance with Clause 31 (Additional Guarantors).

“Adjusted Shareholders’ Equity” shall have the meaning ascribed thereto in the 2000 Private Placement as set out in the Appendix.

“Advance” means a Facility A Advance or a Facility B Advance.

“Amendment Agreement” means the amendment agreement dated on or about 5 December 2003, which amends this Agreement by way of a restatement of this Agreement.

“Applicable Accounting Principles” means those accounting principles, standards, practices and policies applied in the preparation of the audited consolidated accounts of the Borrower as at 31 December 2002 and for the financial year ended on that date.

“Approved Transaction” means the transactions set out in Schedule 14 (Approved Transactions) and such further transactions as may be approved by an Instructing Group from time to time.

“Asset Securitisation Programme” means the asset securitisation programme in relation to U.S. trade receivables pursuant, inter alia, to a purchase and sales agreement dated as of 23 December 1998 between the Originators (as therein defined), Cookson Receivables Corporation (“CRC”) and the Borrower and a receivables purchase agreement dated as of 23 December 1998 between CRC, the Borrower, Barton Capital Corporation and Société Générale, as amended from time to time.

“Associated Undertakings” shall have the meaning attributed to that term by paragraph 20 of Schedule 4A of the Companies Act 1985.

“Authorised Signatory” means, in relation to an Obligor or proposed Obligor, any person who is duly authorised (in such manner as may be reasonably acceptable to the Facility Agent) and in respect of whom the Facility Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor or proposed Obligor setting out the name and signature of such person and confirming such person’s authority to act.

“Available Cash” means:

(a)	cash in hand or on deposit at call or for periods up to 90 days with any bank or financial institution;

(b)	securities issued or guaranteed by the UK government, the United States government or the government of any other G7 country;

(c)	(i)	marketable debt securities rated at least A-2 by Moody’s Investors Service, Inc. or A by Standard & Poor’s Rating Service (taken at their market value as at the time for calculation); and

	(ii)	commercial paper rated at least A-1 by Standard & Poor’s Rating Service or P1 by Moody’s Investors Service, Inc.;

(d)	deposits made with the Commissioners of Inland Revenue in respect of which certificates of tax deposits have been issued by Her Majesty’s Treasury;

(e)	the face amounts of certificates of deposit issued by a bank or a building society rated at least A-2 by Moody’s Investors Service Inc. or A by Standard & Poor’s Rating Service;

(f)	money market funds rated, or held at an institution rated at least A-2 by Moody’s Investors Service, Inc. or A by Standard & Poor’s Rating Service (taken at their market value as at the time for calculation); and

(g)	any other instrument, security or investment approved in writing by an Instructing Group,

to the extent (i) denominated in any currencies freely convertible and freely transferable into sterling and (ii) beneficially owned by a member of the Group unencumbered by any Encumbrance.

“Available Commitment” means at any time (and save as otherwise provided herein), in relation to a Bank with respect to a Facility, such Bank’s Commitment under that Facility at such time minus:

(a)	the Sterling Amount of its participation in any outstanding Advances under that Facility; and

(b)	in relation to any proposed Advance under a Facility, the Sterling Amount of its participation in any Advances that are due to be made under that Facility on or before the proposed drawdown date for such proposed Advance, provided that such amount shall not be less than zero.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Bank’s Available Commitment in respect of that Facility.

“Bank” means any bank:

(a)	named in Schedule 1 (The Original Banks); or

(b)	which has become a party hereto in accordance with Clause 30.5 (Assignments by Banks) or Clause 30.6 (Transfers by Banks),

and which has not ceased to be a party hereto in accordance with the terms hereof.

“Business Day” means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a sum denominated in a currency other than the euro) the principal financial centre of the country of such currency; or

(b)	(in relation to any date for payment or purchase of a sum denominated in the euro) any TARGET Day.

“Capital Leases” shall have the meaning ascribed thereto in the 2000 Private Placement as set out in the Appendix.

“Closing Date” means the date on which this Agreement was originally entered into.

“Code” means, on any date, the United States Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Committed Acquisitions” means those committed acquisitions set out in Schedule 15 (Committed Acquisitions).

“Commitment” means a Facility A Commitment or a Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking in the form attached as Schedule 19 (Form of Confidentiality Undertaking) or in such other form as may be agreed between the Borrower and the Facility Agent.

“Consignment Agreements” means the consignment agreements listed in Part B of Schedule 12 (Consignment Providers and Agreements).

“Consignment Providers” means the institutions listed in Part A of Schedule 12 (Consignment Providers and Agreements).

“Consignment Lines” means each Consignment Agreement (as amended from time to time) for so long as it is available and has not been cancelled, and such other consignment agreements (if any) as may be made available to any member of the Group in connection with the provision of precious metals, for so long as they continue to be available.

“Consolidated Net Borrowings” has the meaning given to it in Clause 16.2 (Financial Definitions).

“Consolidated Total Assets” means at any time the aggregate of the items treated as “Total Fixed Assets” and “Total Current Assets” in the latest audited consolidated financial statements of the Borrower calculated and interpreted in accordance with Applicable Accounting Principles.

“Consolidated Indebtedness” shall have the meaning ascribed thereto in the 2000 Private Placement as set out in the Appendix.

“Convertible Bond” means the £80,000,000 7% convertible bond dated 21 September 1994 due 2 November 2004.

“Core Optional Currency” means each of dollars and euro.

“De-Leverage Requirement” means the requirement that the ratio of Consolidated Net Borrowings to Pro Forma Annualised EBITDA falls below [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] for any two consecutive three-month periods, each of which ends on a Quarter Date, determined by reference to the most recent financial statements delivered pursuant to Clause 15.3 (Quarterly Statements) and to the Compliance Certificates delivered pursuant to Clause 15.6 (Compliance Certificates).

“Disclosed Committed Disposals” means the disposals detailed in the Group’s cash flow forecasts and set out in Schedule 20 (Disclosed Committed Disposals).

“Dispute” means any dispute referred to in Clause 38 (Jurisdiction).

“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a U.S. Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states, being in part legislative measures to implement the third stage of EMU.

“Encumbrance” means (a) a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person, (b) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person or (c) any title transfer and retention arrangement.

“Environmental Claim” means any proceedings by any person pursuant to any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business, concerning pollution or protection of the environment or harm to or the protection of human health.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same shall be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a U.S. Guarantor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means:

(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan;

(e)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f)	the complete or partial withdrawal of any U.S. Guarantor or any ERISA Affiliate from a Multiemployer Plan; and

(g)	a U.S. Guarantor or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” means any circumstance described as such in Clause 19 (Events of Default).

“Excluded Repeated Representations” means each of Clauses 14.24 (Group Structure Chart), 14.25 (Material Intra-Group Loans) and 14.27 (Consignment Lines).

“Existing Cash Management Arrangements” means the arrangements set out in Schedule 17 (Existing Cash Management Arrangements).

“Existing Encumbrances” means the Encumbrances set out in Schedule 16 (Existing Encumbrances).

“Facility” means Facility A or Facility B as the case may be.

“Facilities” means Facility A and Facility B.

“Facility A” means the multicurrency revolving loan facility granted to the Borrower in this Agreement and referred to in sub-clause 2.1.1 of Clause 2.1 (Grant of the Facilities).

“Facility A Advance” means a revolving advance made or to be made by the Banks under Facility A or the principal amount outstanding for the time being of that Facility A Advance.

“Facility A Commitment” means:

(a)	in relation to an Original Bank, the amount set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Banks) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Bank, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Final Maturity Date” means 30 December 2006.

“Facility A Loan” means the aggregate principal amount for the time being outstanding under Facility A.

“Facility A Margin” means the percentage rate per annum determined in accordance with Clause 4.3 (Margin Ratchet) provided that prior to delivery of any financial information under Clause 15.3 (Quarterly Statements) hereunder the Facility A Margin shall be 1.50% per annum.

“Facility B” means the sterling term loan facility granted to the Borrower in this Agreement and referred to in sub-clause 2.1.2 of Clause 2.1 (Grant of the Facilities).

“Facility B Advance” means a term advance made or to be made by the Banks under Facility B, or the principal amount outstanding for the time being of that Facility B Advance.

“Facility B Availability Period” means the period commencing on 24 October 2004 and ending on 15 November 2004 (inclusive).

“Facility B Commitment” means:

(a)	in relation to an Original Bank, the amount set opposite its name under the heading “Facility B Commitment” in Schedule 1 (The Original Banks) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Bank, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Final Maturity Date” means 31 December 2005, provided that if the aggregate of the Facility B Commitments of the Banks have been reduced to at least £40,000,000 on or prior to 31 December 2005, the Facility B Final Maturity Date shall be automatically extended to 31 March 2006.

“Facility B Loan” means the aggregate principal amount for the time being outstanding under Facility B.

“Facility B Margin” means the percentage rate per annum determined in accordance with Clause 4.3 (Margin Ratchet).

“Facility Office” means, in relation to the Facility Agent, the office identified with its signature below or such other office as it may select by written notice and, in relation to any Bank, the office notified by it to the Facility Agent in writing prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee) or such other office as it may from time to time select by written notice to the Facility Agent.

“Fee Letters” means the fee letters referred to in Clauses 21.3 (Front End Fee) and 21.5 (Facility Agency and Security Agency Fee).

“Final Maturity Date” means in relation to Facility A, the Facility A Final Maturity Date or in relation to Facility B, the Facility B Final Maturity Date.

“Finance Documents” means this Agreement, any Guarantor Accession Memorandum, the Fee Letters, the Security Documents, the Security Agency Agreement, the Amendment Agreement and any documents evidencing the terms of any other agreement or document that may be entered into or executed pursuant to any of the foregoing by any Obligor and any other document designated as such by the Facility Agent and the Borrower.

“Finance Parties” means the Facility Agent, the Security Agent, the Mandated Lead Arrangers and the Banks.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	Indebtedness for Borrowed Money;

(b)	any documentary credit facility (save to the extent that any indebtedness owed by a member of the Group to the financial institution providing such a documentary credit facility is being duly disputed in good faith);

(c)	any interest rate swap, currency swap, forward foreign exchange transaction, cap, floor, collar or option transaction or any combination thereof or any other treasury transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and the amount of the Financial Indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of such transaction at the relevant time); and

(d)	any guarantee, indemnity, bond, standby letter of credit or any other instrument issued in connection with the performance of any obligation of any person falling within (a), (b) or (c) above.

“Financial Quarter” means each period of three months ending on a Quarter Date.

“GAAP” means, in relation to any person, generally accepted accounting principles in the jurisdiction of organisation of such person.

“Group” means the Borrower and its subsidiaries for the time being.

“Group Structure Chart” means the Group structure chart originally delivered to the Facility Agent pursuant to Schedule 3 (Conditions Precedent), as such chart may be updated from time to time in accordance with the provisions of Clause 15.8 (Group Structure Chart).

“Guarantor Accession Memorandum” means a memorandum substantially in the form set out in Schedule 6 (Form of Guarantor Accession Memorandum).

“Guarantors” means each of the Original Guarantors and each Additional Guarantor.

“Indebtedness for Borrowed Money” means at any time the aggregate of the line items treated as “Borrowings” under “Creditors: amounts falling due within one year” and all line items covering types of indebtedness referred to in paragraphs (a) to (j) below under “Creditors: amounts falling due after more than one year” in the consolidated financial statements of the Borrower, calculated and interpreted in accordance with the Applicable Accounting Principles. For the avoidance of doubt: (i) the line items referred to above incorporate the types of indebtedness referred to in paragraphs (a) to (i) below, and to the extent that such types of indebtedness are not already incorporated in such line items they will be added thereto together with types of indebtedness referred to in paragraph (j) below (which will always be added to the line items referred to above); and (ii) where a member of the Group does not produce financial statements, its “Indebtedness for Borrowed Money” means indebtedness of the types referred to in paragraphs (a) to (j) below:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any amount raised pursuant to any issue of shares which are expressed to be redeemable;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance or capital lease;

(f)	the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

(g)	receivables sold or discounted (to the extent that such are sold or discounted on a recourse basis);

(h)	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance but excluding for the avoidance of doubt any arrangements which would in accordance with GAAP in the relevant jurisdiction be treated as an operating lease;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and where the primary reason for raising such amount is to raise finance; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Information Drop” means the information contained in:

(a)	the Bank presentation made by the Borrower dated 10 November 2003; and

(b)	the information memorandum provided by the Borrower to the Banks, prior to the date of the Amendment Agreement.

“Instructing Group” means:

(a)	whilst there are no Advances outstanding, a Bank or Banks whose Commitments amount in aggregate to more than sixty-six and two thirds per cent. of the Total Commitments; and

(b)	whilst at least one Advance is outstanding, a Bank or Banks to whom in aggregate more than sixty-six and two thirds per cent. of the Sterling Amount of the Loan is (or, immediately prior to its repayment, was then) owed.

“Intellectual Property Rights” means all permits, patents, trade marks, service marks, designs, trade names, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow, franchises and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all licences, applications, rights to use and monies deriving from any such intellectual property.

“Interest Period” means in relation to an Advance, each period determined in accordance with Clause 4.4 (Selection of Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 23 (Default Interest and Break Costs).

“Intra-Group Loans” means loans between members of the Group but excluding, for the avoidance of doubt, current accounts.

“Investment Grade Credit Rating” means, with respect to the Borrower, a credit rating as set out below, from at least two of the rating agencies referred to below:

(a)	BBB- or better granted by Standard & Poor’s Ratings Group; or

(b)	Baa3 or better granted by Moody’s Investors Service, Inc.; or

(c)	BBB- or better granted by Fitch Ratings.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Legal Opinions” means the legal opinions, delivered on or about the date of the Amendment Agreement, of:

(a)	Clifford Chance, London with respect to English law;

(b)	Clifford Chance, Amsterdam with respect to Dutch law;

(c)	Clifford Chance, Hong Kong with respect to Hong Kong law;

(d)	Clifford Chance, Frankfurt with respect to German law;

(e)	Clifford Chance, London with respect to New York law;

(f)	Blake Cassels & Graydon LLP with respect to Canadian law; and

(g)	Aird & Berlis LLP with respect to Canadian law.

“LIBOR” means, in relation to any amount to be advanced to, or owing by, an Obligor hereunder on which interest for a given period is to accrue:

(a)	the percentage rate per annum equal to the offered quotation which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate for the currency of the relevant amount (being currently “3740” or, as the case may be, “3750”) for such period at or about 11.00 a.m. on the Quotation Date for such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average British Bankers Association Interest Settlement Rate for the relevant currency of such Advance or such other sum as the Facility Agent, after consultation with the Banks and the Borrower, shall select; or

(b)	if no quotation for the relevant currency and the relevant period is displayed and the Facility Agent has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was (or, if one or more of the

Reference Banks cannot or does not supply an offering rate, at least two Reference Banks were) offering to prime banks in the London interbank market deposits in the currency of such amount and for such period at or about 11.00 a.m. on the Quotation Date for such period.

“LMA” means the Loan Market Association.

“Loan” means the Facility A Loan and the Facility B Loan.

“Mandatory Cost Rate” means the cost, expressed as a rate per annum, determined by the Facility Agent as being imputed to the Banks (based on a notification by each Bank to the Facility Agent of the nature of any relevant costs referred to below as being applicable to that Bank prior to that Bank becoming a Bank and otherwise from time to time) of compliance with:

(a)	the mandatory liquid assets requirements of the Bank of England and the Financial Services Authority during an Interest Period, determined in accordance with Schedule 8 (Mandatory Costs); and

(b)	any reserve asset requirement of the European Central Bank or any other applicable central bank in relation to an Advance or the funding of an Advance.

“Mandatory Prepayment Account” means an interest-bearing account held in England, in the name of the Borrower, with the Facility Agent, and identified as a mandatory prepayment account (as the same may be redesignated, substituted or replaced from time to time), from which no withdrawals may be made by the Borrower other than pursuant to and in accordance with paragraph (b) of sub-clause 8.9.1 of Clause 8.9 (Mandatory Prepayment from Insurance Proceeds), sub-clause 8.10.1 of Clause 8.10 (Mandatory Prepayment from Debt Capital Markets Issues) or, as the case may be, Clause 8.11 (Mandatory Prepayment Accounts).

“Margin” means the Facility A Margin or the Facility B Margin, as the case may be.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on the ability of an Obligor to perform its obligations under the Finance Documents.

“Minimum Security Amount” means, on any day, the aggregate of 20% of:

(a)	870,200,000 (being the Adjusted Shareholders’ Equity) as at 31 December 2002;

(b)	(i)	the sterling equivalent of $610,000,000, being as at 26 September 2003, £367,643,000, (being the aggregate of the Consolidated Indebtedness under the 1997 Private Placement, the 2000 Private Placement and the deferred consideration in respect of Asia Chemicals); and

	(ii)	£105,643,000 (being the aggregate of the Convertible Bond and other Consolidated Indebtedness or the sterling equivalent to the extent such Consolidated Indebtedness is not determined in sterling, as at 26 September 2003), which as at 26 September 2003 is an amount of £473,286,000 (such calculation illustrated in Schedule 14 (Calculation of Sub-Paragraph (B) of Minimum Security Amount); and

(c)	the Variable Factor on such day,

less

the Permitted Priority Indebtedness Amount, provided that if the Minimum Security Amount is to be determined on the making of a declaration under Clause 19.20 (Acceleration and Cancellation), the amount deducted pursuant hereto in respect of the Permitted Priority Indebtedness Amount shall be equal to the lower of the Permitted Priority Indebtedness Amount and the sterling equivalent of the actual amount of Priority Indebtedness (excluding the Sterling Amount of the Loan) outstanding at such time.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) ERISA) contributed to for employees of (i) any U.S. Guarantor or (ii) any ERISA Affiliate.

“Net Disposal Proceeds” means the proceeds (including any amount received in repayment of intercompany debt in connection with such disposal) of any disposal by any member of the Group after deducting:

(a)	reasonable fees and out of pocket expenses incurred by the seller in connection with such disposal;

(b)	any amount necessary to discharge any liability to any creditor with a priority claim over the disposal proceeds provided it is so applied;

(c)	VAT paid or payable by the seller in connection with such disposal;

(d)	any other tax incurred and required to be paid by the seller in connection with such disposal (as reasonably determined by the seller, acting in good faith, on the basis of existing rates and taking account of any available credit, deduction or allowance); and

(e)	for the avoidance of doubt, in the case of a disposal of a business or company, any amount required to repay Indebtedness for Borrowed Money incurred by such company or in respect of such business or any liability under a precious metal consignment arrangement of such business or company.

provided that for the purposes of Clause 8.8 (Mandatory Prepayment from Disposals) the following disposal proceeds shall not constitute Net Disposal Proceeds:

(i)	the proceeds received in respect of any Disclosed Committed Disposal marked with “*”;

(ii)	the proceeds received in respect of any disposal referred to in paragraph (a) of Clause 18.11.1 (Disposals) save to the extent that such proceeds arise from a disposal of real estate, buildings, companies or businesses or of any other asset where the Net Disposal Proceeds arising from the disposal of such other asset are in excess of £5,000,000;

(iii)	the proceeds received in respect of any disposal referred to in paragraphs (b), (c) and (g) of sub-clause 18.11.1 of Clause 18.11 (Disposals);

(iv)	the proceeds received in respect of any disposal of receivables under the Asset Securitisation Programme subject to a maximum aggregate amount of $70,000,000 at any time outstanding;

(v)	the proceeds received in respect of any disposal of receivables in connection with any other debt factoring, securitisation or similar arrangement entered into by a member of the Group other than an Obligor in the ordinary course of its business, subject to a maximum aggregate amount of $50,000,000 at any time outstanding;

(vi)	the proceeds received in respect of any disposal (excluding, for the avoidance of doubt, any proceeds received in respect of any disposal forming part of Project Blue), to the extent that such proceeds are promptly applied in or towards the purchase of replacement assets of comparable or superior quality which are relevant to the business of the Group;

(vii)	such portion of any proceeds in respect of any disposal which, pursuant to the contractual arrangements relating to such disposal and for so long as the restrictions arising therefrom apply, are blocked, cannot be economically transferred or are otherwise unavailable to the relevant member of the Group;

(viii)	the proceeds received in respect of any single disposal, or series of related disposals, which do not exceed £1,000,000 provided always that the maximum aggregate amount of all proceeds falling within this paragraph (viii) shall not, at any time, exceed £5,000,000; and

(ix)	any proceeds approved in writing by an Instructing Group.

“Notice of Drawdown” means a notice substantially in the form set out in Part A (Notice of Drawdown) of Schedule 4.

“Notice Period” means:

(a)	in respect of either an existing Advance or a proposed Advance denominated in sterling, the period commencing ten Business Days before the last day of the current Interest Period of such an existing Advance or, as the case may be, the proposed date for the making of such an Advance and ending 9.00 a.m. on the last day of the current Interest Period of such an existing Advance or, as the case may be, the proposed date for the making of the Advance; and

(b)	in respect of either an existing Advance or a proposed Advance denominated in any other currency, the period commencing ten Business Days before the last day of the current Interest Period of such an existing Advance or, as the case may be, the proposed date for the making of such an Advance and ending 3.00 p.m. three Business Days before the last day of the current Interest Period of such an existing Advance or, as the case may be, the proposed date for the making of the Advance.

“Notification Time” means:

(a)	in respect of Interest Periods relating to Advances denominated in sterling, 10.30 a.m. on the first day of such Interest Period; and

(b)	in respect of Interest Periods relating to Advances denominated in Optional Currencies, 10.30 a.m. on the day two Business Days before the first day of such Interest Period.

“Obligors” means the Borrower and the Guarantors.

“Optional Currency” means any currency (except sterling) which (other than in the case of a Core Optional Currency):

(a)	is freely transferable and freely convertible into sterling;

(b)	is available to banks in the London interbank market; and

(c)	has been previously approved in writing by the Facility Agent (acting on the instructions of all the Banks) as an optional currency for the purpose of any utilisation or denomination of any Facility A Advance at least three Business Days prior to delivery of the Notice of Drawdown for such Facility A Advance, but, in the case of the currency of all Participating Member States, the euro shall be an Optional Currency only in the form of the euro unit.

“Original Bank” means a financial institution named in Schedule 1 (The Original Banks).

“Original Financial Statements” means:

(a)	in relation to the Borrower, its audited consolidated financial statements for its financial year ended 31 December 2002; and

(b)	in relation to any other Obligor, (where such financial statements are prepared) its financial statements delivered as a condition precedent to the Amendment Agreement or Schedule 7 (Additional Conditions Precedent) as applicable.

“Original Guarantor” means each of those companies named in Schedule 10 (Original Guarantors).

“Original Obligors” means the Borrower and the Original Guarantors.

“Original Sterling Amount” means in relation to an Advance, the amount specified in the Notice of Drawdown relating thereto, as the same may be reduced pursuant to Clause 3.4 (Reduction of Available Commitment) or, in the case of a Facility A Advance, if such Advance is not denominated in sterling, the equivalent of such amount (as the same may be so reduced) in sterling, calculated as at the date of such Notice of Drawdown.

“Participating Member State” means any member state of the European Union which has adopted the euro as its lawful currency at the relevant time.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Permitted Encumbrance” means:

(a)	any netting or set-off arrangement entered into by an Obligor in the normal course of its banking arrangements;

(b)	any security for costs provided by any member of the Group in order to enable it to continue with court proceedings which are being brought by it or being defended by it in good faith.

(c)	any retention of title arrangement entered into by any member of the Group in the normal course of its trading activities on the counterparty’s standard or usual terms.

(d)	any Encumbrance arising by operation of law or which is otherwise incidental to the normal conduct of the business of the Borrower or any other member of the Group or the ownership of their properties and which is not incurred in connection with the incurrence of Private Placement Indebtedness and which does not in the aggregate materially impair the use of such property in the operation of the business of the Borrower and the other members of the Group taken as a whole;

(e)	any Encumbrance in respect of taxes payable by a U.S. Guarantor, where such taxes have not yet become subject to penalties for non-payment or the amount and validity of which is being contested in good faith by appropriate proceedings by the U.S. Guarantor.

(f)	any Encumbrance created or outstanding with the prior written consent of an Instructing Group.

(g)	any Encumbrance created by any Precious Metal Company which is party to a Consignment Agreement, in favour of or for the benefit of one or more Consignment Providers, to protect or improve their position as consignors under the Consignment Agreements, provided that such Encumbrance shall only be created over the business and assets of any Precious Metal Company;

(h)	any Encumbrance arising under or evidenced by a Security Document;

(i)	any Encumbrance (i) in respect of property acquired or constructed by the Borrower or any other member of the Group after the date on which this Agreement was originally entered into, which Encumbrance is created at the time of acquisition or completion of construction of such property (or during the period of such construction) or within 120 days thereafter, to secure Private Placement Indebtedness incurred or assumed to finance all or any part of the purchase price of the acquisition or cost of construction of such property (or any improvement thereon), (ii) on property at the time of the acquisition thereof by the Borrower or any other member of the Group, whether or not the Private Placement Indebtedness secured thereby is assumed by the Borrower or such other member of the Group (and not incurred in anticipation thereof), and (iii) on assets of a person at the time such person becomes a member of the Group or (if permitted under this Agreement) merges into or consolidates with the Borrower or any other member of the Group (and not incurred in anticipation thereof), provided that in the case of clauses (i) and (ii) above the aggregate principal amount of Private Placement Indebtedness secured by any such Encumbrance in respect of any such property shall not exceed the fair market value of such property and in the case of clauses (i), (ii) and (iii) above no such Encumbrance shall extend to or cover any other property of the Borrower or any other member of the Group;

(j)	any Encumbrance incurred or deposit made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds or purchase, construction or sales contracts and other similar obligations, in each case not incurred in connection with the incurrence of Private Placement Indebtedness;

(k)	any Existing Encumbrances (not falling within any other paragraph of this definition);

(l)	any Encumbrance securing any obligations in respect of any letter of credit or guarantees of any Obligor subject to a maximum aggregate amount of £20,000,000; and

(m)	in addition to any Encumbrances subsisting pursuant to paragraphs (a) to (l) above any other Encumbrances, provided that the aggregate amount secured by all such Encumbrances falling within this paragraph (m) does not at any time exceed £10,000,000, and provided further that not more than an aggregate amount of £5,000,000 which is secured by such Encumbrances can be Priority Indebtedness.

For the purpose of this definition “property” or “properties” shall have the meaning ascribed thereto in the 2000 Private Placement (set out in the Appendix).

“Permitted Priority Indebtedness Amount” means £70,000,000.

“Person” shall have the meaning ascribed thereto in the 2000 Private Placement (as set out in the Appendix).

“Potential Event of Default” means any event which might reasonably be expected to become (with the expiry of any grace period, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

“Precious Metal Company” means those companies set out in Schedule 18 (Precious Metal Companies) and with the prior written consent of an Instructing Group, such other companies as the Borrower may from time to time request.

“Priority Indebtedness” shall have the meaning ascribed thereto in the 2000 Private Placement (as set out in the Appendix).

“Priority Indebtedness Excess” means the amount (if any) by which the amount of “Priority Indebtedness” (excluding the Sterling Amount of the Loan) exceeds (notwithstanding the provisions of Clause 18.29 (Permitted Priority Indebtedness Amount)) the Permitted Priority Indebtedness Amount.

“Private Placement Indebtedness” shall have the meaning ascribed to “Indebtedness” in the 2000 Private Placement (as set out in the Appendix).

“Pro Forma Annualised EBITDA” means for any Financial Quarter, EBITDA (determined without taking account of the EBITDA attributable to any company or business acquired or disposed of during such Financial Quarter) in respect of such Financial Quarter, multiplied by four plus in the case of any company or business that has been acquired during such Financial Quarter, the annualised EBITDA attributable to such company or business (determined by reference to the EBITDA of such company or business for the Relevant Period which ended immediately prior to the commencement of such Financial Quarter, divided by twelve, multiplied by four times the length of the period (in months or part thereof expressed as a number rounded upwards to one decimal place) of ownership of such company or business during such Financial Quarter) less in the case of any company or business which has been disposed of during such Financial Quarter, the EBITDA attributable to such company or business for the Relevant Period which ended immediately prior to the commencement of such Financial Quarter, divided by twelve, and multiplied by four times the length of the period (in months or part thereof, expressed as a number rounded upwards to one decimal place) of ownership of such company or business during such Financial Quarter.

“Pro Forma EBITDA” has the meaning as set out in Clause 16.2 (Financial Definitions).

[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] means the [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] relating to the [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] described as [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] in the Information Memorandum delivered by the Borrower to the Banks as part of the Information Drop.

“Proportion” means, in relation to a Bank:

(a)	whilst no Advances are outstanding, the proportion borne by its Facility A Commitment and Facility B Commitment to the Total Commitments (or, if the Total Commitments are then zero, by its Facility A Commitment and Facility B Commitment to the Total Commitments immediately prior to their reduction to zero); or

(b)	whilst at least one Advance is outstanding, the proportion borne by its share of the Sterling Amount of the Loan to the Sterling Amount of the Loan.

“Qualifying Lender” means:

(a)	in respect of a payment made by an Obligor incorporated in the United Kingdom, a Bank which is a bank for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 which is within the charge to United Kingdom corporation tax as regards interest payable or paid to it under this Agreement and is beneficially entitled to such interest.

(b)	in respect of a payment made by a U.S. Guarantor which would be required under the Code to pay United States source interest in connection with any Finance Document, a Bank which is:

(i)	created or organised under the laws of the United States of America or of any state (including the District of Columbia) thereof; or

(ii)	a Treaty Lender with respect to the United States of America that is entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income taxes, provided such Bank timely has delivered to the Facility Agent for transmission to the U.S. Guarantor making such payment two original copies of Internal Revenue Service Form W-8BEN (or any successor form) certifying that it is a resident of a foreign country with which the United States has an income tax treaty; or

(iii)	entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income taxes as a result of such payments being effectively connected with the conduct by such Bank of a trade or business within the United States, provided such Bank timely has delivered to the Facility Agent for transmission to the U.S. Guarantor making such payment two original copies of either (1) Internal Revenue Service Form W-8ECI (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Bank of a trade or business within the United States or (2) Internal Revenue Service Form W-8BEN (or any successor form) claiming exemption from withholding in respect of payments made pursuant to the Finance Documents under the portfolio interest exemption or (3) such other applicable form prescribed by the IRS certifying as to such Bank’s entitlement to exemption from United States withholding tax with respect to all payments to be made to such Bank under the Finance Documents.

“Quarter Date” has the meaning given to it in Clause 16.2 (Financial Definitions).

“Quotation Date” means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

“Reference Banks” means the principal London offices of Citibank, N.A., Lloyds TSB Bank plc, Bank of America, N.A. and HSBC Bank plc or such other banks as may be appointed as such by the Facility Agent after consultation with the Borrower.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time hereafter in effect.

“Relevant Intercompany Loans” means the intercompany loans arising in respect of: (1) the loan from the Borrower to Cookson Overseas Limited in the amount of USD42,800,000 in respect of Cookson Overseas Limited’s acquisition of Premier Refractories Holdings Limited; and (2) the loan from the Borrower to Premier Refractories Holdings Limited in the amount of £31,092,698.38 in respect of the repayment of third party indebtedness.

“Relevant Tax” means a tax imposed or levied by or in (or by any political sub-division or taxing authority of any of the following):

(a)	the UK; or

(b)	any jurisdiction in or through which any payment under the Finance Documents is made.

“Repayment Date” means, in relation to any Facility A Advance, the last day of the Interest Period thereof.

“Repeated Representations” means:

(a)	in respect of the Borrower, each of the representations set out in Clause 14.1 (Status) to Clause 14.4 (Execution of the Finance Documents), Clause 14.13 (No Material Defaults), Clause 14.15 (ERISA and Multiemployer Plans) to Clause 14.17 (Investment Companies), Clause 14.19 (No Event of Default), Clause 14.23 (Taxation), Clause 14.24 (Group Structure Chart), Clause 14.25 (Material Intra-Group Loans) and Clause 14.27 (Consignment Lines); and

(b)	in respect of each Obligor (other than the Borrower or a U.S. Guarantor), each of the representations set out in Clause 14.1 (Status) to Clause 14.4 (Execution of the Finance Documents) and Clause 14.23 (Taxation); and

(c)	in respect of each U.S. Guarantor, each of the representations set out in Clause 14.1 (Status) to Clause 14.4 (Execution of the Finance Documents), Clause 14.15 (ERISA and Multiemployer Plans) to Clause 14.17 (Investment Companies) and Clause 14.23 (Taxation).

“Required Quarterly Information” means, with respect to any Financial Quarter:

(a)	the balance sheet as at the end of such Financial Quarter;

(b)	the cash-flow statements for such Financial Quarter;

(c)	the profit and loss account for such Financial Quarter;

(d)	a comparison against the forecast (and the reforecast, if any) for such Financial Quarter;

(e)	a reforecast for the remainder of the Financial Quarters falling in the same financial year as such Financial Quarter; and

(f)	management commentary thereon describing (inter alia) any material differences between the results of such Financial Quarter and the forecast (and the reforecast, if any) for such Financial Quarter, together with an analysis of the reasons therefor.

For the purposes of this definition:

“forecast” means the forecast as set out for the 2004 financial year of the Borrower in paragraph (b) of the Information Drop as updated pursuant to Clause 15.7 (Annual Profit and Loss and Cash Flow Forecasts).

“reforecast” means the adjustment of the annual forecast as set out in the latest budget of the Borrower provided by its management on a quarterly basis.

“Rollover Advance” means a Facility A Advance which is used to refinance in whole or in part a maturing Facility A Advance and which is in an amount equal to or less than such maturing Facility A Advance, and in the same currency as such maturing Facility A Advance unless it arises under Clause 3.2 (Conditions for Drawing a Facility A Advance in an Optional Currency), and is to be drawn on the day such maturing Facility A Advance is to be repaid.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Security” means the security from time to time constituted by or pursuant to the Security Documents and the guarantees and indemnities provided hereunder.

“Security Agency Agreement” means the security agency agreement dated on or about the date on which this Agreement was originally entered into and made between, inter alia, the Facility Agent, the Security Agent and the Banks.

“Security Documents” means each of the documents listed in Schedule 11 (Security Documents) and any other agreement or document pursuant to which any member of the Group creates any security interest in favour of the Finance Parties (or the Security Agent on their behalf) for all or any part of the obligations of the Obligors or any of them under any of the Finance Documents.

“Security Recourse Amount” means the maximum aggregate amount which may be recovered and retained by the Banks following enforcement of the security created by or pursuant to the Security Documents and/or enforcement of the guarantees and indemnities in accordance with Clause 20 (Guarantee and Indemnity), subject to the limitations imposed by Section 10.4 of the 2000 Private Placement.

“Selection Notice” means a notice substantially in the form set out in Part B (Selection Notice) of Schedule 4.

“Sterling Amount” means:

(a)	in relation to any Advance, its Original Sterling Amount as reduced by the proportion (if any) of such Advance which has been repaid;

(b)	in relation to the Facility A Loan, the aggregate of the Sterling Amounts of the outstanding Facility A Advances; and

(c)	in relation to the Facility B Loan, the aggregate of the Sterling Amounts of the outstanding Facility B Advances.

“Subsequent Participant” means a member state that adopts the euro as its lawful currency after 1 January 1999.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 9.1 (Tax gross-up) or a payment under Clause 9.2 (Tax indemnity).

“Total Commitments” means, at any time, the aggregate of the Banks’ Commitments in respect of each of Facility A and Facility B.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) or in such other form as may be agreed between the Borrower and the Facility Agent signed by a Bank and a Transferee under which:

(a)	such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank’s rights, benefits and obligations under the Finance Documents upon and subject to the terms and conditions set out in Clause 30.3 (Assignments and Transfers by Banks); and

(b)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Facility Agent as contemplated in Clause 30.6 (Transfers by Banks).

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in such Transfer Certificate.

“Transferee” means a person to which a Bank seeks to transfer by novation all or part of such Bank’s rights, benefits and obligations under the Finance Documents.

“Treaty Lender” means, in respect of a jurisdiction, a Bank entitled under the provisions of a double taxation treaty to receive payments of interest from a person resident in that jurisdiction without a Tax Deduction (subject to the completion of any necessary procedural formalities).

“Treaty on European Union” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February 1992 and came into force on 1 November 1993).

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means the unpaid balance of any of the sums referred to in Clause 23.1 (Default Interest Periods).

“U.S. Guarantor” means any Guarantor whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Tax” means any federal, state, local or foreign income, gross receipts, license, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), real property, personal property, sales, use, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Variable Factor” means, on any day, the Sterling Amount of the Loan on such day.

1.2	Interpretation

Any reference in this Agreement to:

the “Facility Agent” or the “Security Agent” or any “Bank” shall be construed so as to include its and any subsequent successors and permitted transferees and assigns in accordance with their respective interests;

“aggregate basis” shall be construed as a reference to the aggregate assets or, as the case may be, the aggregate turnover of a company and its subsidiaries, calculated by aggregating the total assets of such company and each of its subsidiaries or, as the case may be, the (unconsolidated) turnover of such company and each of its subsidiaries (but in each case excluding all inter-company items);

“continuing”, in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been remedied or waived in accordance with the terms hereof and, in relation to a Potential Event of Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof;

the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency;

a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

“Lloyds TSB Capital Markets” is a reference to Lloyds TSB Capital Markets, part of Lloyds TSB Bank plc.

a “member state” shall be construed as a reference to a member state of the European Union;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(a)	if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month; and

(c)	if the first day of such period begins on the last day in a calendar month, such period shall end on the last Business Day in the next succeeding calendar month,

(and references to “months” shall be construed accordingly);

a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

a “subsidiary” of a company or corporation means any other company or corporation which is a “subsidiary undertaking” of such company or corporation as defined pursuant to Section 258 of the Companies Act 1985;

a “successor” shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

“tax(es)” shall be construed so as to include any present or future tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

a “wholly-owned subsidiary” of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries; and

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.3	Currency Symbols and Definitions

1.3.1	“£” and “sterling” denote lawful currency of the United Kingdom and “$” and “dollars” denote lawful currency of the United States of America.

1.3.2	“euro” means the single currency unit of the European Union as constituted by the Treaty on European Union as referred to in EMU Legislation and “euro unit” means the currency unit of the euro as defined in EMU Legislation.

1.4 Agreements and Statutes

Any	reference in this Agreement to:

1.4.1	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented save that references to the “1997 Private Placement” and the “2000 Private Placement” shall be construed as references to such agreements as amended from time to time, subject to the provisions of Clause 18.21 (Amendments); and

1.4.2	a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.5	Headings

Clause	and Schedule headings are for ease of reference only.

1.6	Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.

1.7	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2.	THE FACILITIES

2.1	Grant of the Facilities

The Banks have granted to the Borrower, upon the terms and subject to the conditions hereof:

2.1.1	a multicurrency revolving loan facility in an aggregate amount of £108,000,000 or its equivalent from time to time in Optional Currencies; and

2.1.2	a sterling term loan facility in an aggregate amount of £80,000,000.

2.2	Purpose and Application

2.2.1	Facility A is intended for general corporate financing requirements and, accordingly, the Borrower shall apply all amounts raised by it under Facility A in or towards satisfaction of its general corporate financing requirements and none of the Finance Parties shall be obliged to concern themselves with such application.

2.2.2	Facility B is to be used to refinance the Convertible Bond and, accordingly, the Borrower shall apply all amounts raised by it under Facility B in or towards satisfaction of the refinancing of the Convertible Bond.

2.3	Conditions Precedent

The conditions precedent to the availability of the Facilities (being the documents and other evidence listed in Schedule 3 (Conditions Precedent)), and to the amendments to this Agreement pursuant to the Amendment Agreement (being the documents and other evidence listed in Schedule 1 (Conditions Precedent) of the Amendment Agreement) have been satisfied.

2.4	Banks’ Obligations Several

The obligations of each Bank are several and the failure by a Bank to perform its obligations hereunder shall not affect the obligations of an Obligor towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

2.5	Banks’ Rights Several

The rights of each Finance Party are several and any debt arising hereunder at any time from an Obligor to any Finance Party hereto shall be a separate and independent debt. Each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

2.6	Parallel Debt in The Netherlands

2.6.1	Without prejudice to the provisions of this Agreement and for the purpose of ensuring and preserving the validity and continuity of the security rights granted and to be granted to the Security Agent (for the purposes of this Clause 2.6 only, the “Dutch Pledgee”) under or pursuant to the Dutch Security Documents each Pledgor (as defined in each Dutch Security Document, for the purpose of this Clause 2.6 only, a “Dutch Pledgor”) hereby irrevocably and unconditionally undertakes to pay to the Dutch Pledgee amounts equal to and in the currency of its Principal Obligations (as defined in each Dutch Security Document, and for the purposes of this Clause 2.6 only, the “Principal Obligations”) from time to time due in accordance with the terms and conditions of such Principal Obligations (such payment undertaking and the obligations and liabilities which are the result thereof the “Dutch Parallel Debt”).

2.6.2	Each Dutch Pledgor and the Dutch Pledgee acknowledge that (a) for this purpose the Dutch Parallel Debt constitutes undertakings, obligations and liabilities of such Dutch Pledgor to the Dutch Pledgee under the relevant Dutch Security Document which are separate and independent from, and without prejudice to, the corresponding Principal Obligations which such Dutch Pledgor has to any Finance Party and (b) that the Dutch Parallel Debt represents the Dutch Pledgee’s own claims (vorderingen op naam) to receive payment of the Dutch Parallel Debt by such Dutch Pledgor, provided that the total amount which may become due under the Dutch Parallel Debt shall never exceed the total amount which may become due under such Dutch Pledgor’s Principal Obligations.

2.6.3	Every payment of monies made by a Dutch Pledgor to the Dutch Pledgee shall (conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application) be in satisfaction pro tanto of the covenant by such Dutch Pledgor contained in sub-clause 2.6.1, provided that if any such payment as is mentioned above is subsequently avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, liquidation or similar laws of general application the Dutch Pledgee shall be entitled to receive the amount of such payment from such Dutch Pledgor and such Dutch Pledgor shall remain liable to perform the relevant obligation and the relevant liability shall be deemed not to have been discharged.

2.6.4	Subject to the provision in sub-clause 2.6.3, but notwithstanding any of the other provisions of this Clause 2.6:

(a)	the total amount due and payable by a Dutch Pledgor as Dutch Parallel Debt under this Clause 2.6 shall be decreased to the extent that an Obligor shall have paid any amounts to the Beneficiaries (as defined in each Dutch Security Document, for the purpose of this Clause 2.6 only, the “Beneficiaries”) or any of them to reduce such Dutch Pledgor’s outstanding Principal Obligations or any Beneficiary otherwise receives any amount in payment of the Principal Obligations (other than by virtue of sub-clause 2.6.4(b)); and

(b)	to the extent that a Dutch Pledgor shall have paid any amounts to the Dutch Pledgee under the Dutch Parallel Debt or the Dutch Pledgee shall have otherwise received monies in payment of the Dutch Parallel Debt, the total amount due and payable under the Principal Obligations shall be decreased as if said amounts were received directly in payment of the Principal Obligations.

For the purposes of this Clause 2.6:

“Dutch Security Documents” means each of the following:

(i)	Dutch law Pledge over Shares executed by Cookson Overseas Limited over shares in Cookson Holdings B.V. in favour of the Security Agent (for itself and as agent for the Banks);

(ii)	Dutch law Pledges over Shares executed by Cookson Holdings B.V. over shares in Alpha-Fry Technologies B.V., Cookson Drijfhout B.V. and Central European Refractory Technology B.V. in favour of the Security Agent (for itself and as agent for the Banks);

(iii)	Dutch law Pledge over Intellectual Property Rights executed by Cookson Holdings B.V. in favour of the Security Agent (for itself and as agent for the Banks);

(iv)	Dutch law Pledge over Receivables executed by Cookson Holdings B.V. in favour of the Security Agent (for itself and as agent for the Banks);

(v)	Dutch law Pledge over Intellectual Property Rights executed by Enthone B.V. (formerly known as Enthone-OMI (Benelux) B.V.) in favour of the Security Agent (for itself and as agent for the Banks); and

(vi)	Dutch law Pledge over Receivables executed by Enthone B.V. (formerly known as Enthone-OMI (Benelux) B.V.) in favour of the Security Agent (for itself and as agent for the Banks).

2.7	Parallel Debt in Germany

2.7.1	Without prejudice to the provisions of this Agreement and for the purpose of ensuring and preserving the validity and continuity of the security rights granted and to be granted by each of Cookson GmbH and Polyclad Europe GmbH under or pursuant to the German Security Documents each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent (for the purposes of this Clause only, the “German Pledgee”) amounts equal to and in the currency of any amounts owing by it to a Finance Party (other than the Security Agent (the “German Principal Obligations”)) from time to time due by such Obligor in accordance with the terms and conditions of the German Principal Obligations (such payment undertaking and the obligations and liabilities which are the result thereof the “German Parallel Debt”).

2.7.2	Each Obligor and the German Pledgee acknowledge that (a) for this purpose the German Parallel Debt constitutes undertakings, obligations and liabilities of an Obligor to the German Pledgee under this Agreement which are separate and independent from, and without prejudice to, the corresponding German Principal Obligations which such Obligor has to any Finance Party and (b) that the German Parallel Debt represents the German Pledgee’s own claims to receive payment of the German Parallel Debt, provided that the total amount which may become due under the German Parallel Debt shall never exceed the total amount which may become due under the German Principal Obligations.

2.7.3	Every payment of monies made by an Obligor to the German Pledgee shall (conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application) be in satisfaction pro tanto of the covenant by such Obligor contained in sub-clause 2.7.1 provided that if any such payment as is mentioned above is subsequently avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, liquidation or similar laws of general application the German Pledgee shall be entitled to receive the amount of such payment from such Obligor and such Obligor shall remain liable to perform the relevant obligation and the relevant liability shall be deemed not to have been discharged.

2.7.4	Subject to the provision in sub-clause 2.7.3, but notwithstanding any of the other provisions of this sub-clause 2.7.4:

(a)	the total amount due and payable as German Parallel Debt under this Clause 2.7 shall be decreased to the extent that an Obligor shall have paid any amounts to the Finance Parties or any of them to reduce the outstanding German Principal Obligations or any Finance Party otherwise receives any amount in payment of the German Principal Obligations; and

(b)	to the extent that an Obligor shall have paid any amounts to the German Pledgee under the German Parallel Debt or the German Pledgee shall have otherwise received monies in payment of the German Parallel Debt, the total amount due and payable under the German Principal Obligations shall be decreased as if said amounts were received directly in payment of the German Principal Obligations.

Provided that for the purposes of this Clause 2.7:

“German Security Documents” means each of the following:

(i)	a share pledge agreement dated 21 December 2001 and entered into between, inter alia, Cookson GmbH as pledgor and Lloyds TSB Capital Markets and others as pledgees relating to the shares in Polyclad Europe GmbH, Alpha PC Fab GmbH, Alpha Metals Lötsysteme GmbH, Vesuvius VGT Dyko GmbH, Vesuvius Großalmeroder Schmelztiegelwerke Verwaltungsgesellschaft mbH;

(ii)	a limited partnership interest pledge agreement dated 21 December 2001 and entered into between, inter alia, Cookson GmbH as pledgor and Lloyds TSB Capital Markets and others as pledgees relating to the limited partnership interest in Vesuvius Becker Piscantor Großalmeroder Schmelztiegelwerke GmbH & Co. KG;

(iii)	a global assignment agreement dated 21 December 2001 and entered into between Cookson GmbH and Lloyds TSB Capital Markets relating to intercompany debt as amended by a confirmation and amendment agreement dated on or about the date of the Amendment Agreement and entered into between Cookson GmbH and Lloyds TSB Capital Markets;

(iv)	a global assignment agreement dated 21 December 2001 and entered into between Polyclad Europe GmbH and Lloyds TSB Capital Markets relating to trade receivables as amended by a confirmation and amendment agreement dated on or about the date of the Amendment Agreement and entered into between Polyclad Europe GmbH and Lloyds TSB Capital Markets; and

(v)	a share pledge agreement dated on or about the date of the Amendment Agreement and entered into between, inter alia, Cookson GmbH as pledgor and Lloyds TSB Capital Markets and others as pledgees relating to the shares in Polyclad Europe GmbH, Alpha PC Fab GmbH, alpha metals lötsysteme gmbh, Vesuvius VGT Dyko GmbH, Vesuvius Großalmeroder Schmelztiegelwerke Verwaltungsgesellschaft mbH;

(vi)	a share pledge agreement dated on or about the date of the Amendment Agreement and entered into between, inter alia, Cookson GmbH and Vesuvius Großalmeroder Schmelztiegelwerke Verwaltungsgesellschaft mbH as pledgors and Lloyds TSB Capital Markets and others as pledgees relating to the shares in Vesuvius Becker & Piscantor Großalmeroder Schmelztiegelwerke GmbH.

“German Principal Obligations” means any and all of the monetary obligations and liabilities of the Obligors to one or more of the Finance Parties as creditor, or otherwise from time to time, whether due and payable or not, whether contingent or not and whether alone or jointly with others, as principal, surety or otherwise and in whatever name or style under or in connection with this Agreement together with all costs, charges and expenses incurred by any party to this Agreement in connection with the perfection, preservation or enforcement of their rights under this Agreement or any other agreement or document evidencing or securing any such liabilities as the same may be extended, prolonged, amended, renewed or novated from time to time and as parties may succeed thereto as a party or may withdraw therefrom as a party.

3.	UTILISATION OF THE FACILITIES

3.1	Drawdown Conditions for Advances

An Advance will (save as otherwise provided herein) be made by the Banks to the Borrower in accordance with the provisions hereof if:

3.1.1	during the Notice Period the Facility Agent has received a completed Notice of Drawdown from the Borrower;

3.1.2	the proposed date for the making of such Advance is (i) in respect of a Facility A Advance, a Business Day falling one month or more before the Facility A Final Maturity Date and (ii) in respect of a Facility B Advance, a Business Day falling during the Facility B Availability Period;

3.1.3	the proposed Original Sterling Amount of such Advance is (i) in the case of a Facility A Advance (a) (if less than the Available Facility in respect of Facility A) an amount of £10,000,000 or, if greater, an integral multiple of £5,000,000 or (b) equal to the amount of the Available Facility in respect of Facility A and (ii) in the case of a Facility B Advance, the Available Facility in respect of Facility B (or such lesser amount as may be required to refinance in full the Convertible Bond);

3.1.4	the proposed Interest Period of the Advance requested is (i) in the case of a Facility A Advance, a period of 7 days, one, two, three or six months or such other period as the Facility Agent (acting on the instructions of all the Banks) may agree ending on or before the Facility A Final Maturity Date provided that in respect of any Facility A Advance with an Interest Period of 7 days, only one Advance may be outstanding at any time and (ii) in the case of a Facility B Advance, a period of one, two or three months ending on or before the Facility B Final Maturity Date;

3.1.5	(save in relation to a Rollover Advance) neither of the events mentioned in sub-clauses 5.1.1 and 5.1.2 of Clause 5.1 (Market Disruption) shall have occurred;

3.1.6	there would not, immediately after the making of such Advance, be (i) in the case of Facility A, more than twenty Facility A Advances outstanding and (ii) in the case of Facility B, more than one Facility B Advance outstanding;

3.1.7	save to the extent that an Instructing Group otherwise agrees, on and as of the proposed date for the making of such Advance, before and immediately after the making of such Advance, (a) no Event of Default or (save in relation to a Rollover Advance) Potential Event of Default is continuing and (b) the Repeated Representations (save for, (i) the Repeated Representations set out in Clause 14.24 (Group Structure Chart) and Clause 14.25 (Material Intra-Group Loans) which are only repeated in accordance with the provisions of sub-clause 14.29.2 of Clause 14.29 (Repetition of Representations); and (ii) in the case of a Rollover Advance, Excluded Repeated Representations) are true in all material respects; and

3.1.8	the Borrower warrants that the Group does not (and will not prior to the making of such Advance have, in aggregate, cash balances (excluding any cash subject to an Encumbrance permitted pursuant to paragraph (l) of the definition of Permitted Encumbrance) and Available Cash of £60,000,000 or more (excluding funds (if any) held in the Mandatory Prepayment Account(s)) (such warranty to be included in the Notice of Drawdown relating to such Advance), other than cash balances and Available Cash resulting from the proceeds of drawdown of the Facility B Advance and which remains outstanding for a period not to exceed the period from the date of drawdown up to and including 2 November 2004.

3.2	Conditions for Drawing a Facility A Advance in an Optional Currency

If the Borrower requests that a Facility A Advance be denominated in an Optional Currency but:

3.2.1	no later than one hour after the time at which the rate is to be determined on the Quotation Date for such Facility A Advance, the Facility Agent notifies the Borrower and the Banks that the Facility Agent is of the opinion that by reason of circumstances affecting the London interbank market generally it is not feasible for such Facility A Advance to be denominated in such Optional Currency (other than a Core Optional Currency); or

3.2.2	to give effect to such request would cause the Facility A Advances outstanding under the Loan to be denominated in more than five Optional Currencies,

the Facility Agent shall notify the Borrower and the Banks and such Facility A Advance shall be denominated in sterling.

3.3	Each Bank’s Participation

Each Bank will participate through its Facility Office in each Facility A Advance or, as the case may be, the Facility B Advance made pursuant to this Clause 3 in the proportion borne by its relevant Available Commitment to the relevant Available Facility immediately prior to the making of that Advance.

3.4	Reduction of Available Commitment

If a Bank’s Commitment is reduced in accordance with the terms hereof after the Facility Agent has received the Notice of Drawdown for a Facility A Advance or, as the case may be, the Facility B Advance and such reduction was not taken into account in the Available Facility in respect of Facility A or, as the case may be, Facility B, then both the Original Sterling Amount and the amount of that Advance shall be reduced accordingly.

4.	PAYMENT AND CALCULATION OF INTEREST

4.1	Payment of Interest

4.1.1	On the Repayment Date relating to each Facility A Advance (and, if the Interest Period of a Facility A Advance exceeds six months, on the expiry of each period of six months during such Interest Period) the Borrower shall pay accrued interest on that Facility A Advance.

4.1.2	On the last day of each Interest Period relating to a Facility B Advance, the Borrower shall pay accrued interest on that Facility B Advance.

4.2	Calculation of Interest

The rate of interest applicable to an Advance from time to time during its Interest Period shall be the rate per annum which is the sum of:

4.2.1	the Margin applicable on the first day of the Interest Period in respect of such Advance;

4.2.2	the Mandatory Cost Rate; and

4.2.3	LIBOR.

4.3	Margin Ratchet

4.3.1	Subject to sub-clause 4.3.5, the Facility A Margin shall be determined by the ratio of Consolidated Net Borrowings to Proforma EBITDA (the “Facility A Margin Ratio”) in respect of the Relevant Period ended on the most recent Quarter Date in accordance with the table set out below:

Facility A Margin Grid Table

Column 1 Facility A Margin Ratio	Column 2 Margin (% per annum)
[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and above	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT	]

Less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] but greater than or equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] but greater than or equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] but greater than or equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Below [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

4.3.2	Subject to sub-clause 4.3.5 and up to and including 31 March 2005, the Facility B Margin shall be determined by the ratio of Consolidated Net Borrowings to Proforma EBITDA (the “Facility B Margin Ratio”) in respect of the Relevant Period ended on the most recent Quarter Date in accordance with the table set out below:

Facility B Margin Grid Table (prior to 1 April 2005)

Column 1 Facility B Margin Ratio	Column 2 Margin (% per annum)
[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and above	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT	]

Less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] but greater than or equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] but greater than or equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] but greater than or equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Below [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

4.3.3	Subject to sub-clause 4.3.5, the Facility B Margin shall, on and after 1 April 2005, be determined by the ratio of Consolidated Net Borrowings to Proforma EBITDA (the “Facility B Margin Ratio”) in respect of the Relevant Period ended on the most recent Quarter Date in accordance with the table set out below:

Facility B Margin Grid Table (prior to 1 April 2005)

Column 1 Facility B Margin Ratio	Column 2 Margin (% per annum)
[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and above	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT	]

Less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] but greater than or equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] but greater than or equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Less than [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] but greater than or equal to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Below [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

4.3.4	Any reduction or increase to the Margin provided for in sub-clauses 4.3.1, 4.3.2 or 4.3.3 shall take effect only in relation to any Advance made (or, as the case may be, rolled-over) after three Business Days of receipt by the Facility Agent, for the Relevant Period, of both:

(a)	(in the case of a Relevant Period ending on the last day of the Borrower’s financial year) the annual audited financial statements of the Group in accordance with Clause 15.1 (Annual Statements) or (in the case of the Relevant Period ending on any other Quarter Date) quarterly financial statements of the Group in accordance with Clause 15.3 (Quarterly Statements) for such Relevant Period; and

(b)	a Compliance Certificate for such Relevant Period pursuant to Clause 15.6 (Compliance Certificates).

Any such adjustment to the Margin shall be applied only on the first day of the Interest Period of a Facility A Advance, a Rollover Advance or a Facility B Advance.

4.3.5	If at any time an Event of Default is continuing:

(a)	the Facility A Margin shall be [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per annum;

(b)	up to and including 31 March 2005, the Facility B Margin shall be [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per annum; and

(c)	on or after 1 April 2005, the Facility B Margin shall be [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per annum.

4.3.6	If at any time a Potential Event of Default is continuing:

(a)	the Facility A Margin shall be [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per annum;

(b)	up to and including 31 March 2005, the Facility B Margin shall be [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per annum; and

(c)	on or after 1 April 2005, the Facility B Margin shall be [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per annum.

4.3.7	The change to the Margin set out in sub-clause 4.3.5 or, as the case may be, sub-clause 4.3.6 shall apply from the date certified by the Facility Agent (in writing) as the date on which an Event of Default or Potential Event of Default has occurred or come into existence until the date certified by the Facility Agent (in writing) as the date by which such Event of Default or Potential Event of Default is no longer continuing. The Facility Agent shall give such certification promptly upon determining (in its absolute discretion) that an Event of Default or Potential Event of Default has occurred or exists and promptly upon becoming aware it is no longer continuing.

4.4	Selection of Interest Periods

4.4.1	The Borrower shall select the first Interest Period for the Facility B Advance in the Notice of Drawdown for that Advance and may select each Interest Period, for the Facility B Advance, thereafter in a Selection Notice.

4.4.2	Each Selection Notice for the Facility B Advance is irrevocable and must be delivered to the Facility Agent by the Borrower not later than 9.00 a.m. on the last day of the current Interest Period of the Facility B Advance.

4.4.3	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with sub-clause 4.4.2 above, the relevant Interest Period will be one month.

4.4.4	Subject to this Clause 4, the Borrower may, in the relevant Selection Notice, select an Interest Period of one, two or three months in respect of the Facility B Advance.

4.4.5	The first Interest Period for the Facility B Advance shall start on the date the Facility B Advance is made, and each subsequent Interest Period shall start on the last day of the immediately preceding Interest Period.

4.5	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

5.	MARKET DISRUPTION AND ALTERNATIVE INTEREST RATES

5.1	Market Disruption

If, in relation to any Advance:

5.1.1	LIBOR is to be determined by reference to Reference Banks and at or about the time at which the rate is to be determined on the Quotation Date for the relevant Interest Period none or only one of the Reference Banks supplies a rate for the purpose of determining LIBOR for the relevant Interest Period; or

5.1.2	before the close of business in London on the Quotation Date for such Advance the Facility Agent has been notified by a Bank or each of a group of Banks to whom in aggregate fifty per cent. or more of such Advance is owed (or, in the case of an undrawn Advance, if made, would be owed) that LIBOR does not accurately reflect the cost of funding its participation in such Advance, then, the Facility Agent shall notify the Borrower and the Banks of such event and, notwithstanding anything to the contrary in this Agreement, Clause 5.2 (Substitute Interest Period and Interest Rate) shall apply to such Advance (if it is a Rollover Advance or the Facility B Advance (provided that it is already outstanding at such time)). If sub-clause 5.1.1 or 5.1.2 applies to a proposed Advance, such Advance shall not be made.

5.2	Substitute Interest Period and Interest Rate

If sub-clause 5.1.1 of Clause 5.1 (Market Disruption) applies to a Rollover Advance or the Facility B Advance, the duration of the relevant Interest Period shall be one month or, if less, such that it shall end on the relevant Final Maturity Date. If either sub-clause 5.1.1 or 5.1.2 of Clause 5.1 (Market Disruption) applies to the Facility B Advance or, as the case may be, a Rollover Advance, the rate of interest applicable to the Facility B Advance or such Rollover Advance during the relevant Interest Period shall (subject to any agreement reached pursuant to Clause 5.3 (Alternative Rate)) be the rate per annum which is the sum of:

5.2.1	the Margin applicable thereto at such time;

5.2.2	the Mandatory Cost Rate in respect thereof at such time; and

5.2.3	the rate per annum determined by the Facility Agent to be the arithmetic mean (rounded upwards to four decimal places) of the rates notified by each Bank to the Facility Agent before the last day of such Interest Period to be those which express as a percentage rate per annum the cost to each Bank of funding from whatever sources it may select its portion of the Facility B Advance or such Rollover Advance during such Interest Period.

5.3	Alternative Rate

If (a) either of those events mentioned in sub-clauses 5.1.1 and 5.1.2 of Clause 5.1 (Market Disruption) occurs in relation to an Advance or (b) by reason of circumstances affecting the London interbank market during any period of three consecutive Business Days LIBOR is not available for sterling to prime banks in the London interbank market, then if the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations with a view to agreeing a substitute basis (i) for determining the rates of interest from time to time applicable to the Advances and/or (ii) upon which the Advances may be maintained (whether in sterling or some other currency) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto, provided that the Facility Agent may not agree any such substitute basis without the prior consent of each Bank.

6.	NOTIFICATION

6.1	Advances and Interest Period

The Facility Agent shall, no later than the Notification Time on or before the first day of an Interest Period in respect of an Advance, notify each Bank of:

6.1.1	the proposed Sterling Amount of the relevant Advance;

6.1.2	the proposed length of the relevant Interest Period;

6.1.3	in the case of a Facility A Advance, whether or not such Advance is to be denominated in an Optional Currency (and, if so, the amount of such Advance in the relevant Optional Currency); and

6.1.4	the aggregate principal amount of the relevant Advance allocated to such Bank pursuant to Clause 3.3 (Each Bank’s Participation).

6.2	Interest Rate Determination

The Facility Agent shall promptly notify the Borrower and the Banks of each determination of LIBOR, the Margin and the Mandatory Cost Rate.

6.3	Changes to Currency or Interest Rates

The Facility Agent shall promptly notify the Borrower and the Banks of any change (a) to the proposed currency of a Facility A Advance occasioned by the operation of Clause 3.2 (Conditions for Drawing a Facility A Advance in an Optional Currency) or (b) in the interest rate or Interest Period occasioned by the operation of Clause 5 (Market Disruption and Alternative Interest Rates).

7.	REPAYMENT

7.1	Repayment of Facility A Advances

The Borrower shall repay each Facility A Advance made to it in full on the Repayment Date relating thereto, unless such Advance is a Rollover Advance in which case the Borrower shall repay such amount (if any) which is not being used to finance the Rollover Advance.

7.2	Repayment of Facility B Advance

The Borrower shall repay the Facility B Loan in full on the Facility B Final Maturity Date. The Borrower may not reborrow any part of Facility B which is repaid.

8.	CANCELLATION AND PREPAYMENT

8.1	Cancellation

The Borrower may, by giving to the Facility Agent not less than five Business Days’ prior written notice to that effect, cancel the whole or any part (being an amount of £10,000,000 or, if greater, an integral multiple thereof) of either Available Facility. Any such cancellation shall reduce the Available Commitment and Commitment of each Bank under that Facility rateably.

8.2	Voluntary Prepayment - Facility A

Subject to the provisions of Clause 23.4 (Break Costs), the Borrower may, by giving to the Facility Agent not less than five Business Days prior written notice to that effect, prepay the whole or any part of a Facility A Advance (being an amount such that the Sterling Amount of such Advance will be reduced by an amount of £10,000,000 or, if greater, an integral multiple of £5,000,000).

8.3	Voluntary Prepayment - Facility B

Subject to the provisions of Clause 23.4 (Break Costs), the Borrower may, by giving to the Facility Agent not less than five Business Days prior written notice to that effect, prepay the whole or any part of the Facility B Advance (being an amount such that the amount of the Facility B Advance will be reduced by an amount of £3,000,000 or, if greater, an integral multiple of £1,000,000).

8.4	Notice of Cancellation or Prepayment

Any notice of cancellation or prepayment given by the Borrower pursuant to this Clause 8 shall be irrevocable, shall specify the date upon which such cancellation or prepayment is to be made and the amount of such cancellation or prepayment and, in the case of a notice of prepayment, shall oblige the Borrower to make such prepayment on such date, provided that no notice of cancellation or prepayment in respect of Facility A may be given until such time as Facility B (if and to the extent at that time Facility B has been utilised) has been prepaid or cancelled in full.

8.5	Repayment of a Bank’s Share of the Loan

If:

8.5.1	any sum payable to any Bank by an Obligor is required to be increased pursuant to Clause 9.1 (Tax Gross-up);

8.5.2	any Bank claims indemnification from the Borrower under Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs); or

8.5.3	any Bank is not within the charge to UK corporation tax,

the Borrower may, whilst such circumstance continues, give the Facility Agent at least ten Business Days’ prior written notice (which notice shall be irrevocable) of its intention to procure the repayment of such Bank’s share of the Loan or the transfer of such Bank’s rights and obligations under the Finance Documents to a bank or financial institution nominated by the Borrower and willing to participate in the Facilities in place of such Bank (a “Substitute Bank”) in accordance with Clause 30.6 (Transfers by Banks). On the last day of each current Interest Period the Borrower shall repay such Bank’s portion of the Advance to which such Interest Period relates or, if the Borrower has notified such Bank of a proposed transfer of its rights and obligations under the Finance Documents to a Substitute Bank, the Borrower shall procure that (i) a transfer of such Bank’s rights and obligations in respect of each outstanding Advance takes effect, and that all payments due to such Bank as a result of such transfer are made, on the last day of each current Interest Period and (ii) such Bank’s Available Commitment in respect of each of Facility A and Facility B is transferred to the Substitute Bank together with the first transfer in respect of an outstanding Advance.

8.6	No Further Advances

A Bank for whose account a repayment is to be made under Clause 8.5 (Repayment of a Bank’s Share of the Loan) shall not be obliged to participate in the making of Advances on or after the date upon which the Facility Agent receives the Borrower’s notice of its intention to procure the repayment of such Bank’s share of the Loan, and such Bank’s Available Commitment in respect of each of Facility A and Facility B shall be reduced to zero.

8.7	Mandatory prepayment on change of control

8.7.1	If any person or group of connected persons which does not at the date hereof have control of the Borrower acquires such control of the Borrower then:

(a)	the Borrower will give notice of that event to the Facility Agent promptly on becoming aware thereof;

(b)	following receipt of that notice, or if any Bank otherwise becomes aware of such an event and notifies the Facility Agent, the Facility Agent (acting on the instructions of an Instructing Group) will enter into negotiations with the Borrower in good faith for a period not exceeding thirty days (the “Negotiation Period”) as to the terms on which the Banks may be prepared (without obligation) to continue to provide financing facilities to the Borrower (the “Revised Terms”); and

(c)	during the Negotiation Period, no further Advances (other than Rollover Advances with a maturity not exceeding the end of the Negotiation Period) may be made.

8.7.2	If the Revised Terms have not been agreed within 15 days of the end of the Negotiation Period, the Facility Agent may (after receipt of a notice from a Bank that it is not prepared to continue to provide financing facilities on the Revised Terms) give notice to the Borrower that such Bank is exercising its rights under this Clause 8.7 whereupon:

(a)	all Commitments of such Bank shall immediately be cancelled; and

(b)	all outstanding Advances of such Bank shall become due and payable and shall be repaid by the Borrower together with accrued interest and all other amounts payable by the Borrower to such Bank hereunder within 7 days of the date of such notice.

8.7.3	For the purpose of this Clause 8.7, “control” and “connected person” shall respectively be construed in accordance with Section 416 and Section 839 of the Income and Corporation Taxes Act 1988.

8.8	Mandatory Prepayment from Disposals

8.8.1	The Borrower shall procure that an amount equal to 100% of the Net Disposal Proceeds is applied either within three Business Days of receipt thereof by the relevant member of the Group (i) subject to the provisions of Clause 23.4 (Break Costs), in repayment of Facility B together with payment of break costs, if any, provided that, if Facility B has not been utilised at such time, the Facility B Commitments shall be cancelled by an amount equal to such Net Disposal Proceeds, and after the Facility B Commitments have been cancelled and reduced to zero, any Net Disposal Proceeds shall be applied in refinancing of the Convertible Bond or (ii) shall otherwise be applied in accordance with the provisions of Clause 8.11 (Mandatory Prepayment Accounts).

8.8.2	The provisions of sub-clause 8.9.1 shall cease to apply upon confirmation by the Facility Agent, to the Borrower and the Banks, that Facility B has been repaid and cancelled in full (such confirmation to be given as soon as reasonably practicable after such repayment and cancellation).

8.9	Mandatory Prepayment from Insurance Proceeds

8.9.1	The Borrower shall procure that, within 3 Business Days of receipt thereof, the proceeds (net of reasonable costs, fees and expenses associated with such claim) of any insurance claim relating to the loss, destruction or damage of any asset, are paid into a Mandatory Prepayment Account for application, on the last day of the then current Interest Period in respect of the Facility B Advance, in repayment and cancellation of Facility B, provided that, if Facility B has not been utilised at such time, the Facility B Commitments shall be cancelled by an amount equal to such insurance proceeds and after the Facility B Commitments have been cancelled and reduced to zero, any insurance proceeds shall be applied in refinancing of the Convertible Bond save to the extent that:

(a)	such proceeds are in an amount of less than £5,000,000 in respect of any single claim, provided that the aggregate amount of insurance proceeds falling within this paragraph (a) shall not, at any time during any financial year, exceed £15,000,000; or

(b)	such proceeds will be applied to the costs of replacement, reinstatement, and/or repair of the relevant assets or in reinvestment in the business which utilised the asset in respect of which the relevant insurance claim was made, provided that if such proceeds are not committed in such repair, replacement, reinstatement or reinvestment as aforesaid within 180 days of receipt of such proceeds, such net proceeds shall promptly be paid into a Mandatory Prepayment Account for application, on the last day of the then current Interest Period in respect of the Facility B Advance, in repayment and cancellation of Facility B.

8.9.2	The provisions of sub-clause 8.9.1 shall cease to apply upon confirmation by the Facility Agent, to the Borrower and the Banks, that Facility B has been repaid and cancelled in full (such confirmation to be given as soon as reasonably practicable after such repayment and cancellation).

8.10	Mandatory Prepayment from Debt Capital Markets Issues

8.10.1	The Borrower shall procure that within 3 Business Days of receipt thereof, the proceeds (net of reasonable costs, fees and expenses incurred in connection therewith) of any debt capital markets issue by the Borrower or any other member of the Group are paid into a Mandatory Prepayment Account for application, on the last day of the then current Interest Period in respect of the Facility B Advance, in repayment and cancellation of Facility B, provided that, if Facility B has not been utilised at such time, the Facility B Commitments shall be cancelled by an amount equal to such debt capital markets issue proceeds and after the Facility B Commitments have been cancelled and reduced to zero, any debt capital markets issue proceeds shall be applied in refinancing of the Convertible Bond, and provided further that the provisions of this sub-clause 8.10.1 shall not apply to any refinancing in the debt capital markets of the Consignment Agreements.

8.10.2	The provisions of sub-clause 8.10.1 shall cease to apply upon confirmation by the Facility Agent, to the Borrower and the Banks, that Facility B has been repaid and cancelled in full (such confirmation to be given as soon as reasonably practicable after such repayment and cancellation).

8.11	Mandatory Prepayment Accounts

8.11.1	If the provisions of Clause 8.8 (Mandatory Prepayment from Disposals) apply to any Net Disposal Proceeds, then the Borrower can elect (by written notice to the Facility Agent to be received not later than 10 a.m. three Business Days prior to the date on which the prepayment obligation would, but for this Clause 8.11 arise) to credit the amount to be repaid (or, as the case may be, to procure that the amount to be repaid is credited) to the Mandatory Prepayment Account on the date on which the prepayment obligation would, but for this Clause 8.11, arise and to apply such amount in repayment of the outstanding Facility B Advance on the earlier of (i) the expiry of the period of thirty days from the date of receipt of such Net Disposal Proceeds and (ii) the last day of the then current Interest Period in respect of the Facility B Advance.

8.11.2	The Borrower hereby irrevocably authorises the Facility Agent to withdraw monies from the Mandatory Prepayment Account and to apply such monies against prepayments which are due to be made hereunder or, upon the occurrence of an Event of Default which is continuing, against any amounts due and payable under the Finance Documents.

8.11.3	The Facility Agent acknowledges and agrees that interest shall accrue at normal commercial rates on amounts credited to the Mandatory Prepayment Account and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account), provided that while an Event of Default or Potential Event of Default is continuing that account holder shall not be entitled to receive such interest for such period and such interest shall accrue and shall be credited to the Mandatory Prepayment Account for application in repayment of the Facility B Advance.

8.11.4	After the repayment in full, and cancellation, of Facility B the relevant account holders shall be entitled to withdraw any and all amounts standing to the credit of the Mandatory Prepayment Accounts.

8.12	Miscellaneous Provisions

8.12.1	The Borrower shall not repay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

8.12.2	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid.

8.12.3	Any amounts mandatorily prepaid may not be re-borrowed.

9.	TAXES

9.1	Tax Gross-up

9.1.1	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax. If any Relevant Tax or amounts in respect of Relevant Tax are deducted or withheld from any amounts payable or paid by an Obligor to a Finance Party under the Finance Documents, the sum payable by such Obligor (in respect of which such deduction or withholding is required to be made) shall, subject to sub-clause 9.1.2 and Clause 9.3 (Excluded Claims), be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such deduction or withholding been made or required to be made.

9.1.2	No Obligor shall be liable to make a payment to any Bank under sub-clause 9.1.1 if that Bank is a Treaty Lender and the Obligor is able to demonstrate that the payment could have been made to the Bank without the Tax Deduction had that Bank complied with its obligations under Clause 9.4 (Double Taxation Relief).

9.2	Tax Indemnity

Subject to Clause 9.3 (Excluded Claims), if any Finance Party is required to make any payment of or on account of tax on or in relation to any sum received or receivable under the Finance Documents or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three Business Days of demand by the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith (other than interest, penalties, costs and expenses incurred solely as a result of any delay or failure by the Finance Party to make payment when due), provided that this Clause 9.2 shall not apply to:

9.2.1	any tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated or (if different) treated as resident for taxation purposes; or

9.2.2	any tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party received or receivable by such Finance Party by the jurisdiction in which its Facility Office is located; or

9.2.3	the extent that the loss, liability, interest, penalty, expense or cost is compensated for by increased payment under Clause 9.1 (Tax Gross-Up).

9.3	Excluded Claims

If any Bank is not or ceases to be a Qualifying Lender, it shall promptly notify the relevant Obligor and no Obligor shall be liable to pay to that Bank under Clause 9.1 (Tax Gross-Up) or Clause 9.2 (Tax Indemnity) any amount in respect of taxes levied or imposed in excess of the amount it would have been obliged to pay if that Bank had been or had not ceased to be a Qualifying Lender, provided that this Clause 9.3 shall not apply (and each Obligor shall be obliged to comply with its obligations under Clause 9.1 (Tax Gross-Up) or, as the case may be, Clause 9.2 (Tax Indemnity)) if:

9.3.1	after the date hereof, there shall have been any introduction of, change in, or change in the interpretation, administration or application of, any law or regulation or order or governmental rule or treaty or any published practice or published concession of any applicable tax authority and as a result thereof such Bank ceases to be a Qualifying Lender provided that (and only to the extent such Bank is aware of any change in law as contemplated by this sub-clause 9.3.1), such Bank promptly notifies the relevant Obligor that the Bank has ceased or, as the case may be, will cease to be a Qualifying Lender; or

9.3.2	such Bank is not or ceases to be a Qualifying Lender as a result of the actions of or omission to act by any Obligor; or

9.3.3	the relevant Obligor would be required to make a deduction or withholding in respect of tax irrespective of whether the Bank is or is not a Qualifying Lender.

9.4	Double Taxation Relief

If, and to the extent that, the effect of Clause 9.1 (Tax Gross-Up) or Clause 9.2 (Tax Indemnity) can be mitigated by virtue of the provisions of any applicable double tax convention entered into by the Borrower’s jurisdiction of incorporation or the jurisdiction through which the Borrower is borrowing under this Agreement (whether by claim to repayment of any taxes referred to in Clause 9.1 (Tax Gross-Up) or Clause 9.2 (Tax Indemnity) or otherwise) each relevant Bank and the Facility Agent agrees to use their best efforts to promptly submit any forms required for the purpose of ensuring the application of such double tax convention so far as relevant, provided that neither a Bank nor the Facility Agent shall be required pursuant to this Clause 9.4 to submit any form which is not substantially similar to any form in use at the date on which this Agreement was originally entered into or, if later, on the date on which such Bank first became a party hereto (for the purpose of claiming exemption or relief from or repayment of taxes envisaged hereunder pursuant to a double taxation convention between an Obligor’s jurisdiction of incorporation or the jurisdiction through which the Borrower is borrowing under this Agreement and such Bank’s or the Facility Agent’s jurisdiction of residence) to the extent that completing such form would result in a Bank or the Facility Agent being subject to greater obligations under this Clause 9.4 than those imposed on it on the date on which this Agreement was originally entered into or, if later, on the date on which such Bank first became a party hereto.

9.5	Value Added Tax

9.5.1	All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any amounts in respect of VAT. If VAT is chargeable, the Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

9.5.2	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs, liabilities or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all amounts in respect of VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party reasonably determines that it is entitled to repayment or credit for that amount in respect of the VAT.

9.6	Claims by Banks

A Bank intending to make a claim pursuant to Clause 9.2 (Tax Indemnity) shall promptly, and in any event within 30 days of becoming aware of such claim, notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall promptly notify the Borrower thereof.

9.7	US Tax Shelter

Notwithstanding any provision to the contrary, each person participating in the transactions contemplated by this Agreement (and each employee, representative or other agent of each such person) is free to disclose to any and all persons, without limitation of any kind, information regarding the U.S. tax treatment and U.S. tax structure of such transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

9.8	Bank Tax Representation

Each Bank represents that it:

9.8.1	is and will be within the charge to United Kingdom corporation tax in respect of any interest which is paid out of the assets of the Borrower or any of the United Kingdom incorporated and resident Guarantors to such Bank; and

9.8.2	is not and will not be entitled to any exemption from United Kingdom corporation tax in respect of such interest.

10.	TAX RECEIPTS

10.1	Notification of Requirement to Deduct Tax

10.1.1	If, at any time, an Obligor is required by law to make any deduction or withholding from any sum payable by it under the Finance Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Obligor shall promptly notify the Facility Agent.

10.1.2	Similarly, a Bank shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Bank. If the Facility Agent receives such notification from a Bank it shall notify the relevant Obligor.

10.2	Evidence of Payment of Tax

If an Obligor makes any payment under the Finance Documents in respect of which it is required to make any deduction or withholding, it shall pay the minimum amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Facility Agent for each Bank, within thirty days after it has made such payment to the applicable authority, evidence of the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank’s share of such payment (including, if issued, an original or certified copy of any relevant receipts).

10.3	Tax Credit Payment

If an additional payment is made under Clause 9 (Taxes) by an Obligor for the benefit of any Finance Party and such Finance Party, in its sole discretion reasonably and acting in good faith, determines that it has obtained (and has derived full use and benefit from) a credit against, a relief or remission for, or repayment of, any tax (a “Tax Credit”) then, if and to the extent that such Finance Party, in its sole opinion, determines that:

10.3.1	such Tax Credit is in respect of or calculated with reference to the circumstances giving rise to the Obligor’s obligation to make the additional payment pursuant to Clause 9 (Taxes) or to the additional payment itself; and

10.3.2	its tax affairs for its tax year in respect of which such Tax Credit was obtained have been settled,

such Finance Party shall, within five Business Days of making such determination, to the extent that it can do so without prejudice to the retention of the amount of such Tax Credit pay to such Obligor such amount as such Finance Party shall, in its sole opinion, determine to be the amount which will leave such Finance Party (after such payment) in no better and no worse position in respect of its worldwide tax liabilities than it would have been in had the additional payment in question not been required to be made by such Obligor.

10.4	Tax Credit Clawback

If any Finance Party makes any payment to an Obligor pursuant to Clause 10.3 (Tax Credit Payment) and such Finance Party subsequently determines, in its sole opinion, that the Tax Credit in respect of which such payment was made was not available or has been withdrawn or that it was unable to use such Tax Credit in full, such Obligor shall reimburse such Finance Party such amount as such Finance Party determines, in its sole opinion, is necessary to place it in the same after-tax position as it would have been in if such Tax Credit had been obtained and fully used and retained by such Finance Party.

10.5	Tax and Other Affairs

No provision of this Agreement shall interfere with the right of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit, oblige any Finance Party to claim any Tax Credit in respect of any payment under Clause 9 (Taxes) in priority to any other credit, relief, remission or repayment available to it nor oblige any Finance Party to disclose any information relating to its tax or other affairs or any computations in respect thereof. Each Finance Party shall have an absolute discretion as to whether to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under Clause 10.3 (Tax Credit Payment) (and, if so, what amount and when).

11.	INCREASED COSTS

11.1	Increased Costs

If, by reason of (a) any change in law or in its generally accepted interpretation or administration and/or (b) compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority in each case made after the date on which this Agreement was originally entered into:

11.1.1	a Bank or any holding company of such Bank is unable to obtain the rate of return on its capital which it would have been able to obtain but for such Bank’s entering into or assuming or maintaining a commitment or performing its obligations under the Finance Documents;

11.1.2	a Bank or any holding company of such Bank incurs a cost as a result of such Bank’s entering into or assuming or maintaining a commitment or performing its obligations under the Finance Documents; or

11.1.3	there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining such Bank’s share of the Advances or any Unpaid Sum,

then the Borrower shall, from time to time on demand of the Facility Agent, promptly pay to the Facility Agent for the account of that Bank amounts sufficient to indemnify that Bank or to enable that Bank to indemnify its holding company from and against, as the case may be, (i) such reduction in the rate of return on capital, (ii) such cost or (iii) such increased cost.

References in this Clause 11.1 to a “request” are to requests which have the force of law and to requests which, if not having the force of law, the compliance with which is generally in accordance with the practice of persons to whom the request is addressed.

11.2	Increased Costs Claims

A Bank intending to make a claim pursuant to Clause 11.1 (Increased Costs) shall deliver to the Facility Agent a certificate to that effect specifying in reasonable detail the event by reason of which it is entitled to make such a claim, the amount of such claim and the method of computation of such amount together with the relevant supporting documentation (if any), whereupon the Facility Agent shall pass such certificate and relevant supporting documentation (if any) to the Borrower. No provision of this Agreement shall oblige a Bank to disclose any confidential information relating to the organisation of its affairs. The Borrower shall pay any such claims within 15 days of its receipt of the relevant certificate from the Facility Agent, provided that if the certificate claiming payment of increased costs is delivered to the Borrower more than 90 days after the claiming Bank became aware of the reason by which it is entitled to make such a claim, the certificate shall not include costs incurred during or attributable to the period preceding the date 90 days before service of such certificate.

11.3	Exclusions

Notwithstanding the foregoing provisions of this Clause 11, no Bank shall be entitled to make any claim under this Clause 11 in respect of:

11.3.1	any cost, increased cost or liability as referred to in Clause 11.1 (Increased Costs) to the extent the same is compensated by the Mandatory Cost Rate;

11.3.2	any cost, increased cost or liability attributable to any tax or amounts in respect of tax;

11.3.3	any cost, reduction, payment or forgone interest or other return which results from the implementation of the matters set out in the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards” (the “1988 Capital Accord”), the Directive of the Council of the European Communities on the Solvency Ratio for Credit Institutions (89/647 EEC of 18 December 1989) and/or the Directive of the Council of the European Communities on Own Funds of Credit Institutions (89-299/EEC of 17 April 1989), provided that each Bank shall be entitled to make claims under this Clause 11 in respect of any cost, increased cost or liability arising from any change after the date on which this Agreement was originally entered into in, or in the interpretation or application of, such matters (including, without limitation, any change arising as a result of the implementation of the proposals of the Basle Committee on Banking Supervision for reform of the 1988 Capital Accord); or

11.3.4	any cost, increased cost or liability occurring as a result of any negligence of a Bank or its holding company including but not limited to a breach by that Bank or holding company of any fiscal, monetary or capital adequacy limit imposed on it by any law or regulation.

12.	ILLEGALITY

If, at any time, it is or will become unlawful or contrary to any directive of any agency of any state for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances, then that Bank shall, promptly after becoming aware of the same, deliver to the Borrower through the Facility Agent a notice to that effect and:

12.1.1	such Bank shall not from the date the same becomes unlawful be obliged to participate in the making of any Advances and the amount of its Available Commitment in respect of each of Facility A and Facility B shall from such date be immediately reduced to zero; and

12.1.2	if the Facility Agent acting on the instructions of such Bank so requires, the Borrower shall on or before the date upon which repayment is necessary to ensure compliance with the relevant law or directive, repay such Bank’s share of any outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder.

13.	MITIGATION

If, in respect of any Bank, circumstances arise which would or would upon the giving of notice result in:

13.1.1	an increase in any sum payable to it or for its account pursuant to Clause 9.1 (Tax Gross-up);

13.1.2	a claim for indemnification pursuant to Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs); or

13.1.3	the reduction of its Available Commitment in respect of Facility A and Facility B to zero or any repayment to be made pursuant to Clause 12 (Illegality),

then, without in any way limiting, reducing or otherwise qualifying the rights of such Bank or the obligations of the Obligors under any of the Clauses referred to in sub-clauses 13.1.1, 13.1.2 and 13.1.3, such Bank shall promptly upon becoming aware of such circumstances notify the Facility Agent thereof and, in consultation with the Facility Agent and the Borrower and to the extent that it can do so lawfully and without prejudice to its own position, take reasonable steps (including a change of location of its Facility Office or the transfer of some or all of its rights, benefits and obligations hereunder to another financial institution acceptable to the Borrower and willing to participate in the Facility) to mitigate the effects of such circumstances, provided that such Bank shall be under no obligation to take any such action if, in the opinion of such Bank, to do so would or would be likely to have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature). If as a result of taking any such action a Bank is no longer a Qualifying Lender the provisions of Clause 9.3 (Excluded Claims) shall not apply.

14.	REPRESENTATIONS

Each Obligor with respect to itself only, and the Borrower with respect to itself and each other member of the Group, makes the representations and warranties set out in Clause 14.1 (Status) to Clause 14.6 (No Material Proceedings), Clause 14.9 (Validity and Admissibility in Evidence) to Clause 14.13 (No Material Defaults), Clause 14.21 (No Winding-up) to Clause 14.23 (Taxation), Clause 14.26 (Environmental Compliance) and Clause 14.28 (Security).

The Borrower also makes the representations and warranties set out in Clause 14.7 (Audited Financial Statements), Clause 14.8 (No Material Adverse Change), Clause 14.14 (Information), Clause 14.18 (Encumbrances) to Clause 14.20 (Priority Indebtedness), Clause 14.24 (Group Structure Chart), Clause 14.25 (Material Intra-Group Loans) and Clause 14.27 (Consignment Lines).

In addition, the Borrower and each U.S. Guarantor make the representations and warranties set out in Clause 14.15 (ERISA and Multiemployer Plans) to Clause 14.17 (Investment Companies).

The Obligors acknowledge that the Finance Parties have entered into the Amendment Agreement in reliance on those representations and warranties.

14.1	Status

It is a corporation duly incorporated under the laws of its jurisdiction of incorporation and it has the power to own its assets and carry on its business.

14.2	Governing Law and Judgments

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, the choice of English law as the governing law of this Agreement and any judgment obtained in England will be recognised and enforced subject to any limitations as set out in any legal opinions delivered pursuant to the Amendment Agreement.

14.3	Binding Obligations

The obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof (subject to bankruptcy and insolvency laws and other similar laws of general application affecting creditors’ rights).

14.4	Execution of the Finance Documents

The execution and delivery by it of the Finance Documents to which it is a party and its exercise of its rights and performance of its obligations thereunder do not and will not:

14.4.1	contravene any provision of any law of England (including for the avoidance of doubt in respect of the Proceeds of Crime Act 2002) or of its jurisdiction of incorporation, or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative or governmental authority or organisation of England or of its jurisdiction of incorporation;

14.4.2	result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, bond, agreement or other instrument or obligation to which it is a party or by which it or any of its assets or revenues are bound where such breach or default is reasonably likely to have a Material Adverse Effect;

14.4.3	violate any provision of its Memorandum and Articles of Association or other constitutive documents; or

14.4.4	result in the imposition of any Encumbrances over all or any of its assets or revenues (save for the Encumbrances created by or pursuant to the Security Documents).

14.5	Power and Authority

It has the power to enter into the Finance Documents to which it is a party and all corporate and other action required to authorise the execution of such Finance Documents and the performance of its obligations thereunder has been duly taken.

14.6	No Material Proceedings

No action or proceeding of or before any court or administrative tribunal has been commenced or (to its knowledge) threatened against it which is reasonably likely either to have a Material Adverse Effect or to affect the legality, validity, binding effect or enforceability of any Finance Document.

14.7	Audited Financial Statements

Its most recent audited financial statements (to the extent it is obliged under the laws of its jurisdiction of incorporation to produce such) (consolidated in the case of the Borrower):

14.7.1	were prepared in accordance with accounting principles generally accepted in its jurisdiction of incorporation and consistently applied; and

14.7.2	save as disclosed therein, give a true and fair view of the financial condition and operations of such Obligor or, as the case may be, the Group as at the end of or during the relevant financial year.

14.8	No Material Adverse Change

Since 30 September 2003, there has been no material adverse change in any of the business, condition (financial or otherwise), operations, performance, properties or prospects of the Group (taken as a whole).

14.9	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents to which it is a party, (b) to ensure that the obligations expressed to be assumed by it in the Finance Documents to which it is a party are legal, valid, binding and enforceable (subject to bankruptcy and insolvency laws and other similar laws of general application effecting creditors’ rights) and (c) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation have been done, fulfilled and performed, save for such act, condition or thing (if any) in connection with the Security Documents which is referred to in the Legal Opinions relating to such Security Document.

14.10	Consents and Approvals

All necessary consents, licences, authorisations and approvals to the transactions constituted by the Finance Documents have been obtained and, to the extent that any failure to do so is reasonably likely to have a Material Adverse Effect, all material consents, licences, authorisations and other approvals necessary for the conduct of the business of the Group as carried on at the date of the Amendment Agreement have been, or when required will be obtained, their terms and conditions have been complied with and they have not been and, so far as it is aware, will not be revoked or otherwise terminated.

14.11	Claims Pari Passu

Under the laws of its jurisdiction of incorporation in force at the date of the Amendment Agreement, the claims of the Finance Parties against it under:

14.11.1	the Finance Documents to which it is a party (other than the Security Documents to which it is a party) will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application other than those applying as a result of any default; and

14.11.2	the Security Documents to which it is a party will rank ahead of the claims of all its other creditors against the assets the subject of the Encumbrances created by or pursuant to the Security Documents save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application, which were referred to in the legal opinions delivered pursuant to Schedule 3 (Conditions Precedent) (other than those applying as a result of any default).

14.12	No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation in force at the date of the Amendment Agreement, it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents to which it is a party save for any filing or recording of or tax payable in connection with the Security Documents which is referred to in the Legal Opinion relating to such Security Document and which will be effected or paid promptly after the date hereof.

14.13	No Material Defaults

No member of the Group is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which in any such case is reasonably likely to have a Material Adverse Effect.

14.14	Information

14.14.1	All of the information supplied by the Information Drop by or on behalf of the Borrower to the Facility Agent, the Banks and/or their advisers in connection with the Finance Documents and the transactions contemplated thereby (including, without limitation, the information contained in the Information Drop), was true, complete and accurate in all material respects as at the date such information was supplied and is not misleading in any material respect.

14.14.2	All forecasts and projections supplied by or on behalf of the Borrower to the Facility Agent, the Banks and/or their advisers were prepared in good faith and based on opinions and assumptions which its directors believe were reasonable to hold and reasonable to make at the time of such supply.

14.14.3	The Borrower has not failed to disclose to the Facility Agent any facts or circumstances which would be reasonably likely to render any of the information referred to in sub-clauses 14.14.1 and/or 14.14.2 untrue or misleading in any material respect.

14.15	ERISA and Multiemployer Plans

14.15.1	Neither any U.S. Guarantor nor any ERISA Affiliate is making or accruing an obligation to make contributions or have within any of the five calendar years immediately preceding the date of the Amendment Agreement made or accrued an obligation to make contributions to any Multiemployer Plan to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

14.15.2	Each Employee Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

14.15.3	Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

14.15.4	There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

14.15.5	There are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) or to the knowledge of the Borrower, any U.S. Guarantors or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

14.15.6	Each U.S. Guarantor and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan.

14.15.7	Neither any U.S. Guarantor nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions.

14.15.8	Neither any U.S. Guarantor nor any ERISA Affiliate has incurred or reasonably expects to incur any material liability to PBGC.

14.16	Margin Stock

14.16.1	No member of the Group is engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

14.16.2	None of the proceeds of the Loan or other extensions of credit under this Agreement will be used directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry Margin Stock or for any other purpose which might cause all or any Loans (or any part thereof) or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U, T or Regulation X.

14.16.3	No U.S. Guarantor or any agent acting on its behalf has taken or will take any action which might cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

14.17	Investment Companies

No member of the Group is an “investment company” or an “affiliated person” of an “investment company” as such terms are defined in the Investment Company Act of 1940 of the United States (the “1940 Act”) or otherwise subject to regulation under the Public Utility Holding Company Act of 1935 of the United States, the Federal Power Act of 1935 of the United States or the 1940 Act or any United States federal or state statute or regulation restricting or limiting its ability to incur indebtedness.

14.18	Encumbrances

Save for Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of any member of the Group.

14.19	No Event of Default

No Event of Default has occurred and is continuing or may be expected to result from the making of any Advance hereunder.

14.20	Priority Indebtedness

No member of the Group has created any Priority Indebtedness as at 26 September 2003, other than the Priority Indebtedness which has been disclosed to the Facility Agent as existing as at 26 September 2003.

14.21	No Winding-up

No Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any Obligor for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise save for any solvent reorganisation previously approved by an Instructing Group in writing) or for the enforcement of an Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee, or similar officer of it or of any or all of its assets or revenues.

14.22	Intellectual Property

14.22.1	Each member of the Group (other than the Borrower) has good and sufficient title to, or licenses of, and all material authorisations to use all Intellectual Property Rights that are necessary for the operation of its business, without infringement of or conflict with the rights of any other person, where failure to do so or where such infringement or conflict might reasonably be expected to have a Material Adverse Effect.

14.22.2	The Borrower does not own, licence or have the right to use any material Intellectual Property Rights (other than its business name and logo).

14.23	Taxation

14.23.1	Each Obligor has duly and punctually paid and discharged or caused to be paid and discharged all taxes, assessments and governmental charges imposed upon it or its assets within the time period allowed therefore without imposing tax penalties or creating any Encumbrance with priority to the Banks or to the security granted or evidenced by the Security Documents (save to the extent that such taxes, assessments and governmental charges are not material or adequate reserves are being maintained for those taxes and where non-payment thereof would not result in an Encumbrance with priority to the Banks or to the security created or evidenced by the Security Documents).

14.23.2	No Obligor is overdue in the filing of any tax returns where failure to file could reasonably be expected to have a Material Adverse Effect.

14.23.3	No claims are being or, to the best of the knowledge and belief of each Obligor, are reasonably likely to be asserted against any Obligor with respect to taxes which could reasonably be expected to have a Material Adverse Effect.

14.23.4	No Obligor has any material unindemnified tax liabilities which have not been but should have been recorded in its statutory accounts.

14.23.5	Giving effect to all extensions requested and received, the Obligors on a timely basis have properly filed or caused to be filed (and, where applicable, have been included in) all material U.S. Tax returns, reports and statements (whether federal, provincial, state, local or otherwise) applicable to them in all jurisdictions in which such returns, reports and statements are required to be filed. All such U.S. Tax returns are correct and complete in all material respects.

14.23.6	Giving effect to all extensions requested and received, the Obligors on a timely basis have paid or caused to be paid all material U.S. Taxes due whether or not shown on any tax return, together with applicable interest and penalties, except to the extent such U.S. Taxes are contested in good faith and with respect to which adequate reserves have been set aside for the payment thereof.

14.24	Group Structure Chart

The Group Structure Chart is true, complete and accurate in all respects (save for inaccuracies of an immaterial nature).

14.25	Material Intra-Group Loans

There has been no material change in any Intra-Group Loan (other than those permitted pursuant to Clause 18.17 (Loans and Guarantees)) in excess of £1,000,000 (or its equivalent in other currencies) which has been made by or to an Obligor and which is outstanding since last reported to the Banks pursuant to the provisions of sub-clause 15.9.1 of Clause 15.9 (Additional Quarterly Information).

14.26	Environmental Compliance

Each member of the Group has duly performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

14.27	Consignment Lines

The Group has available to it such Consignment Lines as are required in the ordinary course of business of its precious metals division.

14.28	Security

Each Security Document to which it is a party creates the security interest which that Security Document purports to create or, if that Security Document purports to evidence a security interest, accurately evidences a security interest which has been validly created and each security interest ranks in priority as specified in the Security Document creating or evidencing that interest save to the extent stated in any legal opinion delivered pursuant to paragraph D of Schedule 3 (Conditions Precedent).

14.29	Repetition of Representations

14.29.1	The Repeated Representations shall, subject to the provisions of sub-clause 14.29.2 below, be deemed to be repeated by each relevant Obligor by reference to the facts and circumstances then existing on each date on which a Notice of Drawdown is delivered, each date on which an Advance is or is to be made (or, as the case may be, rolled-over) and on the first day of each Interest Period in respect of the Facility B Advance).

14.29.2	The Repeated Representations set out in Clause 14.24 (Group Structure Chart) and Clause 14.25 (Material Intra-Group Loans) shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on (i) each date on which the information referred to in Clause 15.8 (Group Structure Chart) is delivered (in respect of the representation set out at Clause 14.24 (Group Structure Chart) and (ii) on each date on which the information referred to in sub-clause 15.9.1 of Clause 15.9 (Additional Quarterly Information) is delivered (in respect of the representation set out at Clause 14.25 (Material Intra-Group Loans).

15.	FINANCIAL INFORMATION

15.1	Annual Statements

Each Obligor shall as soon as the same become available (to the extent that such are produced or required by the laws of the jurisdiction of incorporation of such Obligor to be produced), but in any event within 180 days after the end of each of its financial years, deliver to the Facility Agent in sufficient copies for the Banks its financial statements (or, in the case of the Borrower, the consolidated financial statements of the Group) for such financial year, audited (in the case of the Borrower) by an internationally recognised firm of independent auditors licensed to practise in its jurisdiction of incorporation.

15.2	Semi-annual Statements

The Borrower shall as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, deliver to the Facility Agent in sufficient copies for the Banks the unaudited, consolidated financial statements of the Group for such period.

15.3	Quarterly Statements

The Borrower shall, as soon as the same become available, but in any event within 45 days after the end of the first, second and third Financial Quarters and within 60 days after the end of the final Financial Quarter in any financial year, deliver to the Facility Agent, in sufficient copies for the Banks, the unaudited, consolidated financial statements of the Group for such period. Such financial statements shall be in the agreed form and shall include the Required Quarterly Information.

15.4	Monthly Information

The Borrower shall as soon as the same becomes available, but in any event within 21 days after the end of each calendar month, deliver to the Facility Agent in sufficient copies for the Banks, the management information for such month (including, without limitation, an update with respect to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]), in the form agreed prior to the date of the Amendment Agreement.

15.5	Requirements as to Financial Statements

Each Obligor shall ensure that each set of financial statements delivered by it pursuant to Clause 15.1 (Annual Statements), and the Borrower shall ensure that each set of financial statements delivered by it pursuant to Clause 15.2 (Semi-Annual Statements) or Clause 15.3 (Quarterly Statements) is certified by an Authorised Signatory of such Obligor as giving, in the case of an Obligor incorporated in the UK, a true and fair view of its financial condition or, in the case of Obligors incorporated outside the UK, fairly representing its financial condition (or in the case of the Borrower, the consolidated financial condition of the Group) as at the end of the period to which those financial statements relate and of the results of its (or, as the case may be, the Group’s) operations during such period.

15.6	Compliance Certificates

15.6.1	The Borrower shall ensure that each set of financial statements delivered by it pursuant to Clause 15.3 (Quarterly Statements) is accompanied by a Compliance Certificate signed by the Treasurer or any other more senior financial officer of the Borrower who is an Authorised Signatory of the Borrower.

15.6.2	The Borrower shall (subject to the Facility Agent on behalf of the Banks signing an engagement letter with the Borrower’s auditors in a form acceptable to the Banks and the Borrower’s auditors) procure that a Compliance Certificate is duly signed by its auditors or that its auditors give an opinion on the Borrower’s Compliance Certificate, and such is delivered to the Facility Agent within 90 days after the end of each of its financial years.

15.7	Annual Profit and Loss and Cashflow Forecasts

The Borrower shall, within 30 days after the beginning of each of its financial years, deliver to the Facility Agent in sufficient copies for the Banks, the 12-month consolidated forecasts, in the form of a monthly analysis, (which will include, without limitation, a profit and loss forecast, a balance sheet forecast and a cash flow forecast) of the Borrower for such financial year.

15.8	Group Structure Chart

15.8.1	The Borrower shall, within 21 days after the end of each of its Financial Quarters, deliver to the Facility Agent in sufficient copies for the Banks, a statement setting out all changes to the Group Structure Chart (including, without limitation, changes to the capital and share ownership of any member of the Group and any changes in the ownership by any member of the Group of non-wholly owned subsidiaries or minority shareholdings).

15.8.2	The Borrower shall, within 21 days after the end of each of its financial years, deliver to the Facility Agent in sufficient copies for the Banks, a complete and up-to-date structure chart for the Group.

15.9	Additional Quarterly Information

The Borrower shall, within 21 days after the end of each Financial Quarter, deliver to the Facility Agent in sufficient copies for the Banks:

15.9.1	a schedule setting out all Intra-Group Loans in excess of £1,000,000 (or its equivalent in other currencies) which have been made by or to an Obligor and which are outstanding at such time; and

15.9.2	details of the Priority Indebtedness outstanding on the last day of such Financial Quarter, including a list of all items (and the amounts thereof) falling within the definition of “Priority Indebtedness” or within any exclusion contained in such definition.

15.10	Consignment Lines

The Borrower shall, within 14 days of the end of each calendar month, deliver to the Facility Agent in sufficient copies for the Banks a breakdown of its utilisation of the Consignment Lines at the end of such calendar month until the earlier of the day on which the Borrower confirms in writing to the Facility Agent that either:

15.10.1	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] in respect of [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] such that Facility B has been cancelled or, as the case may be, repaid in full and cancelled; or

15.10.2	the Group has available to it, on a committed basis, such Consignment Lines as are required in the ordinary course of business of its precious metals division, and the Facility Agent (on the instructions of an Instructing Group, acting reasonably) is satisfied that this is the case.

If the confirmation referred to above is made with reference to sub-clause 15.10.2 then the Borrower shall, within 14 days of the end of each calendar month which ends after such confirmation, deliver a confirmation (with such evidence, if any, as the Facility Agent may (acting reasonably) request) that the Consignment Lines referred to in sub-clause 15.10.2 continue to be available to it on a committed basis.

15.11	Security Recourse Amount

The Borrower shall within 21 days after the end of each calendar month, deliver to the Facility Agent, a certificate stating the Security Recourse Amount at such time (including calculations).

15.12	Semi-Annual Management Presentations

The senior management of the Borrower shall, within 45 days of the end of the second Financial Quarter and within 60 days of the end of the final Financial Quarter in any financial year of the Borrower, deliver a presentation to the Finance Parties which presentation shall cover (without limitation) an update on the trading position of the Group.

15.13	Other Financial Information

Each Obligor shall from time to time on the request of the Facility Agent furnish the Facility Agent with such information about the business and financial condition of the Group as the Facility Agent may reasonably require except to the extent that the Obligor is subject to a bona fide confidentiality undertaking in favour of a party other than one of its affiliates or the information is, in the reasonable opinion of the Obligor, of a price sensitive nature.

15.14	Accounting Policies

The Borrower shall ensure that each set of financial statements delivered by it pursuant to this Clause 15 is prepared using accounting policies, practices, procedures and a reference period consistent with the Applicable Accounting Principles (consistently applied) unless, in relation to any such set of financial statements, the Borrower notifies the Facility Agent that there have been one or more changes in any such accounting policies, practices, procedures or reference period and the auditors of the Borrower provide:

15.14.1	a description of the changes and the adjustments which would be required to be made to those financial statements in order to cause them to use the Applicable Accounting Principles; and

15.14.2	sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Banks to make an accurate comparison between the financial position indicated by those financial statements and the Original Financial Statements, and any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the Applicable Accounting Principles.

15.15	ERISA-Related Information

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Banks, if the Facility Agent so requests):

15.15.1	promptly and in any event within fifteen days after any U.S. Guarantor or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of an Employee Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B);

15.15.2

promptly and in any event within thirty days after any U.S. Guarantor or any ERISA Affiliate knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, the written statement of the Chief Financial Officer of such U.S. Guarantor or ERISA Affiliate, as applicable, describing such ERISA Event and the action, if any, which it proposes to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; providing that, in the case of

ERISA Events under paragraph (d) of the definition thereof, the 15-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Event; and

15.15.3	promptly, and in any event within thirty days, after becoming aware that there has been (A) a material increase in Unfunded Pension Liabilities, taking into account only Employee Plans with positive Unfunded Pension Liabilities; (B) the existence of a potential withdrawal liability under Section 4201 of ERISA, if the U.S. Guarantor and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans; (C) the adoption of, or the commencement of contributions to, any Employee Plan subject to Section 412 of the Code by any Obligor or any ERISA Affiliate; or (D) the adoption of any amendment to an Employee Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of any Obligor, the detailed written description thereof from the Chief Financial Officer of each affected U.S. Guarantor or ERISA Affiliate, as applicable.

16.	FINANCIAL CONDITION

16.1	Financial Condition

The Borrower shall ensure that the financial condition of the Group shall be such that:

16.1.1	Interest Cover: Ratio of EBITDA to Consolidated Net Interest

The ratio of the EBITDA for each Relevant Period ended on the Quarter Date specified in column one below to the Consolidated Net Interest for that Relevant Period shall be equal to or greater than the ratio set out in column two below corresponding to that date.

Column 1 Quarter Date	Column 2 EBITDA: Consolidated Net Interest
31 December 2003	[CONFIDENTIAL MATERIAL OMITTED AND FILEDSEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
31 March 2004
30 June 2004
30 September 2004
31 December 2004
31 March 2005
30 June 2005
30 September 2005

Column 1 Quarter Date	Column 2 EBITDA: Consolidated Net Interest
31 December 2005	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
31 March 2006
30 June 2006
30 September 2006
31 December 2006

16.1.2	Leverage: Ratio of Consolidated Net Borrowings to Proforma EBITDA

The ratio of Consolidated Net Borrowings on each of the Quarter Dates specified in column one below to the Proforma EBITDA for the Relevant Period ended on that Quarter Date shall be no greater than the ratio set out in column two below corresponding to that date.

Column 1 Quarter Date	Column 2 Consolidated Net Borrowings: Proforma EBITDA
31 December 2003	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
31 March 2004
30 June 2004
30 September 2004
31 December 2004
31 March 2005
30 June 2005
30 September 2005
31 December 2005
31 March 2006
30 June 2006
30 September 2006
31 December 2006

16.2	Financial Definitions

In this Clause 16 (Financial Condition) the following terms have the following meanings.

“Consolidated Net Borrowings” means as at the end of each Relevant Period the aggregate amount of (a) all obligations of the Group for or in respect of Indebtedness for Borrowed Money at such time, less (b) Available Cash at such time, but excluding any such obligations to any other member of the Group (and so that no amount shall be included or excluded more than once).

“Consolidated Net Interest” means, in respect of any Relevant Period, the aggregate amount of all interest (including, without limitation, (i) the interest element of leasing and hire purchase payments in respect of any lease or hire purchase contract which would in accordance with the Applicable Accounting Principles be treated as a finance or capital lease and (ii) capitalised interest), commission and other finance payments incurred by the Group and its Associated Undertakings in respect of Indebtedness for Borrowed Money during that Relevant Period which in accordance with Applicable Accounting Principles are treated as “interest” less any interest receivable by any member of the Group or an Associated Undertaking on any deposit or bank account but excluding:

(a)	any such amounts in respect of Indebtedness for Borrowed Money between one member of the Group or an Associated Undertaking of the Group and any other member of the Group or Associated Undertaking of the Group;

(b)	a proportion of such amounts payable and/or receivable by any Associated Undertaking equal to the proportion of its equity share capital not directly or indirectly attributable to the Borrower;

(c)	any fees payable in respect of gold or other precious metals consignment stocks; and

(d)	any professional fees and upfront fees payable in connection with or pursuant to the Finance Documents.

“Consolidated Operating Profits” means, in respect of any period, the total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations of the Group and its Associated Undertakings during such period (including only the proportion of the operating profits of any Associated Undertaking equal to the proportion of its equity share capital directly or indirectly attributable to the Borrower) all as calculated and interpreted in accordance with Applicable Accounting Principles before:

(a)	any provision on account of taxation;

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money; and any items treated as exceptional items, whether of an operational or non-operational nature (including, without limitation, exceptional costs relating to acquisitions).

“EBITDA” means, for any period, Consolidated Operating Profits in respect of such period, before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets during such period and before any amortisation of capitalised upfront fees payable in connection with precious metal consignment arrangements.

“Quarter Date” means the last Friday in each of the Group’s accounting quarters ending on or about 31 March, 30 June, 30 September and 31 December.

“Proforma EBITDA” means, in respect of any Relevant Period, EBITDA in respect of such Relevant Period:

(a)	plus, in the case of any company or business that has been acquired during such Relevant Period, the aggregate EBITDA attributable to such company or business during such Relevant Period; and

(b)	less, in the case of any company or business which has been disposed of during such Relevant Period, the aggregate EBITDA attributable to such company or business during such Relevant Period.

“Relevant Period” means each period of twelve months ending on a Quarter Date.

16.3	Financial Testing

The financial covenants set out in this Clause 16 (Financial Condition) shall be tested by reference to each of the financial statements of the Group delivered pursuant to Clause 15.1 (Annual Statements), Clause 15.2 (Semi-annual Statements), Clause 15.3 (Quarterly Statements) and each Compliance Certificate delivered pursuant to Clause 15 (Financial Information).

16.4	Accounting Terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with the Applicable Accounting Principles.

17.	SECURITY

17.1	Grant of Security

The Guarantors created security in favour of the Finance Parties prior to any Advance originally being made under this Agreement, by executing and delivering to the Facility Agent each of the Security Documents to which such Guarantor is a party listed in Schedule 3 (Conditions Precedent) and delivering to the Facility Agent all of the documents and other evidence listed in Schedule 9 (Conditions Subsequent) on or prior to the relevant date specified in Schedule 9 (Conditions Subsequent).

17.2	Secured Amounts

17.2.1	The parties hereto agree that:

(a)	the Minimum Security Amount shall, subject to any amendments approved by an Instructing Group, be determined as specified in the definition of “Minimum Security Amount”;

(b)	the total amount which may be recovered and retained pursuant to the Security Documents and the guarantees and indemnities set out in Clause 20 (Guarantee and Indemnity) shall not exceed the higher of (i) the aggregate of the Security Recourse Amount and the Priority Indebtedness Excess (if any) and (ii) the Minimum Security Amount; and

(c)	in the event that a declaration is made under Clause 19.20 (Acceleration and Cancellation), the aggregate of the Security Recourse Amount and the Priority Indebtedness Excess (if any) will be determined and fixed on the date such declaration is made.

17.2.2	The Borrower will ensure that the Security Recourse Amount does not at any time fall below the lower of:

(a)	the Sterling Amount of the Loan at such time; and

(b)	the Minimum Security Amount at such time.

17.3	Minimum Security Amount Overriding

Notwithstanding any other provision of this Agreement, no Obligor may exercise any right given to it in this Agreement, or take any other action, if the exercise of such right or such action would or might reasonably be expected to result in a failure to comply with the provisions of sub-clause 17.2.2 of Clause 17.2 (Secured Amounts).

17.4	Release of Security

If (i) the Borrower is, at any time, granted an Investment Grade Credit Rating and (ii) Facility B has been cancelled or, as the case may be, repaid in full and cancelled, the Security (excluding, for the avoidance of doubt, any guarantee or indemnity provided by a Guarantor hereunder) will be released, and the Security Agent and the Banks (as appropriate) shall enter into such documents and take such further actions (if any) as the Borrower (on behalf of the Obligors), acting reasonably, may request in order to effect such release of security. All costs and expenses incurred by the Security Agent and/or any of the Banks in releasing such security shall be for the account of the Borrower.

18.	COVENANTS

18.1	Maintenance of Legal Validity and Legal Status

Each Obligor shall do all such things as are necessary to maintain its existence as a legal person (other than where such Obligor would cease to be a legal person as a result of the completion (in compliance with any conditions imposed thereon) of any Approved Transaction) and obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents to which it is a party.

18.2	Insurance

The Borrower shall procure that each member of the Group maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as, in the judgment of the Borrower (acting reasonably), the Group is required to maintain in order for it to carry on its businesses.

18.3	Intellectual Property Rights

The Borrower shall, and shall procure that each other member of the Group shall do all such acts and things as are necessary to maintain, protect, preserve and safeguard the Intellectual Property Rights necessary for the business of the Group and shall not terminate or discontinue the use of, or sell, transfer, lease or licence, any such Intellectual Property Rights to the extent that such would be reasonably likely to have a Material Adverse Effect.

18.4	Environmental Compliance

The Borrower shall ensure that each member of the Group shall comply in all respects with all Environmental Law and obtain and maintain any Environmental Permits, breach of which (or failure to obtain, maintain or take which) is reasonably likely to have a Material Adverse Effect.

18.5	Environmental Claims

The Borrower shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group in any case where such claim is (a) reasonably likely to be adversely determined against such member of the Group and (b) if so determined, is reasonably likely to have a Material Adverse Effect.

18.6	Notification of Events of Default

The Borrower shall promptly inform the Facility Agent of the occurrence of any Event of Default or Potential Event of Default and, upon receipt of a written request to that effect from the Facility Agent, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

18.7	Claims Pari Passu

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under:

18.7.1	the Finance Documents to which it is a party (other than the Security Documents to which it is a party) rank at least pari passu with the claims of all its other present and future unsecured and unsubordinated obligations save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application other than those applying as a result of any default; and

18.7.2	the Security Documents to which it is a party rank ahead of the claims of all its other creditors against the assets the subject of the Encumbrances created by or pursuant to the Security Documents save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application which were referred to in the legal opinions delivered pursuant to Schedule 3 (Conditions Precedent) (other than those applying as a result of any default).

18.8	Consents and Approvals

The Borrower shall ensure that each member of the Group shall comply with all applicable laws and obtain and maintain all governmental and regulatory consents, licences, authorisations and approvals the failure to comply with which or the failure to obtain and maintain which is reasonably likely to have a Material Adverse Effect.

18.9	Negative Pledge

No Obligor shall and the Borrower shall ensure that no member of the Group shall, create or permit to subsist any Encumbrance over all or any of its present or future revenues or assets other than a Permitted Encumbrance.

18.10	Subsidiary Financial Indebtedness

The Borrower shall ensure that no other Obligor or other member of the Group shall incur, create or permit to subsist or remain outstanding any Financial Indebtedness, other than:

18.10.1	Financial Indebtedness falling within sub-paragraph (a) and, to the extent it relates directly to sub-paragraph (a), sub-paragraph (d) of that definition, outstanding at the date on which this Agreement was originally entered into, which has been disclosed to the Facility Agent in the certificate provided by the Borrower and referred to in Schedule 3 (Conditions Precedent), together with any other Financial Indebtedness outstanding from time to time, provided that the maximum aggregate amount of all such indebtedness falling within this sub-clause 18.10.1 shall not at any time exceed £70,000,000 (or its equivalent in other currencies);

18.10.2	Financial Indebtedness in respect of any property acquired or constructed after the date on which this Agreement was originally entered into, to the extent that such Financial Indebtedness is secured by an Encumbrance falling within paragraph (i) of the definition of “Permitted Encumbrance”;

18.10.3	Intra-Group Loans outstanding at 26 September 2003 and set out in the schedule delivered to the Facility Agent as a condition precedent to the Amendment Agreement;

18.10.4	Financial Indebtedness created with the prior written consent of an Instructing Group;

18.10.5	Intra-Group Loans made by one Guarantor to another Guarantor provided that such loans do not exceed in aggregate £20,000,000 at any time;

18.10.6	Intra-Group Loans arising in the ordinary course of trading or arising as a result of (a) cash management arrangements set out in Part B of Schedule 17 (Existing Cash Management Arrangements) (as such Part B of Schedule 17 (Existing Cash Management Arrangements) may be updated by notice in writing from the Borrower to the Facility Agent delivered together with the financial statements delivered pursuant to Clause 15.2 (Semi-annual Statements) and setting out a revised Schedule 17) or (b) future ordinary day-to-day cash management arrangements up to a net amount of £20,000,000;

18.10.7	directly in connection with the consummation in the ordinary course, of any Approved Transaction provided that in the case of any Financial Indebtedness incurred, created or permitted to subsist by an Obligor pursuant to this sub-clause 18.10.7, the Borrower shall prior to the consummation of such Approved Transaction give the Facility Agent notice thereof and shall answer any reasonable questions the Facility Agent may have in connection therewith; and

18.10.8	Financial Indebtedness (not falling within sub-clauses 18.10.1 to 18.10.7 above) which may be incurred or created, or which is permitted to subsist or remain outstanding in accordance with the provisions of Clause 18.17 (Loans and Guarantees).

18.11	Disposals

18.11.1	Save for Disclosed Committed Disposals or Approved Transactions (provided that in the case of any disposal by an Obligor pursuant to this sub-clause 18.11.1 in relation to any Approved Transaction the Borrower shall prior to the consummation of such Approved Transaction give the Facility Agent notice thereof and shall answer any reasonable questions the Facility Agent may have in connection therewith) no Obligor shall, and the Borrower shall ensure that no other member of the Group shall sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or its assets or its business or undertakings other than disposals:

(a)	for cash made in the ordinary and usual course of business on arm’s length commercial terms;

(b)	made by:

(i)	any member of the Group to a Guarantor;

(ii)	any member of the Group which is not an Obligor to any other member of the Group which is not an Obligor; or

(iii)	any Obligor to any member of the Group which is not an Obligor provided that (x) the aggregate Net Disposal Proceeds (disregarding, for the purposes of calculating “Net Disposal Proceeds” under this paragraph (iii), the proviso to the definition of “Net Disposal Proceeds”) received during any financial year do not exceed a maximum amount of £10,000,000; and (y) the aggregate EBITDA attributable to all such assets, businesses or undertakings disposed of during any financial year does not exceed £3,000,000;

(c)	of cash in the ordinary course of business;

(d)	for cash of receivables under the Asset Securitisation Programme, subject to a maximum aggregate amount of $70,000,000 at any time outstanding;

(e)	for cash of receivables in connection with any other debt factoring, securitisation or similar arrangement entered into by a member of the Group other than an Obligor in the ordinary course of its business, subject to a maximum aggregate amount of US$50,000,000 at any time outstanding;

(f)	for cash of obsolete assets not required for the operation of the businesses of the Group by any member of the Group;

(g)	made with the prior written consent of an Instructing Group (including, without limitation, any disposal made by one member of the Group to another member of the Group which disposal does not fall within paragraph (b) above and disposals in connection with sale and leaseback transactions);

(h)	for cash, the Net Disposal Proceeds of which are applied in accordance with the provisions of Clause 8.8 (Mandatory Prepayment from Disposals) or, once Facility B has been repaid in full and cancelled, are applied in voluntary prepayment of amounts outstanding under Facility A in accordance with the provisions of Clause 8.2 (Voluntary Prepayment—Facility A);

(i)	on arm’s length commercial terms for cash, by any member of the Group, of revenues, assets, businesses or undertakings subject to the Security provided that the aggregate Net Disposal Proceeds in respect of all such disposals made after the date of the Amendment Agreement do not, at any time, exceed £5,000,000; and

(j)	on arm’s length commercial terms for cash by any member of the Group which disposals do not fall within paragraphs (a) to (i) above, provided that (1) the Net Disposal Proceeds in respect of any disposal do not exceed £10,000,000 and provided further that the aggregate Net Disposal Proceeds received during any financial year and falling within this paragraph (j) do not exceed £30,000,000.

18.12	Mergers

The Borrower shall ensure that no Obligor shall, without the prior written consent of an Instructing Group (except in the case of the Borrower which shall require the prior written consent of all Banks), merge or participate in any other type of corporate reorganisation with any person, unless:

18.12.1	such a merger or reorganisation is made on arm’s length commercial terms; and

18.12.2	the Consolidated Total Assets of the Group are not reduced as a result of such a merger or reorganisation.

18.13	Federal Reserve Regulations

Each U.S. Guarantor shall and shall procure that each ERISA Affiliate shall (except as may be otherwise agreed by an Instructing Group) use the Facilities without violating Regulations T, U and X.

18.14	Compliance with ERISA

No Obligor shall:

18.14.1	allow, or permit any of its ERISA Affiliates to allow, (i) any Employee Plan with respect to which any U.S. Guarantor or any of its ERISA Affiliates may have any liability to terminate, (ii) any U.S. Guarantor or ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan, (iii) any ERISA Event to occur with respect to any Employee Plan, or (iv) any Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to exist involving any of its Employee Plans; to the extent that any of the events described in (i), (ii), (iii) or (iv), singly or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

18.14.2	allow, or permit any of its ERISA Affiliates to allow, (i) the aggregate amount of Unfunded Pension Liability among all Employee Plans (taking into account only Employee Plans with positive Unfunded Pension Liability) at any time to exceed any amount which might reasonably be expected to have a Material Adverse Effect; or (ii) the aggregate potential withdrawal liability under Section 4201 of ERISA, if the Borrower and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans, to exceed any amount which might reasonably be expected to have a Material Adverse Effect; or

18.14.3	fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, might reasonably be expected to have a Material Adverse Effect.

18.15	Compliance with U.S. Regulations

No U.S. Guarantor shall become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act. Neither the making of any Advance, nor the application of the proceeds nor repayment thereof by any U.S. Guarantor nor the consummation of the other transactions contemplated hereby will violate any provision of such act or any rule, regulation or order of the SEC thereunder.

18.16	Security

18.16.1	Each Obligor shall, and the Borrower shall procure that each other member of the Group shall, at its own expense, take all such action as the Facility Agent or the Security Agent may require (acting reasonably) for the purpose of perfecting or protecting the Facility Agent’s or Security Agent’s rights under and preserving the security interests created or intended to be created or evidenced by any of the Finance Documents, or as the Facility Agent or the Security Agent may require following the making of any declaration pursuant to Clause 19.20 (Acceleration and Cancellation) or 19.21 (Advances Due on Demand) for facilitating the realisation of any such security or any part thereof.

18.16.2	Each Obligor shall ensure that each Security Document to which it is a party creates the security interest which that Security Document purports to create or, if that Security Document purports to evidence a security interest, accurately evidences a security interest which has been validly created and that each security interest ranks in priority as specified in the Security Document creating or evidencing that interest subject to any limitation on the creation of security set out in any legal opinion delivered pursuant to paragraph D of Schedule 3 (Conditions Precedent).

18.17	Loans and Guarantees

No Obligor shall, and the Borrower shall procure that no other member of the Group shall, make any loans, grant any credit or other financial accommodation or give any guarantee (except as required by the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person except:

18.17.1	any loans and guarantees existing at the date on which this Agreement was originally entered into;

18.17.2	any guarantee or indemnity falling within the provisions of sub-clause 18.10.1 of Clause 18.10 (Subsidiary Financial Indebtedness);

18.17.3	credit granted in the ordinary course of trade;

18.17.4	indemnities or guarantees given by one member of the Group (i) in respect of indebtedness of another member of the Group which are given in the ordinary course of trading and upon terms usual for such trade or (ii) relating to joint venture arrangements to which any member of the Group is party, up to an aggregate maximum amount of £5,000,000 at any time; or

18.17.5	loans from any member of the Group which is not a Guarantor, to a Guarantor, which loans were outstanding at the date on which this Agreement was originally entered into (as listed in the schedule delivered to the Facility Agent pursuant to paragraph E10 of Schedule 3 (Conditions Precedent));

18.17.6	loans made by one member of the Group to another member of the Group arising in the ordinary course of trading or arising as a result of (a) cash management arrangements set out in Part B of Schedule 17 (Existing Cash Management Arrangements) (as such Part B of Schedule 17 (Existing Cash Management Arrangements) may be updated by notice in writing from the Borrower to the Facility Agent delivered together with the financial statements delivered pursuant to Clause 15.2 (Semi-Annual Statements) and setting out a revised Schedule 17 (Existing Cash Management Arrangements) or (b) future ordinary day-to-day cash management arrangements up to a net amount of £20,000,000;

18.17.7	loans from an Obligor to any member of the Group which is not an Obligor, which loans were outstanding at the date on which this Agreement was originally entered into, (as listed in the schedule delivered to the Facility Agent pursuant to paragraph E10 of Schedule 3 (Conditions Precedent)) or, in the case of loans which were made after the date of the Amendment Agreement, which do not exceed in aggregate £10,000,000 at any time;

18.17.8	loans from any member of the Group to the Borrower for the sole purpose of financing the Borrower’s normal operating cash flow needs;

18.17.9	loans from an Obligor to another Obligor provided that such loans do not exceed in aggregate £20,000,000 at any time;

18.17.10	loans from any member of the Group which is not an Obligor to another member of the Group which is not an Obligor; and

18.17.11	loans made directly in connection with the consummation, in the ordinary course, of any Approved Transaction, provided that in the case of any loan made by or to an Obligor pursuant to this sub-clause 18.17.11, the Borrower shall prior to the consummation of such Approved Transaction, give the Facility Agent notice thereof and answer any reasonable questions the Facility Agent may have in connection therewith.

18.18	Acquisitions

18.18.1	No Obligor shall, and the Borrower shall procure that no other member of the Group shall (without the prior written consent of an Instructing Group):

(a)	purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in, or incorporate, any other company or agree to do any of the foregoing; or

(b)	purchase or otherwise acquire any business or any assets which, when taken together, constitute a business,

provided that the following shall be excluded from this sub-clause 18.18.1:

(i)	Committed Acquisitions and Approved Transactions if applicable provided that in the case of any Approved Transaction by an Obligor pursuant to this sub-clause 18.18.1, the Borrower shall prior to the consummation of such Approved Transaction, give the Facility Agent notice thereof and answer any reasonable questions the Facility Agent may have in connection therewith.

(ii)	any single acquisition or series of acquisitions if the aggregate consideration paid or payable in respect thereof does not exceed £15,000,000 (or its equivalent in other currencies) in any financial year;

(iii)	any acquisition financed solely by the issue of equity;

(iv)	any acquisition financed solely by the use of Net Disposal Proceeds in excess of £80,000,000 received in respect of Project Blue provided that and for the avoidance of doubt such Net Disposal Proceeds received in respect of Project Blue may not be utilised in any such acquisition until such time as Facility B has been repaid and cancelled in full;

(v)	purchase, subscription or acquisition of shares or businesses by a Guarantor in another Guarantor or by a non-Obligor in another non-Obligor; and

(vi)	to the extent not covered above, purchase, subscription or acquisition of shares in a member of the Group if the aggregate consideration paid or payable in respect thereof does not exceed £10,000,000 in any financial year.

18.19	Dividends and Distributions

The Borrower shall not pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution (whether in cash) or make any distribution of assets or other payment whatsoever in respect of share capital at any time prior to the day falling 5 Business Days after receipt by the Facility Agent of the financial statements delivered pursuant to Clause 15.3 (Quarterly Statements) and the Compliance Certificate delivered pursuant to Clause 15.6 (Compliance Certificates) which demonstrate satisfaction of the De-Leverage Requirement for the second of two consecutive Financial Quarters, and may only do so thereafter if no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom.

18.20	Bond Repurchase

No Obligor shall, and the Borrower shall procure that no other member of the Group shall, redeem, repurchase, defease or retire any listed securities issued by it or any securities issued under the 1997 Private Placement or the 2000 Private Placement provided that:

18.20.1	each of the Convertible Bond, the 1997 Private Placement and/or the 2000 Private Placement may be refinanced on terms which are no more onerous than its existing terms or otherwise on terms previously approved in writing by an Instructing Group;

18.20.2	the Borrower shall be entitled to make scheduled repayments of principal pursuant to the terms and conditions of the Convertible Bond, the 1997 Private Placement or the 2000 Private Placement; and

18.20.3	the Borrower shall be entitled to make market purchases of the Convertible Bond, and/or to redeem all or part of the Convertible Bond prior to its final maturity date, provided that on or prior to such market purchase or redemption the Facility B Commitments are cancelled by an amount equal to the amount of the Convertible Bonds so purchased or redeemed.

18.21	Amendments

No Obligor shall, and the Borrower shall procure that no member of the Group shall, amend, vary, modify or supplement any term or condition relating to the payment obligations, covenants or events of default (howsoever described) of:

18.21.1	the Convertible Bond;

18.21.2	the 1997 Private Placement; and

18.21.3	the 2000 Private Placement,

other than any amendment or variation which is of a minor or technical nature or which is not material to the interests of the Finance Parties or which is in the interests of the Finance Parties.

18.22	Notification of Material Proceedings

The Borrower shall promptly inform the Facility Agent if any action or administrative proceeding of or before any court, arbitrator or agency (including, but not limited to investigative proceedings) which could reasonably be expected to have a Material Adverse Effect has been started or (to the best of its knowledge) threatened against it or any other member of the Group or against its or such other member of the Group’s assets.

18.23	Arm’s Length Basis

No Obligor shall, and the Borrower shall procure that no other member of the Group shall, enter into any arrangement or contract with any of its affiliates or any other member of the Group save where:

18.23.1	both parties to the arrangement are Obligors or both parties to the arrangement are non-Obligors; or

18.23.2	in any other case such arrangement or contract is entered into on an arm’s length basis and on terms no worse than current trading arrangements or is fair and equitable to such Obligor or other member of the Group; or

18.23.3	it is pursuant to any other transaction expressly permitted under the terms of the Finance Documents.

For the purposes of this Clause 18.23 “affiliate” of the specified person shall mean any other person directly or indirectly controlling or controlled by or under common control with such specified person or which is a director, officer or partner (limited or general) of such specified person; for the purposes of this definition “control”, when used with respect of any specified person, means the possession, direct or indirect, of the power to vote five per cent (5%) or more of the securities having ordinary voting power for the election of directors or the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

18.24	Restrictions on Prepayments

No Obligor shall, and the Borrower shall procure that no other member of the Group shall (save as permitted or required by the terms of the Finance Documents) pay, prepay or repay or defease, exchange or repurchase or otherwise satisfy prior to the scheduled maturity thereof, or make a payment in violation of any subordination terms of any Indebtedness for Borrowed Money prior to its due date, except that any single prepayment or other satisfaction or series of prepayments or other satisfaction that does not exceed an aggregate of £5,000,000 made in any financial year, shall be permitted.

18.25	Constitutive Documents

No Obligor shall, and the Borrower shall procure that no other member of the Group shall, vary, supplement or amend its constitutive documents in a manner which might reasonably be expected to have a Material Adverse Effect or which would materially adversely effect the interests of the Finance Parties.

18.26	Cash

Each Obligor shall, and the Borrower shall procure that each other member of the Group shall, ensure that all sums held by it or received by it are deposited into bank accounts held with Banks only, save for aggregate net cash balances for the Group of an amount not exceeding £60,000,000 at any time but excluding any cash subject to an Encumbrance permitted pursuant to paragraphs (b) to (m) of the definition of Permitted Encumbrance.

18.27	Compliance with Laws

Each Obligor shall, and the Borrower shall procure that each other member of the Group shall, comply with all applicable laws, rules, regulations and orders where failure to do so might reasonably be expected to have a Material Adverse Effect.

18.28	Repayment of Specified Intercompany Loans

The Borrower shall ensure that no Advance under any Facility is applied in the repayment of any amount outstanding under the Relevant Intercompany Loans.

18.29	Permitted Priority Indebtedness Amount

The Borrower agrees that the amount of Priority Indebtedness (excluding the Sterling Amount of the Loan) shall not at any time exceed the Permitted Priority Indebtedness Amount.

19.	EVENTS OF DEFAULT

Each of Clause 19.1 (Failure to Pay) to Clause 19.19 (Employee Plans) describes circumstances which constitute an Event of Default for the purposes of this Agreement.

19.1	Failure to Pay

Any sum due from an Obligor or the Obligors under any Finance Document is not paid in the currency and in the manner specified herein unless:

19.1.1	the payment is in respect of principal or interest which was not paid as a result of administrative or technical error in the banking system or failure by the banking system in the transmission of funds and payment is made within two Business Days of its due date; or

19.1.2	the payment is in respect of an amount other than principal or interest and that payment is received by the Facility Agent within two Business Days of the relevant Obligor receiving written notice from the Facility Agent specifying that such payment is due.

19.2	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in this Agreement or in any other Finance Document or in any notice or other document, certificate or statement delivered by it pursuant hereto or thereto is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

19.3	Specific Covenants

Any Obligor fails duly to perform or comply with any of the obligations expressed to be assumed by it in:

19.3.1

Clause 17 (Security), Clause 18.1 (Maintenance of Legal Validity and Legal Status), Clause 18.7 (Claims Pari Passu), Clause 18.9 (Negative Pledge), Clause 18.10 (Subsidiary Financial Indebtedness), Clause 18.11 (Disposals),

Clause 18.12 (Mergers), Clause 18.18 (Acquisitions), Clause 18.19 (Dividends and Distributions), Clause 18.20 (Bond Repurchase), Clause 18.21 (Amendments), Clause 18.24 (Restrictions on prepayments), Clause 18.28 (Repayment of Specified Intercompany Loans) or Clause 18.29 (Permitted Priority Indebtedness Amount);

19.3.2	Clause 8.8 (Mandatory Prepayment from Disposals), Clause 8.9 (Mandatory Prepayment from Insurance Proceeds), Clause 8.10 (Mandatory Prepayment from Debt Capital Markets Issues), Clause 15 (Financial Information) or Clause 18.17 (Loans and Guarantees) unless the failure to comply with such is remedied within five Business Days of such failure;

19.3.3	Clause 18.2 (Insurance), Clause 18.3 (Intellectual Property Rights), Clause 18.4 (Environmental Compliance), Clause 18.5 (Environmental Claims), Clause 18.6 (Notification of Events of Default), Clause 18.8 (Consents and Approvals), Clause 18.13 (Federal Reserve Regulations), Clause 18.14 (Compliance with ERISA), Clause 18.15 (Compliance with U.S. Regulations), Clause 18.16 (Security), Clause 18.22 (Notification of Material Proceedings), Clause 18.23 (Arm’s Length Basis), Clause 18.25 (Constitutive Documents), Clause 18.26 (Cash), Clause 18.27 (Compliance with Laws) or the proviso to Clause 20.12 (Limitation on Guarantees of Vesuvius—Premier Refractories (Holdings) Limited and Vesuvius UK Limited (formerly known as Vesuvius Premier Refractories Limited)), unless the failure to comply with such is capable of remedy and is remedied within ten Business Days of the earlier of the relevant Obligor becoming aware of such failure and the Facility Agent giving notice thereof to the Borrower.

19.4	Financial Condition

At the relevant time any requirement of Clause 16.1 (Financial Condition) is not satisfied.

19.5	Other Obligations

Any Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in a Finance Document and such failure, if capable of remedy, is not remedied within thirty days after the Facility Agent has given notice thereof to such Obligor.

19.6	Cross Default

Any Financial Indebtedness of any Obligor or any other member of the Group is not paid when due or as extended by any originally applicable grace period, any Financial Indebtedness of any Obligor or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of a default or event of default (howsoever called), any commitment for any Financial Indebtedness of any Obligor or any other member of the Group is cancelled or suspended by a creditor of any Obligor or any other member of the Group by reason of a default or event of default (howsoever called) or any creditor of any Obligor or any other member of the

Group becomes entitled to declare any Financial Indebtedness of any Obligor or any other member of the Group due and payable prior to its specified maturity by reason of a default or event of default (howsoever called), provided that it shall not constitute an Event of Default if the aggregate amount (or its equivalent in sterling) of all such Financial Indebtedness is less than £7,500,000.

19.7	Insolvency and Rescheduling

Any Obligor is unable or admits in writing its inability to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors generally (or any class of them) (other than an arrangement under Section 425 of the Companies Act 1985 for the purpose of a solvent merger or amalgamation).

19.8	Administration Orders, Receivers, Winding-Up

Any:

19.8.1	corporate action or other steps are taken or legal proceedings are started for the administration of any Obligor (other than a U.S. Guarantor) (hereinafter, a “non-U.S. Obligor”) unless:

(a)	such steps or legal proceedings relate to the presentation of a administration petition by a third party creditor of the relevant non-U.S. Obligor;

(b)	such petition is frivolous and vexatious and is dismissed within 7 days of the same being presented; and

(c)	during such 7 days period the relevant non-U.S. Obligor takes appropriate steps, in good faith, to contest such petition; or

19.8.2	administrative or other receiver, manager, trustee or similar officer is appointed in respect of any non-U.S. Obligor or in respect of all or any of a non-U.S. Obligor’s revenues and assets unless:

(a)	such appointment is frivolous and vexatious and is discharged within 28 days;

(b)	during such 28 day period the relevant non-U.S. Obligor takes appropriate steps, in good faith, to contest such appointment; and

(c)	the directors of the relevant non-U.S. Obligor did not request any person to appoint such a receiver, manager, trustee or similar officer; or

19.8.3	meeting of any non-U.S. Obligor is convened for the purpose of considering any resolution for (or a petition for) the winding-up of such a non-U.S. Obligor or any non-U.S. Obligor passes such a resolution; or

19.8.4	person presents a petition for the winding-up of any non-U.S. Obligor unless:

(a)	such petition is frivolous and vexatious and is dismissed within 28 days of the same being presented; and

(b)	during such 28 days period the relevant non-U.S. Obligor takes appropriate steps, in good faith, to contest such petition; or

19.8.5	order for the winding-up, dissolution or administration of any non-U.S. Obligor is made,

provided that none of sub-clauses 19.8.1 to 19.8.5 above shall give rise to an Event of Default if the relevant circumstances relate to a Guarantor pursuant to either (1) an amalgamation or re-organisation, the terms of which have first been approved in writing by an Instructing Group or (2) a voluntary solvent winding-up, or a merger of two companies, in connection with the transfer of the business undertaking and assets of the relevant Guarantor to another Guarantor which is incorporated in the same jurisdiction.

19.9	Insolvency and Rescheduling

19.9.1	Any U.S. Guarantor shall:

(a)	apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(b)	make a general assignment for the benefit of its creditors;

(c)	commence a voluntary case under Title II of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(d)	file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(e)	take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

provided that none of paragraphs (a) to (e) above shall give rise to an Event of Default if the relevant circumstances relate to a Guarantor pursuant to either (1) an amalgamation or re-organisation, the terms of which have first been approved in writing by an Instructing Group or (2) a voluntary solvent winding-up, or a merger of two companies, in connection with the transfer of the business undertaking and assets of the relevant U.S. Guarantor to another U.S. Guarantor.

19.9.2	In respect of any U.S. Guarantor, a proceeding or case shall be commenced, without the application or consent of such U.S. Guarantor, in any court of competent jurisdiction, seeking:

(a)	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(b)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the U.S. Guarantor or of all or any substantial part of its property; or

(c)	similar relief in respect of the U.S. Guarantor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (a) - (c) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 45 or more days, or an order for relief against the U.S. Guarantor shall be entered in an involuntary case under Title II of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.

19.10	Execution or Distress

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part (having an aggregate value of £7,500,000 or more (or its equivalent in other currencies)) of, the property, undertaking or assets of an Obligor or any event occurs which under the laws of any jurisdiction has a similar or analogous effect unless:

19.10.1	such levy, taking of possession of effect is discharged or stayed within 30 days; and

19.10.2	during such 30 day period it is contested in good faith by appropriate means diligently pursued.

19.11	Failure to Comply with Final Judgment

Any Obligor fails to comply with or pay any sum due from it under any judgment made or given by any court of competent jurisdiction when such sums (or the sterling equivalent) exceed £1,000,000 in aggregate at any time, unless such judgment (if possible) is being contested in good faith by appropriate means diligently pursued.

19.12	Ownership of Obligors

Any Obligor ceases to be a subsidiary of the Borrower.

19.13	The Group’s Business

The Group’s main business ceases to be the manufacture, production and processing of products in relation to the electronic and ceramic sectors, or the provision of services related thereto.

19.14	Repudiation

Any Obligor repudiates a Finance Document or does or causes to be done any act or thing evidencing an intention to repudiate a Finance Document.

19.15	Illegality

At any time it is or becomes unlawful for an Obligor to perform or comply with any or all of its obligations under a Finance Document or any of the obligations of an Obligor under a Finance Document are not or cease to be legal, valid, binding and enforceable.

19.16	Invalidity

Any Finance Document is not or ceases to be in full force and effect or does not or ceases to constitute the legal, valid, binding and enforceable obligations of the Obligors.

19.17	Material Adverse Change

Any material adverse change occurs in any of the business, condition (financial or otherwise), operations, performance, properties or prospects of the Group (taken as a whole) since the date as at which the most recent audited consolidated financial statements of the Group were stated to be prepared.

19.18	Auditors’ Qualification

The auditors of the Borrower qualify their annual audit report to the consolidated accounts of the Group in a manner which is, in the opinion of an Instructing Group, material in the context of the Facilities.

19.19	Employee Plans

Any ERISA Event shall have occurred, or Clause 18.14 (Compliance with ERISA) shall be breached, and the liability of a U.S. Guarantor or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

19.20	Acceleration and Cancellation

Upon the occurrence of an Event of Default and at any time thereafter whilst such Event of Default is continuing, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by notice to the Borrower:

19.20.1	declare all or any part of the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Obligors under the Finance Documents) or declare all or any part of the Advances to be due and payable on demand of the Facility Agent; and/or

19.20.2	declare that any undrawn portion of any Facility shall be cancelled, whereupon the same shall be cancelled and the relevant Available Commitment of each Bank shall be reduced to zero; and/or

19.20.3

exercise or direct the Security Agent (on its own behalf and on behalf of the Banks) to exercise all rights and remedies of a mortgagee or a secured party (including without limitation those rights and remedies as provided for in the relevant Security Documents) at such time and (without limitation), subject to the Security Documents and to the extent permitted by applicable law, (a) foreclose on any or all of the assets subject to the Security by any available judicial procedure, (b) take possession of any or all of the assets subject to the Security and the books and records relating thereto, with or without judicial process and/or (c) enter any premises where any assets subject to the Security, or any books and records relating thereto, are located and take possession of and remove the same therefrom.

19.21	Advances Due on Demand

If, pursuant to Clause 19.20 (Acceleration and Cancellation), the Facility Agent declares all or any part of the Advances to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by notice to the Borrower:

19.21.1	require repayment of all or such part of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Obligors under the Finance Documents) or withdraw its declaration with effect from such date as it may specify; and/or

19.21.2	select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less in respect of Facility A Advances, and a period of three months or less in respect of Facility B Advances; and/or

19.21.3	exercise or direct the Security Agent to exercise (on its own behalf and on behalf of the Banks) all rights and remedies of a mortgagee or a secured party in accordance with sub-clause 19.20.3 of Clause 19.20 (Acceleration and Cancellation).

20.	GUARANTEE AND INDEMNITY

20.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

20.1.1	guarantees to each Finance Party and agrees to pay from time to time on demand any and every sum or sums of money which each Obligor (other than itself) is at any time liable to pay to any Finance Party under or pursuant to the Finance Documents and which has become due and payable but has not been paid at the time such demand is made; and

20.1.2	agrees as a primary obligation to indemnify each Finance Party from time to time on demand from and against any loss incurred by any Finance Party as a result of any of the obligations of any Obligor (other than itself) under or pursuant to the Finance Documents being or becoming void, voidable, unenforceable or ineffective as against such Obligor for any reason whatsoever, whether or not known to any Finance Party or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from such Obligor.

20.2	Additional Security

The obligations of each Guarantor herein contained shall be in addition to and independent of every other security which any Finance Party may at any time hold in respect of any Obligor’s obligations under the Finance Documents.

20.3	Continuing Obligations

The obligations of each Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of the Obligors under the Finance Documents and shall continue in full force and effect until final payment in full of all amounts owing by any Obligor under the Finance Documents and total satisfaction of all the Obligors’ actual and contingent obligations under the Finance Documents.

20.4	Obligations not Discharged

Neither the obligations of each Guarantor herein contained nor the rights, powers and remedies conferred in respect of each Guarantor upon any Finance Party by any Finance Document or by law shall be discharged, impaired or otherwise affected by:

20.4.1	the winding-up, dissolution, administration, re-organisation or any other insolvency proceeding of or in respect of any Obligor or any other person or any change in its status, function, control or ownership;

20.4.2	any of the obligations of any Obligor or any other person under any Finance Document or under any other security taken in respect of any of its obligations under any Finance Document being or becoming illegal, invalid, unenforceable or ineffective in any respect;

20.4.3	time or other indulgence being granted or agreed to be granted to any Obligor or any other person in respect of its obligations under any Finance Document or under any such other security;

20.4.4	any amendment to, or any variation, waiver or release of, any obligation of any Obligor or any other person under any Finance Document or under any such other security;

20.4.5	any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of any Obligor’s obligations under any Finance Document;

20.4.6	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any Obligor’s obligations under any Finance Document; or

20.4.7	any other act, event or omission which, but for this Clause 20.4, might operate to discharge, impair or otherwise affect any of the obligations of any Guarantor contained in any Finance Document or any of the rights, powers or remedies conferred upon any of the Finance Parties by any Finance Document or by law.

20.5	Settlement Conditional

Any settlement or discharge between an Obligor and any of the Finance Parties shall be conditional upon no security or payment to any Finance Party by an Obligor or any other person on behalf of an Obligor being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, each Finance Party shall be entitled to recover the value or amount of such security or payment from such Obligor subsequently as if such settlement or discharge had not occurred.

20.6	Exercise of Rights

No Finance Party shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of any Guarantor by the Finance Documents or by law:

20.6.1	to make any demand of any Obligor;

20.6.2	to take any action or obtain judgment in any court against any Obligor;

20.6.3	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

20.6.4	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under the Finance Documents.

20.7	Deferral of Guarantor’s Rights

20.7.1	Each of the Guarantors agrees that, so long as any amounts are or may be owed by an Obligor under any Finance Document or an Obligor is under any actual or contingent obligations under any Finance Document, it shall not exercise any rights which it may at any time have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor; and/or

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under any Finance Document; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document by all or any of the Finance Parties.

20.7.2	If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor, then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.8	Suspense Accounts

All moneys received, recovered or realised by a Bank by virtue of Clause 20.1 (Guarantee and Indemnity) may, in that Bank’s discretion, be credited to an interest bearing suspense or impersonal account and may be held in such account (with interest earned being credited to such account) for so long as such Bank thinks fit pending the application from time to time (as such Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by an Obligor to such Bank under any Finance Document.

20.9	Amendments Binding

Without prejudice to the other provisions of this Clause 20 (Guarantee and Indemnity), each Guarantor hereby confirms that if the Borrower and the Finance Parties (or any of them) enter into any agreement or other arrangement, including (without limitation) any amendment or supplement to or restatement of this Agreement or the Finance Documents or any of its or their provisions, howsoever fundamental, then the Borrower’s execution of any such agreement or other arrangement, whether or not expressly made or purportedly made on behalf of the Guarantors, shall bind each of the Guarantors and the guarantee and indemnity contained in this Clause 20 shall continue in full force and effect without the need to obtain any confirmation or acknowledgement from the Guarantors or any of them that their guarantee and indemnity continues in full force and effect and applies to the Guarantor’s liabilities under the Finance Documents as amended, supplemented or restated in accordance with the agreement of the Borrower.

20.10	Limitation on U.S. Guarantors

Notwithstanding any term or provision of this Clause 20 or any other term in this Agreement or any Finance Document, the maximum aggregate amount of the obligations for which any U.S. Guarantor shall be liable hereunder shall in no event exceed an amount equal to the largest amount that would not render such U.S. Guarantor’s obligations hereunder subject to avoidance under applicable United States federal or state fraudulent conveyance laws.

20.11	Limitation on Guarantee of Obligors incorporated or constituted in the Federal Republic of Germany

20.11.1	Each Finance Party agrees not to enforce (or to instruct the Security Agent not to enforce) any guarantee issued by a Guarantor incorporated in the Federal Republic of Germany as a GmbH (the “Relevant German Guarantor”) if and to the extent that it is an up-stream or cross-stream guarantee and that such enforcement or the application of proceeds towards the obligations secured by such guarantee would otherwise lead to the situation that the Relevant German Guarantor does not have sufficient assets to maintain its stated share capital (Stammkapital). For the purpose of the calculation of the unenforceable amount, the Relevant German Guarantor will deliver within 10 Business Days after receipt of a demand notice under this guarantee hereunder to the Security Agent an up-to-date balance sheet of the Relevant German Guarantor in form and substance satisfactory to the Security Agent and showing the value of the net assets of the Relevant German Guarantor in relation to its stated share capital (Stammkapital). However, in case of (i) the cessation of payments by the Borrower or (ii) the filing of an application for insolvency proceedings sub-clause 20.11.2 shall apply irrespective of whether or not 10 Business Days have lapsed, unless the Relevant German Obligor delivers a respective balance sheet before a Finance Party has commenced to enforce the guarantee.

20.11.2	Should the Relevant German Guarantor fail to deliver such balance sheet within 10 Business Days after receipt of a demand notice under this guarantee, each Finance Party shall be entitled to enforce the guarantee hereunder without limitation. Following such enforcement, the Finance Parties agree to release proceeds from the enforcement of the guarantee hereunder if and to the extent that it is an up-stream or cross-stream guarantee and that such enforcement or the application of proceeds from such enforcement towards the obligations secured by such guarantee would otherwise lead to the situation that the Relevant German Guarantor does not have sufficient assets to maintain its stated share capital (Stammkapital).

20.11.3	For the purposes of the calculation of the amount to be released or to be not enforced (as the case may be) pursuant to sub-clauses 20.11.1 and 20.11.2 above, the following balance sheet items shall be adjusted as follows:

(a)	loans provided to the Relevant German Guarantor by any members of the Group as far as such loans, when granted, are subordinated or qualify under §32a GmbHG shall be disregarded; and

(b)	loans and other contractual liabilities incurred in violation of the provisions of the Finance Documents shall be disregarded.

20.11.4	In addition, the Relevant German Guarantor shall realise, if and to the extent legally permitted and commercially justifiable in respect of its business in a situation where it does not have sufficient assets to maintain its stated share capital (Stammkapital), any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such assets if such assets are not necessary for its business (betriebsnotwendig).

20.11.5	The limitations set out in this Clause 20.11 shall not apply to a guarantee granted by a Relevant German Guarantor in relation to any amounts borrowed under this Agreement to the extent directly on-lent to the Relevant German Guarantor or any of its subsidiaries from time to time and outstanding.

20.12	Limitation on Guarantees of Vesuvius - Premier Refractories (Holdings) Limited and Vesuvius UK Limited (formerly known as Vesuvius Premier Refractories Limited)

The obligations of each of Vesuvius - Premier Refractories (Holdings) Limited and Vesuvius UK Limited (formerly known as Vesuvius Premier Refractories Limited) under this Clause 20 shall not apply if and to the extent that it would constitute unlawful financial assistance under the provisions of Section 151 of the Companies Act, 1985 provided that each of Vesuvius - Premier Refractories (Holdings) Limited and Vesuvius UK Limited (formerly known as Vesuvius Premier Refractories Limited) shall, by 31 March 2002, comply with the procedures specified in Section 155 of the Companies Act 1985 if and to the extent required.

21.	COMMITMENT COMMISSION AND FEES

21.1	Commitment Commission - Facility A

The Borrower shall pay to the Facility Agent for the account of each Bank a commitment commission on the amount of such Bank’s Available Commitment in respect of Facility A from day to day during the period beginning on the date of the Amendment Agreement and ending on the Facility A Final Maturity Date, such commitment commission to be calculated at the rate which is the lower of 0.75% per annum and 50% of the Facility A Margin from time to time, payable in arrear within 5 Business Days of receipt of a notice for payment from the Facility Agent delivered after the last day of each Financial Quarter which ends during such period and on the Final Maturity Date in respect of Facility A.

21.2	Commitment Commission - Facility B

The Borrower shall pay to the Facility Agent for the account of each Bank a commitment commission on the amount of such Bank’s Available Commitment in respect of Facility B from day to day during the period beginning on the date of the Amendment Agreement and ending on the last day of the Facility B Availability Period, such commitment commission to be calculated at the rate which is the lower of 0.50% per annum and 33% of the Facility A Margin from time to time, payable in arrear within 5 Business Days of receipt of a notice for payment from the Facility Agent delivered after the last day of each Financial Quarter which ends during such period and on the last day of the Facility B Availability Period.

21.3	Front End Fee

The Borrower shall pay to the Facility Agent, for the account of the Banks, the fees specified in the letter dated 6 November 2003 from the Mandated Lead Arrangers to the Borrower, at the times and in the amounts specified in such letter.

21.4	Utilisation Fee - Facility B

If at the close of business on 31 December 2004, the Facility B Advance is still outstanding, the Borrower shall, on or prior to the third Business Day thereafter, pay to the Facility Agent for distribution to each Bank (pro rata to such Bank’s participation in the outstanding Facility B Advance) a utilisation fee in the amount of 0.50 per cent flat on the amount of the Facility B Advance at such time.

21.5	Facility Agency and Security Agency Fee

The Borrower shall pay to the Facility Agent and the Security Agent, for their respective accounts, the fees specified in the letter dated on or about the date of the Amendment Agreement from the Facility Agent and the Security Agent to the Borrower at the times, and in the amounts, specified in such letter.

22.	COSTS AND EXPENSES

22.1	Transaction Expenses

The Borrower shall, from time to time on demand of the Facility Agent, reimburse each of the Facility Agent, the Security Agent and the Mandated Lead Arrangers and any of their affiliates (on a full indemnity basis whether or not either Facility is drawndown or utilised) for all reasonable costs and expenses (including reasonable legal fees of one law firm per jurisdiction only and reviewing accountants fees and in each case any related disbursements), together with any VAT thereon, incurred by it in connection with the negotiation, preparation, delivery, execution, modification, amendment and administration of the Finance Documents and any other document referred to in the Finance Documents and the completion of the transactions therein contemplated.

22.2	Preservation and Enforcement of Rights

The Borrower shall, from time to time on demand of the Facility Agent and/or the Security Agent, reimburse the Finance Parties for all costs and expenses (including reasonable legal fees) on a full indemnity basis together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under the Finance Documents and any document referred to in the Finance Documents (including, without limitation, where the Facility Agent has reasonable grounds for believing that an Event of Default has occurred or is likely to occur, any costs and expenses relating to any investigation as to whether or not an Event of Default has occurred or any steps necessary in connection with any proposal for remedying or otherwise resolving an Event of Default or Potential Event of Default).

22.3	Stamp Taxes

The Borrower shall pay all stamp, registration and other taxes to which the Finance Documents, any other document referred to in the Finance Documents or any judgment given in connection therewith is or at any time may be subject and shall, from time to time on demand of the Facility Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure by the Borrower to pay or any delay by the Borrower in paying any such tax.

22.4	Facility Agent’s Costs and Security Agent’s Costs

The Borrower shall, from time to time on demand of the Facility Agent and/or the Security Agent, reimburse the Facility Agent and/or the Security Agent for its own account at such daily and/or hourly rates as the Facility Agent and/or the Security Agent shall from time to time determine, acting reasonably, for the cost of utilising its management time and/or other resources as a direct result of taking all such steps or other action which the Facility Agent and/or the Security Agent may deem necessary, which an Instructing Group requires or which an Obligor requests in connection with:

22.4.1	the occurrence of any Event or Default or Potential Event of Default; and

22.4.2	the preservation and/or enforcement of any of the rights of the Finance Parties under the Finance Documents.

22.5	Amendment Costs

If an Obligor requests any amendment, waiver or consent then the Borrower shall, within five Business Days of demand by the Facility Agent, reimburse the Finance Parties for all reasonable costs and expenses (including reasonable legal fees) together with any VAT thereon incurred by such person in responding to or complying with such request.

22.6	Banks’ Liabilities for Costs

If the Borrower fails to perform any of its obligations under this Clause 22, each Bank shall, in its Proportion, indemnify each of the Facility Agent, the Security Agent and the Mandated Lead Arrangers against any loss incurred by any of them as a result of such failure.

23.	DEFAULT INTEREST AND BREAK COSTS

23.1	Default Interest Periods

If any sum due and payable by an Obligor hereunder is not paid on the due date therefore in accordance with Clause 26 (Payments) or if any sum due and payable by an Obligor under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 23) be selected by the Facility Agent.

23.2	Default Interest

An Unpaid Sum shall bear interest during each Interest Period in respect thereof at the rate per annum which is one and a half per cent. per annum above the percentage rate which would apply if such Unpaid Sum had been a Facility B Advance in the amount and currency of such Unpaid Sum and for the same Interest Period, provided that if such Unpaid Sum relates to an Advance which became due and payable on a day other than the last day of the Interest Period thereof:

23.2.1	the first such Interest Period applicable to such Unpaid Sum shall be of a duration equal to the unexpired portion of the current Interest Period relating to that Advance; and

23.2.2	the percentage rate of interest applicable thereto from time to time during such period shall be that which exceeds by one and a half per cent. the rate which would have been applicable to it had it not so fallen due.

23.3	Payment of Default Interest

Any interest which shall have accrued under Clause 23.2 (Default Interest) in respect of an Unpaid Sum shall be due and payable and shall be paid by the Obligor owing such Unpaid Sum on the last day of its Interest Period or on such other dates as the Facility Agent may specify by notice to such Obligor.

23.4	Break Costs

If any Bank or the Facility Agent on its behalf receives or recovers all or any part of such Bank’s share of an Advance or Unpaid Sum otherwise than on the last day of the Interest Period relating thereto, the Borrower shall pay to the Facility Agent on demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Interest Period (excluding the applicable Margin) exceeds (b) the amount of interest which in the reasonable opinion of the Facility Agent would have been payable to the Facility Agent on the last day of that Interest Period in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in the London interbank market for a period starting on the Business Day following the date of such receipt or recovery and ending on the last day of that Interest Period.

24.	BORROWER’S INDEMNITIES

24.1	Borrower’s Indemnity

The Borrower undertakes to indemnify:

24.1.1	each Finance Party against any direct cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in any Finance Document;

24.1.2	the Facility Agent against any cost or loss it may suffer or incur as a result of its entering into, or performing, any foreign exchange contract for the purposes of Clause 26 (Payments), provided that the Facility Agent and the Borrower have agreed the relevant rate of exchange;

24.1.3	each Bank against any cost or loss it may suffer under Clause 29.5 (Indemnification);

24.1.4	each Bank against any cost or loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by the Borrower but not made by reason of the operation of any one or more of the provisions hereof; and

24.1.5	each Bank against any loss it may suffer or incur as a result of its funding its portion of any Facility A Advance which is denominated in sterling by reason of Clause 3.2 (Conditions for Drawing a Facility A Advance in an Optional Currency).

24.2	Currency Indemnity

If any sum (a “Sum”) due from an Obligor under the Finance Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

24.2.1	making or filing a claim or proof against such Obligor; or

24.2.2	obtaining or enforcing an order or judgment in any court or other tribunal,

the Borrower shall indemnify each person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to such person at the time of receipt of such Sum.

Any request by a Finance Party for indemnification pursuant to this Clause 24 shall be accompanied by a statement setting out in reasonable detail a computation of the amount claimed.

25.	CURRENCY OF ACCOUNT AND PAYMENT

Sterling is the currency of account and payment for each and every sum at any time due from an Obligor hereunder, provided that:

25.1.1	each repayment of an Advance or Unpaid Sum or a part thereof shall be made in the currency in which such Advance or Unpaid Sum is denominated at the time of that repayment;

25.1.2	each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

25.1.3	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

25.1.4	each payment pursuant to Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) shall be made in the currency in which it was incurred; and

25.1.5	any amount expressed to be payable in a currency other than sterling shall be paid in that other currency.

If after the date of the Amendment Agreement a member state becomes a Subsequent Participant, all obligations under this Agreement (including any obligation in respect of any Bank’s Available Commitment) to make a payment in its national currency unit shall be redenominated into the euro unit on the date on which it becomes a Subsequent Participant (but otherwise in accordance with EMU Legislation).

26.	PAYMENTS

26.1	Notification of Payments

Without prejudice to the liability of each party hereto promptly to pay each amount owing by it hereunder on the due date therefore, whenever a payment is expected to be made by any of the parties hereto, the Facility Agent shall, in respect of proposed Advances, no later than the Notification Time applicable thereto or otherwise at least two Business Days prior to the expected date for such payment, notify all the parties hereto of the amount, currency and timing of such payment and the identity of the party liable to make such payment.

26.2	Payments to the Facility Agent

On each date on which this Agreement requires an amount to be paid by an Obligor or a Bank, such Obligor or, as the case may be, such Bank shall make the same available to the Facility Agent for value on the due date at such time and in such funds and to such account with such bank as the Facility Agent shall specify from time to time.

26.3	Payments by the Facility Agent

26.3.1	Save as otherwise provided herein, each payment received by the Facility Agent pursuant to Clause 26.2 (Payments to the Facility Agent) shall:

(a)	in the case of a payment received for the account of the Borrower, be made available by the Facility Agent to the Borrower by application:

(i)	first, in or towards payment (on the date, and in the currency and funds, of receipt) of any amount then due from the Borrower hereunder to the person from whom the amount was so received or in or towards the purchase of any amount of any currency to be so applied; and

(ii)	secondly, in or towards payment (on the date, and in the currency and funds, of receipt) to such account with such bank in the principal financial centre of the country of the currency of such payment (or, in the relation to the euro in the financial centre in a Participating Member State) as the Borrower shall have previously notified to the Facility Agent for this purpose; and

(b)	in the case of any other payment, be made available by the Facility Agent to the person entitled to receive the payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office) for value as soon as reasonably practicable after receipt by the Facility Agent by transfer to the account of the person with a bank in the principal financial centre of the country of the currency of such payment (or, in relation to the euro, in the financial centre in a Participating Member State) as that person has previously notified to the Facility Agent.

26.3.2	A payment will be deemed to have been made by the Facility Agent on the date on which it is required to be made under this Agreement if the Facility Agent has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Facility Agent in order to make the payment.

26.4	Payments by the Facility Agent to the Banks

Any amount payable by the Facility Agent to the Banks under this Agreement in the currency of a Participating Member State shall be paid in the euro unit.

26.5	No Set-off

All payments required to be made by an Obligor hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

26.6	Clawback

Where a sum is to be paid hereunder to the Facility Agent for account of another person, the Facility Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum or the proceeds of such exchange contract was so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify the Facility Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum or the proceeds of such exchange contract prior to its having received such sum.

26.7	Partial Payments

If and whenever a payment is made by an Obligor hereunder and the Facility Agent receives an amount less than the due amount of such payment the Facility Agent may apply the amount received towards the obligations of the Obligors under this Agreement in the following order:

26.7.1	first, in or towards payment of any unpaid costs, fees and expenses of each of the Facility Agent, the Security Agent and the Mandated Lead Arrangers;

26.7.2	secondly, in or towards payment pro rata of any commitment commission or front-end fee payable to any Bank due but unpaid;

26.7.3	thirdly, in or towards payment pro rata of any accrued interest due but unpaid;

26.7.4	fourthly, in or towards payment pro rata of any principal due but unpaid; and

26.7.5	fifthly, in or towards payment pro rata of any other sum due but unpaid.

26.8	Variation of Partial Payments

The order of payments set out in Clause 26.7 (Partial Payments) shall override any appropriation made by the Obligor to which the partial payment relates but the order set out in sub-clauses 26.7.2, 26.7.3 and 26.7.4 of Clause 26.7 (Partial Payments) may be varied if agreed by all the Banks.

27.	SET-OFF

27.1	Contractual Set-off

Each Bank may apply any credit balance to which any Obligor is entitled on any account of such Obligor with such Bank in satisfaction of any sum due and payable from such Obligor to such Bank hereunder but unpaid. For this purpose, each Bank may purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

27.2	Set-off not Mandatory

No Bank shall be obliged to exercise any right given to it by Clause 27.1 (Contractual Set-off).

28.	SHARING

28.1	Payments to Banks

If a Bank (a “Recovering Bank”) applies any receipt or recovery from an Obligor to a payment due under this Agreement and such amount is received or recovered other than in accordance with Clause 26 (Payments), then such Recovering Bank shall:

28.1.1	notify the Facility Agent of such receipt or recovery;

28.1.2	at the request of the Facility Agent, promptly pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by such Recovering Bank as its share of any payment to be made in accordance with Clause 26.7 (Partial Payments).

28.2	Redistribution of Payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Bank) in accordance with Clause 26.7 (Partial Payments).

28.3	Recovering Bank’s Rights

The Recovering Bank will be subrogated into the rights of the parties which have shared in a redistribution pursuant to Clause 28.2 (Redistribution of Payments) in respect of the Sharing Payment (and the relevant Obligor shall be liable to the Recovering Bank in an amount equal to the Sharing Payment).

28.4	Repayable Recoveries

If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then:

28.4.1	each party which has received a share of such Sharing Payment pursuant to Clause 28.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment; and

28.4.2	such Recovering Bank’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed.
28.5	Exception

This Clause 28 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor.

28.6	Recoveries Through Legal Proceedings

If any Bank intends to commence any action in any court it shall give prior notice to the Facility Agent, the Security Agent and the other Banks. If any Bank shall commence any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Bank shall not be required to share any portion of such amount with any Bank which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.

29.	THE FACILITY AGENT, THE SECURITY AGENT, THE MANDATED LEAD ARRANGERS AND THE BANKS

29.1	Appointment of the Facility Agent

Each of the Mandated Lead Arrangers and the Banks hereby appoints the Facility Agent to act as its agent in connection with the Finance Documents and authorises the Facility Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Facility Agent by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

29.2	Facility Agent’s Discretions

The Facility Agent may:

29.2.1	assume, unless it has, in its capacity as agent for the Banks, received notice to the contrary from any other party hereto, that (a) any representation made or deemed to be made by an Obligor in connection with any Finance Document is true, (b) no Event of Default or Potential Event of Default has occurred, (c) no Obligor is in breach of or default under its obligations under any Finance Document and (d) any right, power, authority or discretion vested herein upon an Instructing Group, the Banks or any other person or group of persons has not been exercised;

29.2.2	assume that (a) the Facility Office of each Bank is that notified to it by such Bank in writing and (b) the information provided by each Bank pursuant to Clause 34 (Notices) is true and correct in all respects until it has received from such Bank notice of a change to the Facility Office and act upon any such notice until the same is superseded by a further notice;

29.2.3	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

29.2.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of such Obligor;

29.2.5	rely upon any communication or document believed by it to be genuine;

29.2.6	refrain from exercising any right, power or discretion vested in it as agent under any Finance Document unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

29.2.7	refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with any Finance Document until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions; and

29.2.8	assume (unless it has specific notice to the contrary) that any notice or request made by the Borrower is made on behalf of, or with the consent and knowledge of, all the Obligors.

29.3	Facility Agent’s Obligations

The Facility Agent shall:

29.3.1	promptly inform each Bank of the contents of any notice or document received by it in its capacity as Facility Agent from an Obligor under any Finance Document;

29.3.2	promptly notify each Bank of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Facility Agent has notice from any other party hereto;

29.3.3	save as otherwise provided herein, act as agent under any Finance Document in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Mandated Lead Arrangers and the Banks; and

29.3.4	if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent under any Finance Documents.

The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

29.4	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied herein, neither the Facility Agent nor the Security Agent nor any of the Mandated Lead Arrangers shall:

29.4.1	be bound to enquire as to (a) whether or not any representation made or deemed to be made by an Obligor in connection with any Finance Document is true, (b) the occurrence or otherwise of any Event of Default or Potential Event of Default, (c) the performance by an Obligor of its obligations under any Finance Document or (d) any breach of or default by an Obligor of or under its obligations under any Finance Document;

29.4.2	be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

29.4.3	be bound to disclose to any other person any information relating to any member of the Group if (a) such person, on providing such information, expressly stated to the Facility Agent, the Security Agent or, as the case may be, the Mandated Lead Arrangers, that such information was confidential or (b) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person;

29.4.4	be under any obligations other than those for which express provision is made in any Finance Documents; or

29.4.5	be or be deemed to be a fiduciary for any other party to any Finance Document.

29.5	Indemnification

Each Bank shall, in its Proportion, from time to time on demand by the Facility Agent, indemnify the Facility Agent against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Facility Agent may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent under any Finance Document (other than any which have been reimbursed by the Borrower pursuant to Clause 24.1 (Borrower’s Indemnity)).

29.6	Exclusion of Liabilities

Except in the case of gross negligence or wilful default, none of the Facility Agent, the Security Agent and the Mandated Lead Arrangers accepts any responsibility:

29.6.1	for the adequacy, accuracy and/or completeness of the Information Drop or any other information supplied by the Facility Agent or the Mandated Lead Arrangers, by an Obligor or by any other person in connection with any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document;

29.6.2	for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document; or

29.6.3	for the exercise of, or the failure to exercise, any judgment, discretion or power given to any of them by or in connection with any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document.

Accordingly, none of the Facility Agent, the Security Agent and the Mandated Lead Arrangers shall be under any liability (whether in negligence or otherwise) in respect of such matters, save in the case of gross negligence or wilful misconduct.

29.7	No Actions

Each of the Banks agrees that it will not assert or seek to assert against any director, officer or employee of the Facility Agent, the Security Agent or any Mandated Lead Arranger any claim it might have against any of them in respect of the matters referred to in Clause 29.6 (Exclusion of Liabilities).

29.8	Business with the Group

The Facility Agent, the Security Agent and each of the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and, without limitation:

29.8.1	each of the Facility Agent and the Security Agent may act as agent or trustee or in a fiduciary or other capacity on behalf of any other group of banks or financial institutions providing financings to any member(s) of the Group or any associated company of such without regard to the effect of exercising or omitting to exercise its rights, discretions, powers and duties in such capacity on the interests of the Banks and to act or omit to act in such capacity as freely in all respects as if the Facility Agent or, as the case may be, the Security Agent had not been appointed to act as agent (and, in the case of the Security Agent, as trustee) for the Banks under the Finance Documents;

29.8.2	each Mandated Lead Arranger may act as an arranger, a co-ordinator or in a fiduciary or other capacity on behalf of any other group of banks or financial institutions providing financings to any member(s) of the Group or any associated company of such without regard to the effect of exercising or omitting to exercise its rights, discretions, powers and duties in such capacity on the interests of the Banks and to act or omit to act in such capacity as freely in all respects as if such Mandated Lead Arranger were not acting as one of the Mandated Lead Arrangers under the Finance Documents; and

29.8.3	the Facility Agent, the Security Agent and the Mandated Lead Arrangers may subscribe for, hold or be or become beneficially entitled to, or dispose of, shares or securities, or options or other rights to and interests in shares or securities in members of the Group or any associated company of such (and, in each case, may do so without liability to account).

29.9	Resignation

The Facility Agent may resign its appointment hereunder at any time without assigning any reason therefore by giving not less than thirty days’ prior notice to that effect to each of the other parties hereto, provided that no such resignation shall be effective until a successor for the Facility Agent is appointed in accordance with the succeeding provisions of this Clause 29.

29.10	Removal of Facility Agent

An Instructing Group may remove the Facility Agent from its role as agent hereunder by giving notice to that effect to each of the other parties hereto. Such removal shall take effect only when a successor to the Facility Agent is appointed in accordance with the terms hereof.

29.11	Successor Facility Agent

If the Facility Agent gives notice of its resignation pursuant to Clause 29.9 (Resignation) or it is removed pursuant to Clause 29.10 (Removal of Facility Agent) then any reputable and experienced bank or other financial institution may be appointed as a successor to the Facility Agent by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Facility Agent may appoint such a successor itself following consultation with the Borrower.

29.12	Rights and Obligations

If a successor to the Facility Agent is appointed under the provisions of Clause 29.11 (Successor Facility Agent), then (a) the retiring or departing Facility Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Clause 29 and (b) its successor and each of the other parties to any Finance Document shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party to the Finance Documents.

29.13	Own Responsibility

It is understood and agreed by each Bank that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with any Finance Document including, but not limited to:

29.13.1	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

29.13.2	the legality, validity, effectiveness, adequacy and enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document;

29.13.3	whether such Bank has recourse, and the nature and extent of that recourse, against an Obligor or any other person or any of their respective assets under or in connection with any Finance Document, the transactions herein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document; and

29.13.4	the adequacy, accuracy and/or completeness of the Information Drop and any other information provided by the Facility Agent or the Mandated Lead Arrangers, an Obligor, or by any other person in connection with any Finance Document, the transactions contemplated herein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Finance Document.

Accordingly, each Bank acknowledges to the Facility Agent and the Mandated Lead Arrangers that it has not relied on and will not hereafter rely on the Facility Agent and the Mandated Lead Arrangers or any of them in respect of any of these matters.

29.14	Agency Division

In acting as the Facility Agent, the Security Agent or a Mandated Lead Arranger for the Banks, that division of the Facility Agent, the Security Agent or each Mandated Lead Arranger acting as the Facility Agent, the Security Agent or as a Mandated Lead Arranger (as the case may be) which has responsibility for agency and co-ordinating of the Finance Document shall be treated as a separate entity from any other of the divisions of the Facility Agent, the Security Agent or such Mandated Lead Arranger (as the case may be) or its subsidiaries and, without detracting from the generality of the foregoing, in the event that any of the Facility Agent’s, the Security Agent’s and/or such Mandated Lead Arranger’s divisions (including the divisions which have responsibility for agency and co-ordinating of the Finance Documents) or similar units or subsidiaries should act for the Obligors in any capacity whether as bankers or otherwise in relation to any other matter, any information given by the Obligors to such divisions, similar units or subsidiaries shall be treated as confidential and the Facility Agent, the Security Agent and/or such Mandated Lead Arranger (as the case may be) shall as between itself and the Banks not be obliged to disclose the same to any Bank or any other person.

29.15	No Requirement To Disclose

Notwithstanding anything to the contrary expressed or implied in any Finance Document and without prejudice to the generality of Clause 29.14 (Agency Division), each of the Facility Agent and the Security Agent shall as between itself and the Banks not be obliged to disclose to any bank or other person any information supplied by an Obligor to it in its capacity as agent for the Banks which is identified by such Obligor at the time of supply as being confidential and supplied solely for the purpose of evaluating in consultation with the Facility Agent or, as the case may be, the Security Agent whether any waiver or amendment might be required to any of the provisions contained in the Finance Documents, provided that nothing in this Clause 29.15 shall apply to any information supplied by the Borrower pursuant to Clause 18.6 (Notification of Events of Default).

29.16	Facility Agent’s and Security Agent’s Knowledge

For the purposes of the Finance Documents, neither the Facility Agent nor the Security Agent shall be deemed to have any actual knowledge or actual notice of the contents of any information obtained by it or supplied to it by or on behalf of the Obligors other than the contents of information obtained or supplied to it as agent for the Banks under the Finance Documents and which information the Facility Agent or, as the case may be, the Security Agent is not obliged to keep confidential pursuant to Clause 29.15 (No Requirement to Disclose).

29.17	Meetings of Banks

The Facility Agent may at any time in its own discretion and, if so instructed by an Instructing Group, shall convene a meeting of the Banks. Upon convening any such meeting the Facility Agent shall notify the Banks in writing of the date, time and place of the meeting and the nature of the business to be transacted at the meeting.

29.18	Confidential Information

Notwithstanding anything to the contrary expressed or implied herein neither the Facility Agent nor the Security Agent shall be bound to disclose to any Bank any information which is supplied by any Obligor to it in its capacity as Facility Agent or, as the case may be, Security Agent under the Finance Documents for the Banks and which is identified by such Obligor at the time it is so supplied as being confidential information, provided that the consent of the relevant Obligor to such disclosure shall not be required in any relation to any information which:

29.18.1	in the opinion of the Facility Agent or, as the case may be, Security Agent relates to an Event of Default;

29.18.2	comprises the Finance Documents, the Information Drop, the Original Financial Statements and information delivered from time to time pursuant to Clause 15.1 (Annual Statements), Clause 15.2 (Semi-Annual Statements), Clause 15.6 (Compliance Certificates) and Clause 15.13 (Other Financial Information); or

29.18.3	is disclosed to Banks who have given a Confidentiality Undertaking.

30.	ASSIGNMENTS AND TRANSFERS

30.1	Binding Agreement

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and Transferees.

30.2	No Assignments and Transfers by the Obligors

No Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations under the Finance Documents.

30.3	Assignments and Transfers by Banks

30.3.1	Any Bank may, at any time, assign all or any of its rights and benefits under the Finance Documents or transfer in accordance with Clause 30.6 (Transfers by Banks) all or any of its rights, benefits and obligations under the Finance Documents to a bank provided that such bank satisfies the “UK Test”, defined as a bank which is either (i) a company resident in the United Kingdom for United Kingdom tax purposes or (ii) a company not resident in the United Kingdom but which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable or paid to it under this Agreement in computing its chargeable profits (within the meaning given by Section 11(2) of the Income and Corporation Taxes Act 1988).

30.3.2	The consent of the Borrower (or any other Obligor) is not required for an assignment or transfer by a Bank, provided that:

(a)	the Transferee is a bank whose long-term debt is rated no lower than the lower of:

(i)	the long-term debt rating of the transferring Bank; or

(ii)	“BBB” in the case of a long-term debt rating from Standard & Poor’s Ratings Group or “Baa2” in the case of a long-term debt rating from Moody’s Investor Services, Inc, provided that, if the proposed Transferee has a split long-term debt rating, the highest of its long-term debt ratings shall apply; and

(b)	the Transferee is a bank that satisfies the UK Test; and

(c)	the proposed transfer is in whole or in a minimum amount of £5,000,000 in respect of any transfer to a third party bank and £2,500,000 in respect of any transfer to another Bank or to any subsidiary or holding company (or to any subsidiary of any holding company) of the transferring Bank.

In addition, the consent of the Borrower (or any other Obligor) is not required for an assignment or transfer by a Bank:

(a)	to another Bank;

(b)	to any subsidiary or holding company (or to any subsidiary of any holding company) of the transferring Bank; or

(c)	whilst an Event of Default has occurred and is continuing

  in each case provided that such assignee or Transferee satisfies the UK Test.

30.3.3	For the avoidance of doubt, where any Bank has transferred or assigned all or any of its rights and benefits under the Finance Documents to any subsidiary or holding company (or to any subsidiary of any holding company) of that transferring Bank, then, for the purposes of sub-clause 30.3.2(a), the relevant long-term debt rating shall be the higher of the long-term debt rating of the original transferring Bank and the long-term debt rating of the transferee intra-group entity.

30.4	No Increased Obligations

If:

30.4.1	a Bank assigns or transfers any of its rights or obligations under the Finance Documents; and

30.4.2	as a result of circumstances existing at the date of the assignment or transfer, the Borrower would be obliged to make a payment to the assignee or Transferee under Clause 9.1 (Tax Gross-Up), Clause 9.2 (Tax Indemnity) or Clause 11 (Increased Costs),

then the assignee or Transferee shall only be entitled to receive payment under those Clauses to the same extent as the assignor or transferor would have been if the assignment or transfer had not occurred.

For the avoidance of doubt, the Transferee shall be required to promptly submit an application for double taxation relief within Clause 9.4 (Double Taxation Relief) if such Transferee is a Treaty Lender.

30.5	Assignments by Banks

If any Bank assigns all or any of its rights and benefits under the Finance Documents in accordance with Clause 30.3 (Assignments and Transfers by Banks), then, unless and until the assignee has delivered a notice (such notice to contain a representation in substantially the form of the representation set out in Clause 9.8 (Bank Tax Representation)) to the Facility Agent confirming in favour of the Facility Agent, the Security Agent, the Mandated Lead Arrangers and the Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a “Bank”), the Facility Agent, the Security Agent, the Mandated Lead Arrangers and the Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

30.6	Transfers by Banks

If any Bank wishes to transfer all or any of its rights, benefits and/or obligations under the Finance Documents as contemplated in Clause 30.3 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Facility Agent of a duly completed Transfer Certificate executed by such Bank and the relevant Transferee in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Facility Agent:

30.6.1	to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer by novation its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 30.6 as “discharged rights and obligations”);

30.6.2	each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank;

30.6.3	the Facility Agent, the Security Agent, the Mandated Lead Arrangers, such Transferee and the Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Facility Agent, the Security Agent, the Mandated Lead Arrangers, the Banks and the relevant Bank shall each be released from further obligations to each other under the Finance Documents; and

30.6.4	such Transferee shall become a party hereto as a “Bank”.

30.7	Assignment and Transfer Fees

On the date upon which an assignment takes effect pursuant to Clause 30.5 (Assignments by Banks) or a transfer takes effect pursuant to Clause 30.6 (Transfers by Banks) the relevant assignee or Transferee shall pay to the Facility Agent for its own account a fee of £1,000.

30.8	Borrower Consent

If the Borrower’s consent is required in connection with any proposed assignment or transfer, such consent must not be unreasonably withheld or delayed.

30.9	Disclosure of Information and Confidentiality

30.9.1	Any Bank may disclose to:

(a)	any person to (or through) whom such Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations hereunder;

(b)	any person with (or through) whom such Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(c)	any person to whom information may be required to be disclosed by any applicable law; or

(d)	any of its subsidiaries or any holding company (or any subsidiary of a holding company),

such information about any Obligor or the Group and the Finance Documents as such Bank shall consider appropriate, provided that, in relation to sub-clauses (a), (b) and (d), the person to whom such information is to be given has entered into a Confidentiality Undertaking.

30.9.2	The Finance Parties shall, subject to the provisions of sub-clause 30.9.1 of this Clause 30.9 keep any information contained in this Agreement, any information they receive pursuant to Clause 15.13 (Other Financial Information) and any information they receive as part of the Information Drop (including in relation to Project Blue) confidential, provided that the Finance Parties will be entitled to make disclosure of the same:

(a)	to the extent that any such information is already, or becomes, public (otherwise than as a result of a breach by any Finance Party of its obligations hereunder);

(b)	(to the extent necessary to be disclosed) to any of their subsidiaries or holding companies, or to any subsidiary of any such holding company provided that any such subsidiary, or holding company or subsidiary of any holding company shall have given a Confidentiality Undertaking prior to such disclosure;

(c)	(to the extent necessary to be disclosed) to their auditors, accountants, legal counsel and tax advisers and to any other professional advisers;

(d)	to any banking or other regulatory or examining authorities (whether government or otherwise) where such disclosure is requested by them; and

(e)	pursuant to any law, regulation or legal process.

30.10	Notification

The Facility Agent shall notify the Borrower of any assignment or transfer completed pursuant to this Clause 30.

31.	ADDITIONAL GUARANTORS

31.1	Additional Guarantors

If, in connection with any waiver, consent, amendment or other request from any Obligor (or as otherwise agreed), any member of the Group is required to become a guarantor hereunder, the Borrower shall procure that such member of the Group shall deliver to the Facility Agent a Guarantor Accession Memorandum duly executed by the Borrower and such member of the Group, together with the documents and other evidence listed in Schedule 7 (Additional Conditions Precedent) in relation to such member of the Group.

31.2	Guarantor Conditions Precedent

A member of the Group in respect of which the Borrower has delivered a Guarantor Accession Memorandum to the Facility Agent, shall become an Additional Guarantor and assume all the rights, benefits and obligations of a Guarantor as if it had been an original party hereto as a Guarantor on the date on which the Facility Agent notifies the Borrower that it has received, in form and substance satisfactory to it, all documents and other evidence listed in Schedule 7 (Additional Conditions Precedent) in relation to such member of the Group.

32.	CALCULATIONS AND EVIDENCE OF DEBT

32.1	Basis of Accrual

Any interest, commission or fee accruing hereunder will accrue from day to day and is calculated on the basis of actual number of days elapsed and a year of 360 days (or, in the case of any Advance denominated in sterling, 365 days) or, in any case where market practice differs, in accordance with market practice.

32.2	Proportionate Reductions

Any repayment of a Facility A Advance denominated in an Optional Currency shall reduce the amount of such Facility A Advance by the amount of such Optional Currency repaid and shall reduce the Sterling Amount of such Facility A Advance proportionately.

32.3	Quotations

If on any occasion a Reference Bank or Bank fails to supply the Facility Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent, provided that, in relation to determining LIBOR, this Clause 32.3 shall not apply if only one Reference Bank supplies a quotation.

32.4	Evidence of Debt

Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

32.5	Control Accounts

The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded (a) the amount of any Advance or any Unpaid Sum and each Bank’s share therein, (b) the amount of all principal, interest and other sums due or to become due from an Obligor and each Bank’s share therein and (c) the amount of any sum received or recovered by the Facility Agent hereunder and each Bank’s share therein.

32.6	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 32.4 (Evidence of Debt) and Clause 32.5 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

32.7	Rounding and Other Consequential Changes

32.7.1	Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to (a) the liabilities for indebtedness of the Obligors to the Banks under or pursuant to this Agreement or (b) each Available Facility, any reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency of a Subsequent Participant to be paid to or by the Facility Agent shall, immediately upon it becoming a Subsequent Participant, be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Facility Agent may specify.

32.7.2	Save as expressly provided in this Clause 32.7, this Agreement shall be subject to such reasonable changes of construction as the Facility Agent may at the relevant time specify to be appropriate to reflect the adoption of the euro in any Participating Member State and any relevant market conventions or practices relating to the euro, provided that this Clause shall not reduce or increase any actual or contingent liability arising under this Agreement.

32.8	Certificates of Banks

A certificate of a Bank as to (a) the amount by which a sum payable to it hereunder is to be increased under Clause 9.1 (Tax Gross-up), (b) the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 9.2 (Tax Indemnity) or Clause 11.1 (Increased Costs) or Clause 24.1 (Borrower’s Indemnity) or (c) the amount of any credit, relief, remission or repayment as is mentioned in

Clause 10.3 (Tax Credit Payment) or Clause 10.4 (Tax Credit Clawback) shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

32.9	Facility Agent’s Certificates

A certificate of the Facility Agent as to the amount at any time due from the Borrower or a Guarantor hereunder or the amount which, but for any of the obligations of the Borrower hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from the Borrower hereunder shall, in the absence of manifest error, be conclusive for the purposes of Clause 20 (Guarantee and Indemnity).

33.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY

33.1	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

33.2	Partial Invalidity

If, at any time, any provision of any of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions thereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

34.	NOTICES

34.1	Communications in Writing

Each communication to be made under the Finance Documents shall be made in writing and, unless otherwise stated, shall be made by telex (except in the case of communications to an Obligor), fax or letter.

34.2	Addresses

Any communication or document to be made or delivered pursuant to the Finance Documents shall (unless the recipient of such communication or document has, by fifteen days’ written notice to the Facility Agent, specified another address or fax number) be made or delivered to the address or fax number:

34.2.1	in the case of the Original Obligors and the Facility Agent, identified with its name in the signature pages to the Amendment Agreement;

34.2.2	in the case of each Bank, notified in writing to the Facility Agent prior to the date hereof (or, in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee); and

34.2.3	in the case of each Additional Guarantor, in the relevant Guarantor Accession Memorandum,

provided that not more than one address may be specified by each party pursuant to this Clause 34.2 at any time.

34.3	Delivery

Any communication or document to be made or delivered by one person to another pursuant to the Finance Documents shall:

34.3.1	if by way of fax, be deemed to have been received when transmission has been completed if a Business Day, if not the next Business Day;

34.3.2	if by way of telex, be deemed to have been received when acknowledged by the addressee’s answerback at the end of transmission; and

34.3.3	if by way of letter, be deemed to have been delivered when left at the relevant address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at such address, provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the Facility Agent shall from time to time specify for this purpose) and any communication to a Guarantor shall be copied to the Borrower.

34.4	Notification of Changes

Promptly upon receipt of notification from the Borrower of a change of address or telex or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or telex or fax number, the Facility Agent shall notify the other parties hereto of such change.

34.5	English Language

Each communication and document made or delivered by one party to another pursuant to the Finance Documents shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

34.6	Deemed Receipt by the Obligors

Any communication or document made or delivered to the Borrower in accordance with Clause 34.3 (Delivery) shall be deemed to have been made or delivered to each of the Guarantors.

35.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

36.	AMENDMENTS

36.1	Amendments

If the Facility Agent has the prior consent of an Instructing Group, the Facility Agent and the Borrower (on its own behalf and on behalf of the Guarantors) may from time to time agree in writing to amend the Finance Documents or to waive, prospectively or retrospectively, any of the requirements of the Finance Documents and any amendments or waivers so agreed shall be binding on all the Finance Parties and Obligors, provided that no such waiver or amendment shall subject any Finance Party hereto to any new or additional obligations without the consent of such Finance Party.

36.2	Amendments Requiring the Consent of all the Banks

An amendment or waiver which relates to:

36.2.1	Clause 28 (Sharing) or this Clause 36;

36.2.2	a change in the principal amount of or currency of any Advance or a deferral of the Repayment Date in respect of any Facility A Advance or the deferral of either Final Maturity Date;

36.2.3	a change in the Margin, the amount or currency of any payment of interest, fees or any other amount payable hereunder to any Finance Party or deferral of the date for payment thereof;

36.2.4	a release of any Guarantor from any of its obligations set out in Clause 20 (Guarantee and Indemnity) save to the extent that such release is in connection with a disposal permitted by the provisions of Clause 18.11 (Disposals);

36.2.5	a discharge or release of any Security save to the extent that such discharge or release is in connection with a disposal permitted by the provisions of Clause 18.11 (Disposals);

36.2.6	a Security Document, where such an amendment or waiver could affect the nature or scope of the property subject to the Security;

36.2.7	the definition of Instructing Group; or

36.2.8	Clause 30.3 (Assignment and Transfer by Banks); or

36.2.9	any provision which contemplates the need for the consent or approval of all the Banks,

shall not be made without the prior consent of all the Banks.

36.3	Exceptions

Notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

36.3.1	amend or waive this Clause 36, Clause 22 (Costs and Expenses) or Clause 29 (The Facility Agent, the Security Agent, the Mandated Lead Arrangers and the Banks); or

36.3.2	otherwise amend or waive any of the Facility Agent’s rights hereunder or subject the Facility Agent, the Security Agent or the Mandated Lead Arrangers to any additional obligations hereunder.

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	JURISDICTION

38.1	English Courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity).

38.2	Convenient Forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

38.3	Non-exclusive Jurisdiction

This Clause 38 is for the benefit of the Finance Parties only. As a result and notwithstanding Clause 38.1 (English Courts), it does not prevent any Finance Party from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent Proceedings in any number of jurisdictions.

38.4	Service of Process

Each Obligor (other than an Obligor incorporated in England and Wales) agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it on the Borrower at 265 Strand, London, WC2R 1DB or, if different, its registered office.

If the appointment of the person mentioned in this Clause 38.4 ceases to be effective, each relevant Obligor shall immediately appoint another person in England to accept service of process on its behalf in England. If any such Obligor fails to do so (and such failure continues for a period of not less than fourteen days), the Facility Agent shall be entitled to appoint such a person by notice to such Obligor. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law. This Clause 38.4 applies to Proceedings in England and to Proceedings elsewhere.

38.5	Waiver of Jury Trial

Each of the Finance Parties irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Finance Document.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

THE ORIGINAL BANKS

Bank	Facility A Commitment (£)	Facility B Commitment (£)
Citibank N.A.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]
Lloyds TSB Bank plc
The Royal Bank of Scotland plc
Bank of America N.A.
Barclays Bank PLC
HSBC Bank plc
Fleet National Bank
Scotiabank Europe plc
Société Générale
Danske Bank A/S
Standard Chartered Bank

	£108,000,000.00	£80,000,000.00

SCHEDULE 2

FORM OF TRANSFER CERTIFICATE

To: Facility Agent and Security Agent

TRANSFER CERTIFICATE

relating to the agreement dated 21 December 2001 (as from time to time amended, varied, novated or supplemented, including inter alia, as amended and restated on [                    ] 2003, the “Credit Agreement”) whereby a multicurrency revolving loan and sterling term loan facility were made available to Cookson Group plc by a group of banks on whose behalf Lloyds TSB Capital Markets acted as facility agent and security agent in connection therewith.

1.	Terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank, Transferee and Portion Transferred are defined in the schedule hereto.

2.	The Bank (i) confirms that the details in the schedule hereto under the heading “Bank’s Participation in Facility A” “Bank’s Participation in Facility B”, “Facility A Advances” “Facility B Advances” accurately summarises its participation in the Credit Agreement and the Interest Period in respect of any existing Facility A Advances or Facility B Advances and (ii) requests the Transferee to accept and procure the transfer by novation to the Transferee of the Portion Transferred (specified in the schedule hereto) of its Facility A Commitment and Facility B Commitment and its participation in such Facility A Advance(s) and Facility B Advance(s) by counter-signing and delivering this Transfer Certificate to the Facility Agent at its address for the service of notices specified in the Credit Agreement.

3.	The Transferee hereby requests the Facility Agent to accept this Transfer Certificate as being delivered to the Facility Agent pursuant to and for the purposes of Clause 30.6 (Transfers by Banks) of the Credit Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.	The Transferee confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors.

5.	The Transferee hereby undertakes with the Bank and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Finance Documents will be assumed by it after delivery of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6.	The Transferee represents and warrants to the Facility Agent that it (i) is and will be within the charge to the United Kingdom corporation tax in respect of any interest which is paid out of the assets of the Borrower or any of the United Kingdom incorporated and resident Guarantors to the Transferee and (ii) is not and will not be entitled to any exemption from United Kingdom corporation tax in respect of such interest.

7.	The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document relating thereto and assumes no responsibility for the financial condition of the Obligors or for the performance and observance by the Obligors of any of its obligations under the Finance Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8.	The Bank hereby gives notice that nothing herein or in the Finance Documents (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Finance Documents transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by an Obligor or any other party to the Finance Documents (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

9.	The Transferee confirms that it has received a copy of each of the Security Documents governed by German law which are pledges, is aware of their contents and hereby expressly consents to the declarations of the Security Agent made on behalf of the Transferee as future pledgee in such Security Documents.

10.	This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

THE SCHEDULE

1.	Bank:

2.	Transferee:

3.	Transfer Date:

4.	Bank’s Participation in Facility A:	[ ]%
	Bank’s Participation in Facility B:	[ ]%

	Bank’s Facility A Commitment	Portion Transferred

	[ ]	[ ]

	Bank’s Facility B Commitment	Portion Transferred

	[ ]	[ ]

5.	Facility A Advance(s)	Interest Period and Repayment Date	Portion Transferred

	[ ]	[ ]	[ ]

	Facility B Advance(s)	Interest Period	Portion Transferred

	[ ]	[ ]	[ ]

[Transferor Bank]		[Transferee Bank]

By:		By:

Date:		Date:

ADMINISTRATIVE DETAILS OF TRANSFEREE

Address:

Contact Name:

Account for Payments in Sterling:

Fax:

Telephone:

Note:	Execution of a Transfer Certificate alone may not transfer the benefit of the security.

The Transferee should accede to the Security Agency Agreement.

SCHEDULE 3

CONDITIONS PRECEDENT

Note:	Defined terms used in this Schedule 3 shall have the meaning ascribed to them in this Agreement on the date on which it was originally entered into.

(A)	Corporate Documents

1.	In relation to any Obligor as at the Closing Date unless otherwise stated:

(a)	copies, certified as being true, complete and up-to-date by an Authorised Signatory of such Obligor, of the constitutional documents or the equivalent thereof of such Obligor;

(b)	a copy of a good standing certificate (including verification of tax status) with respect to each U.S. Guarantor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Guarantor’s jurisdiction of incorporation or organisation;

(c)	to the extent required by local law and/or the relevant Obligor’s constitutive documents, copies, certified as being true, complete and up-to-date and in full force and effect and confirming the same have not been superseded, by an Authorised Signatory of such Obligor, of a board resolution (and, if applicable, a resolution of a committee of that Board) approving (or, if necessary, in the case of each of the Guarantors incorporated in Hong Kong, satisfying) the execution, delivery and performance of the Finance Documents and the terms and conditions thereof and authorising a named person or persons to execute the Finance Documents on behalf of such Obligor and any documents to be delivered by such Obligor pursuant thereto;

(d)	a certificate of the Treasurer or more senior financial officer of such Obligor setting out the names and signatures of the persons authorised to execute, on behalf of such Obligor, the Finance Documents and any documents to be delivered by such Obligor pursuant thereto or any power of attorney granted by any Obligor in respect of execution of any Finance Document; and

(e)	to the extent required by local law and/or the relevant Obligor’s constitutive documents, copies, certified by an Authorised Signatory of such Obligor as being true, complete and up to date and in full force and effect and confirming the same have not been superseded, of the resolutions of the shareholders of such Obligor authorising the execution, delivery and performance of the Finance Documents and the terms and conditions thereof.

2.	A certificate of the Treasurer or more senior financial officer of the Borrower confirming that full utilisation of the Facility would not breach any restriction of its borrowing powers.

3.	The Group Structure Chart (giving details of the capital and share ownership of all the Group, any non-wholly owned subsidiaries, any minority shareholdings in any company or other entity together with a certificate executed by a duly authorised officer confirming that it is true and accurate as at 13 December 2001, save for inaccuracies of an immaterial nature).

4.	To the extent not delivered under A1 above, the constitutive documents of each member of the Group listed in a side letter from the Facility Agent to the Borrower, whose shares are subject to an Encumbrance under the Security Documents: such documents, inter alia, not to restrict or inhibit any transfer of shares pursuant to any enforcement of the Security Documents.

(B)	Accounts and Reports

1.	A copy of the information listed in paragraphs (b) to (g) of the definition of “Information Drop”.

(C)	Security and Related Documents

1.	In respect of each Guarantor incorporated in England & Wales (except Cookson Overseas Limited), a duly executed English law Debenture and, in respect of Cookson Overseas Limited, an English law Debenture and a Dutch law Pledge over Shares (in Cookson Holdings BV), both duly executed.

2.	In respect of each Guarantor incorporated in the United States, the duly executed New York law Pledge and Security Agreement.

3.	In respect of each Guarantor incorporated in Canada, the duly executed General Security Agreement governed by the laws of the Province of Ontario and the federal laws of Canada.

4.	In respect of the Guarantor incorporated in Singapore, the duly executed Singapore law Debenture.

5.	In respect of each Guarantor incorporated in Hong Kong, a duly executed Hong Kong law Debenture.

6.	In respect of the Guarantors incorporated in The Netherlands, the following:

(i)	Dutch law Pledge over Intellectual Property Rights executed by Cookson Holdings B.V. in favour of the Security Agent (for itself and as agent for the Banks);

(ii)	Dutch law Pledge over Receivables executed by Cookson Holdings B.V. in favour of the Security Agent (for itself and as agent for the Banks);

(iii)	Dutch law Pledge over Intellectual Property Rights executed by Enthone B.V. (formerly known as Enthone-OMI (Benelux) B.V.) in favour of the Security Agent (for itself and as agent for the Banks);

(iv)	Dutch law Pledge over Receivables executed by Enthone B.V. (formerly known as Enthone-OMI (Benelux) B.V.) in favour of the Security Agent (for itself and as agent for the Banks); and

(v)	an English law charge over shares executed by Cookson Holdings B.V. in respect of its shareholdings in Alpha-Fry Technologies B.V., Cookson Drijfhout B.V., Inverness Japan KK, Central European Advance Refractory Technology B.V., Sarder Holding B.V., Vesuvius Skawina Materialy Ognistrvale Sp zoo and Marsfran B.V.; and an English law charge over shares executed by Enthone OMI Benelux (Holdings) B.V. in respect of its shareholdings in Enthone OMI Holdings (UK) Ltd., Enthone Portugal Lda, Enthone Holding SAS, Enthone OMI France SA, Enthone OMI Galvanoplasti Ticaret Ve Sanayi AS, Enthone OMI Hungaria Kft, Enthone OMI Italia Srl, Langbein Pfanhauser AG and Enthone OMI (Sverige) AB.

7.

(i)	Duly executed pledge, from Cookson GmbH as pledgor, over shareholdings of the following Guarantors incorporated in Germany:

(a)	Polyclad Europe GmbH;

(b)	Alpha PC Fab GmbH;

(c)	Alpha Metals Lötsysteme GmbH;

(d)	Vesuvius VGT Dyko GmbH; and

(e)	Vesuvius Großalmeroder Schmelztiegelwerke Verwaltungsgesellschaft mit beschränkter Haftung;

(ii)	duly executed limited partnership interest pledge agreement, from Cookson GmbH as pledgor, relating to the limited partnership interests in Vesuvius Becker & Piscantor Großalmeroder Schmelztiegelwerke GmbH & Co. KG; and

(iii)	duly executed global receivables assignment agreements entered into by each of Cookson GmbH and Polyclad Europe GmbH.

8.	Share certificates and blank stock transfer forms (or equivalent) in respect of any Obligor the shares in which have been charged under any Security Document, except to the extent they are specified to be delivered pursuant to paragraph 4 of Schedule 10 (Conditions Subsequent).

9.	Letters of representation from each of Cookson GmbH and Polyclad Europe GmbH confirming that their intellectual property is of little or no value.

(D)	Legal Opinions

1.	Legal Opinions, dated on or after the Closing Date, of:

(i)	Clifford Chance, London, the Banks’ English counsel;

(ii)	the Banks’ local counsel in each jurisdiction in which an Obligor is incorporated; and

(iii)	Aird & Berlis LLP in respect of Canadian law issues, in each case in form and substance reasonably satisfactory to the Facility Agent.

(E)	Miscellaneous

1.	A certificate of a duly Authorised Officer of the Borrower confirming that there has been no material adverse change in any of the business, condition (financial or otherwise), operation, performance, properties or prospects of the Group (taken as a whole since 30 November 2001).

2.	A certificate of a duly Authorised Officer of the Borrower confirming that there is no pending or threatened litigation, investigation or proceeding which is reasonably likely to have a material adverse effect on the ability of any Obligor to perform its obligations under the Agreement.

3.	A certificate executed by the Treasurer or more senior financial officer of the Borrower confirming the accuracy of the representations and warranties on the Closing Date and the absence of any Event of Default or Potential Event of Default.

4.	A copy of the executed fee letters referred to in Clauses 21.3 (Front End Fee) and 21.5 (Facility Agency and Security Agency Fee).

5.	Evidence that Cookson Group plc has agreed to act as the agents of each Original Obligor incorporated in a jurisdiction other than England and Wales for the service of process in England.

6.	The Facility Agent’s standard payment instructions, duly executed by the Borrower.

7.	A certificate of the Chief Financial Officer or duly appointed officer or attorney of each U.S. Guarantor stating that the respective company is Solvent after full Utilisation, the application of the proceeds thereof in accordance with Clause 3 (Utilisation of the Facilities) and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated hereby. For purposes of this certificate, “Solvent” means with respect to such U.S. Guarantor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

8.	Written statement confirming that the fees, costs and expenses required to be paid by the Borrower pursuant to Clause 21.3 (Front End Fee), 21.5 (Facility Agency and Security Agency Fee), Clause 22.1 (Transaction Expenses) and Clause 22.3 (Stamp Taxes) are being or have been paid or will be paid on the later of 2 January 2002 or out of the proceeds of the first Advance.

9.	A schedule of all material Intra-Group Loans (being in amount greater than £500,000) which shall identify loans from any member of the Group which is not a Guarantor to a Guarantor and loans from an Obligor to any member of the Group which is not an Obligor; together with a certificate executed by a duly authorised officer confirming that it is true, complete and accurate as at 30 November 2001.

10.	A disclosure letter stating:

(a)	all outstanding Indebtedness (as defined in the 2000 Private Placement) of the Group secured by any Lien (specifying that secured by a Permitted Lien) which is in existence on 30 November 2001;

(b)	all outstanding Attributable Debt of the Group in connection with Sale and Leaseback Transactions (specifying the Permitted Sale and Leaseback Transactions) which is in existence on 30 November 2001;

(c)	all outstanding Indebtedness of Subsidiaries (specifying the Permitted Subsidiary Indebtedness) which is in existence on 30 November 2001;

(d)	the Security Recourse Amount on 30 November 2001; and

(e)	the Minimum Security Amount (assuming the Facility is undrawn),

together with a statement that, in each case, there has been no material change in the information since 30 November 2001.

11.	A certificate of the Treasurer or more senior financial officer of the Borrower confirming the outstanding Financial Indebtedness of the Group referred to in sub-clause 18.10.1 of Clause 18.10 (Subsidiary Financial Indebtedness) on 30 November 2001.

12.	A copy, certified as being, true, complete and up-to-date by an Authorised Signatory of the Borrower, of the 2000 Private Placement.

SCHEDULE 4

Part A

Notice of Drawdown

From:	Cookson Group plc

To:	Lloyds TSB Capital Markets

Dated:

Dear Sirs,

1.	We refer to the agreement dated 21 December 2001 (as from time to time amended, varied, novated or supplemented including, inter alia, as amended and restated on [ ] 2003 (the “Credit Agreement”)) and made between, inter alia, Cookson Group plc as the borrower, the parties specified therein as guarantors, Lloyds TSB Capital Markets as facility agent and security agent and the financial institutions named therein as Banks. Terms defined in the Credit Agreement shall have the same meaning in this notice.

2.	This notice is irrevocable.

3.	We hereby give you notice that, pursuant to the Credit Agreement and on [date of proposed Advance], we wish to borrow a [Facility A Advance/Facility B Advance] having an Original Sterling Amount of £[ ] upon the terms and subject to the conditions contained therein.

4.	[We would like the Facility A Advance to be denominated in [currency].]

We would like the [Facility A Advance/Facility B Advance] to have an Interest Period of [    ] months duration.

5.	We confirm that, at the date hereof, the Repeated Representations (save for, the Repeated Representations set out in Clause 14.24 (Group Structure Chart) and Clause 14.25 (Material Intra-Group Loans) which are only repeated in accordance with the provisions of sub-clause 14.29.2 of Clause 14.29 (Repetition of Representations)) are true in all material respects and no Event of Default or Potential Event of Default is continuing.*

6.	The proceeds of this drawdown should be credited to [insert account details].

7.	We represent and warrant that the Group does not (and will not prior to the making of such Advance) have, in aggregate, cash balances and Available Cash of £60,000,000 or more (excluding funds (if any)) held in the Mandatory Prepayment Account(s) [excluding cash balances or Available Cash that has been drawn under Facility B and will be used to refinance the Convertible Bond on or before 2 November 2004].

*	Delete reference to Potential Events of Default in the case of a Rollover Advance

Yours faithfully

Authorised Signatory

for and on behalf of

Cookson Group plc

Part B

Selection Notice

Applicable to a Facility B Advance

From:	Cookson Group plc

To:	Lloyds TSB Capital Markets

Dated:

Dear Sirs,

1.	We refer to the agreement dated 21 December 2001 (as from time to time amended, varied, novated or supplemented including, inter alia, as amended and restated on [ ] 2003 (the “Credit Agreement”)) and made between, inter alia, Cookson Group plc as the borrower, the parties specified therein as guarantors, Lloyds TSB Capital Markets as facility agent and security agent and the financial institutions named therein as Banks. Terms defined in the Credit Agreement shall have the same meaning in this notice.

2.	This is a Selection Notice.

3.	We refer to the Facility B Advance in Sterling with an Interest Period ending on [ ].

4.	We request that the next Interest Period for the above Facility B Advance is [ ].

5.	This Selection Notice is irrevocable.

Yours faithfully

Authorised Signatory

for and on behalf of

Cookson Group plc

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

Part A

To:	Lloyds TSB Capital Markets

Date:

Dear Sirs,

We refer to an agreement dated 21 December 2001 (as from time to time amended, varied, novated or supplemented including, inter alia, as amended and restated on [            ] 2003 (the “Credit Agreement”)) and made between Cookson Group plc as borrower, the parties specified therein as guarantors, inter alia, Lloyds TSB Capital Markets as facility agent and security agent and the financial institutions defined therein as Banks.

Terms defined in the Credit Agreement shall bear the same meaning herein.

We confirm that for the [insert details of Relevant Period] unless otherwise specified below:

Part A

[Facility A/Facility B] Margin Ratchet

Indebtedness for Borrowed Money	=
Less Available Cash	=
Therefore Consolidated Net Borrowings	=

EBITDA	=

Ratio of Consolidated Net Borrowings to EBITDA is	:	times
Therefore the Margin for Facility A/Facility B is	:	% per annum

De-Leverage Requirement*

Clause 18.19	Dividends and Distributions

Quarter Date	Consolidated Net Borrowing	Pro Forma Annualised EBITDA	Ratio
1)			x : 1
2)			x : 1

*	Include at the option of the Borrower

Ratio of Consolidated Net Borrowing to Pro Forma Annualised EBITDA has/has not fallen below [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] for two consecutive three month periods ending on the latest Quarter Date and the De-Leverage Requirement is met/is not met.

Financial Condition

(d) Clause 16.1.1: Interest Cover

EBITDA	=
Consolidated Net Interest	=

Ratio of EBITDA to Consolidated Net Interest	=	x : 1

As at [insert quarter date] ratio is required to be equal or greater than x : 1 therefore Clause 16.1.1 is complied with/not complied with.

(e) Clause 16.1.2: Leverage

Consolidated Net Borrowing	=
Proforma EBITDA	=

Ratio of Consolidated Net Borrowings to Proforma EBITDA	=	x : 1

As at [insert quarter date] ratio is required to be no greater than	:	x : 1
therefore Clause 16.1.2 is complied with/not complied with

Detailed Calculations are as follows:

EBITDA:

Proforma EBITDA:

Proforma Annualised EBITDA:

Permitted Priority Indebtedness:

Security Recourse Amount:

Consolidated Net Interest:

Consolidated Net Borrowings:

Part B

Clause 17: Security

Clause 17.2.1 Minimum Security Amount

Adjusted Shareholders Equity as at 31st December xxxx	=	£
add Sterling equivalent of $610,000,000	=	£
add £105,643,000	=	£
add Variable Factor	=
sub total		£

20% of the sub total (i.e. the Minimum Security Amount)	=	£

deduct Permitted Priority Indebtedness*	=	£
Total	=

Clause 17.2.2 Security Recourse Amount

(a) Sterling Amount of the Loan	=	£

(b) Minimum Security Amount	=	£

Security Recourse Amount determined as follows: [insert details of calculation], is £xxxxxxx i.e. not below the lower of (a) and (b)

Yours faithfully

Authorised Signatory

for and on behalf of

Cookson Group plc

*	Maximum amount permitted to be deducted is £70,000,000.

SCHEDULE 6

FORM OF GUARANTOR ACCESSION MEMORANDUM

To:	Lloyds TSB Capital Markets

From:	[Relevant member of the Group]

and

[Cookson Group plc]

Dated:

Dear Sirs,

1.	We refer to an agreement dated 21 December (as from time to time amended, varied, novated or supplemented including, inter alia, as amended and restated on [ ] 2003 (the “Credit Agreement”)) and made between, inter alia, Cookson Group plc as borrower (the “Borrower”), the parties specified therein as guarantors, and Lloyds TSB Capital Markets as facility agent and security agent, the financial institutions defined therein as Banks.

2.	Terms defined in the Credit Agreement shall bear the same meaning herein.

3.	The Borrower requests that [Group member], become an Additional Guarantor pursuant to Clause 31.1 (Additional Guarantors) of the Credit Agreement.

4.	[Group member] is a company duly organised under the laws of [name of relevant jurisdiction].

5.	[Group member] confirms that it has received from the Borrower a true and up-to-date copy of the Credit Agreement.

6.	[Group member] undertakes, upon its becoming a Guarantor, to perform all the obligations expressed to be undertaken under the Credit Agreement by a Guarantor and agrees that it shall be bound by the Credit Agreement in all respects as if it had been an original party thereto as an Original Guarantor.

7.	The Borrower confirms that, if [Group member] is accepted as an Additional Guarantor, its guarantee obligations pursuant to Clause 20 (Guarantee and Indemnity) of the Credit Agreement will apply to all the obligations of a Guarantor under the Finance Documents in all respects in accordance with the terms of the Credit Agreement.

8.	The Borrower:

(a)	repeats the Repeated Representations (save for, the Repeated Representations set out in Clause 14.24 (Group Structure Chart) and Clause 14.25 (Material Intra-Group Loans) which are only repeated in accordance with the provisions of sub-clause 14.29.2 of Clause 14.29 (Repetition of Representations)); and

(b)	confirms that no Event of Default or Potential Event of Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Guarantor.

9.	[Group member] makes the representations and warranties set out in Clause [•] to Clause [•].

10.	[Group member’s] administrative details are as follows:

Address:

Fax No.:

11.	[Process Agent*

[Group member] agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it at [address of Group member’s place of business in England] or at any address in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985]/[on name of process agent in England at address of process agent or, if different, its registered office. If [[Group member] ceases to have a place of business in Great Britain]/[the appointment of the person mentioned above ceases to be effective], [Group member] shall immediately appoint another person in England to accept service of process on its behalf in England. If it fails to do so (and such failure continues for a period of not less than fourteen days), the Facility Agent shall be entitled to appoint such a person by notice. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law. This applies to Proceedings in England and to Proceedings elsewhere.]

12.	This Memorandum shall be governed by English law.

Cookson Group plc	[Subsidiary]

By:

By:

Date:	Date:

*	This clause is required only if the Additional Guarantor is not incorporated in England and Wales

SCHEDULE 7

ADDITIONAL CONDITIONS PRECEDENT

1.	A copy, certified as at the date of the relevant Guarantor Accession Memorandum a true and up-to-date copy by an Authorised Signatory of the proposed Additional Guarantor, of the constitutional documents of such proposed Additional Guarantor.

2.	A copy, certified as at the date of the relevant Guarantor Accession Memorandum a true and up-to-date copy by the Treasurer or more senior financial officer of the proposed Additional Guarantor, of a board resolution of such proposed Additional Guarantor approving the execution and delivery of a Guarantor Accession Memorandum, the accession of such proposed Additional Guarantor to this Agreement and the performance of its obligations under the Finance Documents and authorising a named person or persons to sign such Guarantor Accession Memorandum, any other Finance Document and any other documents to be delivered by such proposed Additional Guarantor pursuant thereto.

3.	A certificate of an Authorised Signatory of the proposed Additional Guarantor setting out the names and signatures of the person or persons authorised to sign, on behalf of such proposed Additional Guarantor, the Guarantor Accession Memorandum, any other Finance Documents and any other documents to be delivered by such proposed Additional Guarantor pursuant thereto.

4.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a copy, certified a true copy by or on behalf of the proposed Additional Guarantor, of each such law, decree, consent, licence, approval, registration or declaration as is, in the opinion of counsel to the Banks, necessary to render the relevant Guarantor Accession Memorandum legal, valid, binding and enforceable, to make such Guarantor Accession Memorandum admissible in evidence in the proposed Additional Guarantor’s jurisdiction of incorporation and to enable the proposed Additional Guarantor to perform its obligations thereunder and under the other Finance Documents.

5.	A copy, certified a true copy by an Authorised Signatory of the proposed Additional Guarantor, of its latest financial statements (to the extent that such are produced or required, by the laws of the jurisdiction of incorporation of the proposed Additional Guarantor, to be produced).

6.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, an opinion of the Banks’ local counsel in the relevant jurisdiction in form and substance satisfactory to the Facility Agent.

7.	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in the relevant Guarantor Accession Memorandum has agreed to act as its agent for the service of process in England.

8.	A copy of a good standing certificate (including verification of tax status) with respect to each U.S. Guarantor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Guarantor’s jurisdiction of incorporation or organisation.

9.	A certificate of the Chief Financial Officer of each U.S. Guarantor stating that the respective company is Solvent after giving effect to the full utilisation of the Loan, the application of the proceeds thereof in accordance with Clause 3 (Utilisation of the Facilities) and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated hereby. For purposes of this certificate, “Solvent” means with respect to such U.S. Guarantor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in lights of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

SCHEDULE 8

MANDATORY COSTS

1.	For the purposes of this Agreement, the cost of compliance with existing requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) will be calculated by the Agent in relation to each Advance on the basis of the Agent’s own rates (or the rates of such Bank as it may from time to time specify) by reference to the circumstances existing on the first day of each Interest Period in respect of such Advance in accordance with the following formulae:

(a)	in relation to sterling Advances:

AB + C(B – D) + E x 0.01 per cent. per annum 100 –(A + C)

(b)	in relation to Advances in any currency other than sterling:

E x 0.01 per cent. per annum. 300

Where:

A	is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which the Agent (or such Bank as it may determine) is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate per annum at which sterling deposits are offered by the Agent (or such Bank as it may determine) in accordance with its normal practice, for a period equal to the relevant Interest Period to a leading bank in the London interbank market at or about 11.00 a.m. in a sum approximately equal to the amount of such Advance.

C	is the percentage of eligible liabilities which the Agent (or such Bank as it may determine) is required from time to time to maintain as interest bearing special deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent (or such Bank as it may determine) on interest bearing special deposits.

E	is the rate payable by the Agent (or such Bank as it may determine) to the Financial Services Authority pursuant to the Fees Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Regulations) and expressed in pounds per £1,000,000 of the Fee Base of the Agent (or such Bank as it may determine).

2.	For the purposes of this Schedule:

(a)	“eligible liabilities” and “special deposits” shall bear the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fee Regulations” means the Banking Supervision (Fees) Regulations 2001 or such other law as may be in force from time to time in respect of the payment of fees for banking supervision; and

(c)	“Fee Base” shall bear the meaning given to it, and shall be calculated in accordance with, the Fees Regulations.

3.	The percentages used in A and C above shall be those required to be maintained on the first day of the relevant period as determined in accordance with B above.

4.	In application of the above formulae, A, B, C and D will be included in the formulae as figures and not as percentages e.g. if A is 0.5 per cent. and B is 12 per cent. AB will be calculated as 0.5 x 12 and not as 0.5 per cent. x 12 per cent.

5.	Calculations will be made on the basis of a 365 day year (or, if market practice differs, in accordance with market practice).

6.	A negative result obtained by subtracting D from B shall be taken as zero.

7.	The resulting figures shall be rounded to four decimal places.

8.	Additional amounts calculated in accordance with this Schedule 8 are payable on the last day of the Interest Period to which they relate.

9.	The determination of the Mandatory Cost Rate by the Agent in relation to any period shall, in the absence of manifest error, be conclusive and binding on all of the parties hereto.

10.	The Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all parties any amendments or variations which are required to be made to any of the formulae set out above in order to comply with any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

SCHEDULE 9

CONDITIONS SUBSEQUENT

1.	On or prior to the day on which the Borrower delivers the first Notice of Drawdown pursuant to Clause 3.1 (Drawdown Conditions for Advances) it shall deliver to the Facility Agent copies of notices of prepayment of each of the Existing Facilities.

2.	By 28 February 2002 each US Guarantor shall provide a complete and executed Perfection Certificate (as defined in the Pledge and Security Agreement referred to in paragraph 17 of Schedule 12 (Security Documents)) in the form set out in the Pledge and Security Agreement.

3.	By 31 January 2002 each US Guarantor shall provide all the information required to complete Schedule 2 of the Pledge and Security Agreement referred to in paragraph 17 of Schedule 12 (Security Documents).

4.	As soon as practicable after the Closing Date and in any event on or before 15 February 2002, to the extent not delivered under A1 and A4 of Schedule 3 (Conditions Precedent), the constitutive documents of each member of the Group whose shares are subject to an Encumbrance under the Security Documents. Such documents, inter alia, not to restrict or inhibit any transfer of shares pursuant to any enforcement of the Security Documents.

5.	As soon as practicable after the Closing Date and in any event on or before 15 February 2002, share certificates and blank stock transfer forms (or equivalent) in respect of any company which is not an Obligor but the shares in which are subject to a Security Document.

6.	As soon as practicable after the Closing Date and in any event on or before 15 January 2002, to the extent not listed to the satisfaction of the Security Agent in the Dutch law Pledge over Intellectual Property Rights executed by Cookson Holdings B.V., a complete list of intellectual property rights.

7.	By 21 January 2002:

(i)	Dutch law Pledge over Shares executed by Cookson Overseas Limited over shares in Cookson Holdings B.V. in favour of the Security Agent (for itself and as agent for the Banks); and

(ii)	Dutch law Pledges over Shares executed by Cookson Holdings B.V. over shares in Alpha-Fry Technologies B.V., Cookson Drijfhout B.V., Central European Refractory Technology B.V. and Marsfran B.V. in favour of the Security Agent (for itself and as agent for the Banks).

SCHEDULE 10

ORIGINAL GUARANTORS

A.	England and Wales

Alpha Fry Limited, England, 00208173

Cookson Ceramics Limited, England, 00154728

Cookson Financial Limited, England, 00758145

Cookson Investments Limited, England, 00476641

Cookson Overseas Limited, England, 00227478

Cookson Projects Limited, England, 02163287

Enthone - OMI Holdings (UK) Limited, England, 00232860

Howdon Limited, England, 00033840

Speedline Technologies Limited, England, 02445945

Vesuvius Group Limited, England, 02099093

Vesuvius KSR Limited, England, 00257960

Vesuvius - Premier Refractories (Holdings) Limited, England, 03354257

Vesuvius UK Limited (formerly known as Vesuvius Premier Refractories Limited), England, 00054713

Vesuvius UK (2002) Limited (formerly known as Vesuvius UK Limited, England, 01163342

Wilkes-Lucas Limited, England, 00368205

B.	Germany

Cookson GmbH, Germany, HR B 38045

Polyclad Europe GmbH, Germany, HR B 38045

C.	Hong Kong

Alpha Metals Limited, Hong Kong, 150472

Cookson Electronics Limited (formerly known as Polyclad Asia Limited), Hong Kong, 514455

D.	Netherlands

Cookson Holdings B.V., The Netherlands, Commercial Register (Handelsregister) Number 2427 6673

Enthone B.V. (formerly known as Enthone-OMI (Benelux) B.V.), The Netherlands, Commercial Register (Handelsregister) Number 1601 3477

E.	Singapore

Cookson Singapore Pte Ltd, Singapore 198703841K

F.	USA

Cookson America, Inc. (US) Delaware, Tax ID number 13 - 2951559

Cookson Finance, Inc. (US) Delaware, Tax ID number 05 - 0503018

Cookson International Partnership (US) Delaware, Tax ID number 52 - 2066431

Cookson Investments, Inc. (US) Delaware, Tax ID number 05 - 0458311

Cookson North America Partnership (US) Delaware, Tax ID number 52 - 2066432

Enthone, Inc. (US) Delaware, Tax ID number 13 - 3545892

FI Projects, Inc. (US) Delaware, Tax ID number 05 - 0448541

Flo-Con Holding, Inc. (US) Delaware, Tax ID number 38 - 2267236

Fry’s Metals, Inc. (US) Delaware, Tax ID number 06 - 1008504

Polyclad Laminates, Inc. (US) Massachusetts, Tax ID number 04 - 2589492

Premier Refractories, Inc. (US) Delaware, Tax ID number 14 - 1671486

Premier Refractories International, Inc. (US) Delaware, Tax ID number 58 - 2311780

Vesuvius Crucible Company (US) Delaware, Tax ID number 56 - 1542068

Vesuvius U.S.A Corporation (US) Illinois, Tax ID number 37 - 0893657

G.	Canada

Cookson Canada Inc., Canada, 117441 - 0

Vesuvius Canada Inc. (formerly Vesuvius Canada Refractories Inc. formerly Premier Refractories Canada Limited), Canada 4134117

SCHEDULE 11

SECURITY DOCUMENTS

1.	English law Debenture executed by Alpha Fry Ltd in favour of the Security Agent;

2.	English law Debenture executed by Howdon Ltd in favour of the Security Agent;

3.	English law Debenture executed by Vesuvius KSR Ltd in favour of the Security Agent;

4.	English law Debenture executed by Cookson Projects Ltd in favour of the Security Agent;

5.	English law Debenture executed by Speedline Technologies Ltd in favour of the Security Agent;

6.	English law Debenture executed by Cookson Financial Ltd in favour of the Security Agent;

7.	English law Debenture executed by Vesuvius UK Ltd in favour of the Security Agent;

8.	English law Debenture executed by Vesuvius Premier Refractories (Holdings) Limited in favour of the Security Agent;

9.	English law Debenture executed by Vesuvius Premier Refractories Ltd in favour of the Security Agent;

10.	English law Debenture executed by Wilkes-Lucas Ltd in favour of the Security Agent;

11.	English law Debenture executed by Cookson Investments Ltd in favour of the Security Agent;

12.	English law Debenture executed by Vesuvius Group Ltd in favour of the Security Agent;

13.	English law Debenture executed by Cookson Ceramics Ltd in favour of the Security Agent;

14.	English law Debenture executed by Enthone OMI Holdings (UK) Ltd in favour of the Security Agent;

15.	English law Debenture executed by Cookson Overseas Ltd in favour of the Security Agent;

16.	a Dutch law Pledge over Shares executed by Cookson Overseas Ltd (in respect of its shareholding in Cookson Holdings B.V.) in favour of the Security Agent (for itself and as agent for the Banks);

17.	a New York Pledge and Security Agreement over all assets of the US Obligors, including their shareholdings in their subsidiaries, executed by:

(i)	Cookson International Partnership;

(ii)	Cookson North America Partnership;

(iii)	Enthone Inc;

(iv)	Cookson America Inc;

(v)	Premier Refractories International Inc;

(vi)	Premier Refractories Inc;

(vii)	Cookson Investments Inc;

(viii)	Speedline Technologies Inc;

(ix)	Fry’s Metals Inc;

(x)	Polyclad Laminates Inc;

(xi)	Vesuvius Crucible Company;

(xii)	Flo-Con Holding Inc;

(xiii)	Vesuvius USA Corporation;

(xiv)	Cookson Finance Inc; and

(xv)	FI Projects Inc,

in favour of the Security Agent;

18.	a General Security Agreement governed by the laws of the Province of Ontario and the federal laws of Canada by Cookson Canada Inc in favour of the Security Agent;

19.	a General Security Agreement governed by the laws of the Province of Ontario and the federal laws of Canada by Vesuvius Canada Refractories Inc in favour of the Security Agent;

20.	a share pledge agreement dated 21 December 2001 and entered into between, inter alia, Cookson GmbH as pledgor and Lloyds TSB Capital Markets and others as pledgees relating to the shares in Polyclad Europe GmbH, Alpha PC Fab GmbH, Alpha Metals Lötsysteme GmbH, VGT Dyko GmbH, Vesuvius Großalmeroder Schmelztiegelwerke Verwaltungsgesellschaft mbH;

21.	a share pledge agreement dated on or about the date of the Amendment Agreement and entered into between, inter alia, Cookson GmbH as pledgor and Lloyds TSB Capital Markets and others as pledgees relating to the shares in Polyclad Europe GmbH, Alpha PC Fab GmbH, alpha metals lötsysteme gmbh, Vesuvius VGT Dyko GmbH and Vesuvius Großalmeroder Schmelztiegelwerke Verwaltungsgesellschaft mbH;

22.	A global assignment agreement dated 21 December 2001 and entered into between Cookson GmbH and Lloyds TSB Capital Markets relating to intercompany debt as amended by a confirmation and amendment agreement dated on or about the date of the Amendment Agreement and entered into between Cookson GmbH and Lloyds TSB Capital Markets;

23.	A global assignment agreement dated 21 December 2001 and entered into between Polyclad Europe GmbH and Lloyds TSB Capital Markets relating to trade receivables as amended by a confirmation and amendment agreement dated on or about the date of the Amendment Agreement and entered into between Polyclad Europe GmbH and Lloyds TSB Capital Markets;

24.	a limited partnership interest pledge agreement dated 21 December 2001 and entered into between, inter alia, Cookson GmbH as pledgor and Lloyds TSB Capital Markets and others as pledgees relating to the limited partnership interest in Vesuvius Becker & Piscantor Großalmeroder Schmelztiegelwerke GmbH & Co. KG;

25.	a share pledge agreement dated on or about the date of the Amendment Agreement and entered into between, inter alia, Cookson GmbH and Vesuvius Großalmeroder Schmelztiegelwerke Verwaltungsgesellschaft mbH as pledgors and Lloyds TSB Capital Markets and others as pledgees relating to the shares in Vesuvius Becker & Piscantor Großalmeroder Schmelztiegelwerke GmbH;

26.	a Hong Kong law Debenture executed by Alpha Metals Limited in favour of the Security Agent;

27.	a Hong Kong law Debenture executed by Cookson Electronics Limited (formerly known as Polyclad Asia Ltd) in favour of the Security Agent;

28.	a Singapore law Debenture executed by Cookson Singapore Pte Ltd in favour of the Security Agent;

29.	Dutch law Pledges over Shares executed by Cookson Holdings B.V. over shares in Alpha-Fry Technologies B.V., Cookson Drijfhout B.V., Central European Refractory Technology B.V. and Marsfran B.V. in favour of the Security Agent (for itself and as agent for the Banks);

30.	Dutch law Pledge over Intellectual Property Rights executed by Cookson Holdings B.V. in favour of the Security Agent (for itself and as agent for the Banks);

31.	Dutch law Pledge over Receivables executed by Cookson Holdings B.V. in favour of the Security Agent (for itself and as agent for the Banks);

32.	Dutch law Pledge over Intellectual Property Rights executed by Enthone B.V. (formerly known as Enthone-OMI (Benelux) B.V.) in favour of the Security Agent (for itself and as agent for the Banks);

33.	Dutch law Pledge over Receivables executed by Enthone B.V. (formerly known as Enthone-OMI (Benelux) B.V.) in favour of the Security Agent (for itself and as agent for the Banks); and

34.	an English law charge over shares executed by Cookson Holdings B.V. in respect of its shareholdings in Alpha-Fry Technologies B.V., Cookson Drijfhout B.V., Inverness Japan KK, Central European Advance Refractory Technology B.V., Sardev Holding B.V., Vesuvius Skawina Materialy Ognistrvale Sp zoo and Marsfran B.V.; and an English law charge over shares executed by Enthone OMI Benelux (Holdings) B.V. in respect of its shareholdings in Enthone OMI Holdings (UK) Ltd., Enthone Portugal Lda, Enthone Holding SAS, Enthone OMI France SA, Enthone OMI Galvanoplasti Ticaret Ve Sanayi AS, Enthone OMI Hungaria Kft, Enthone OMI Italia Srl, Langbein Pfanhauser AG and Enthone OMI (Sverige) AB.

SCHEDULE 12

CONSIGNMENT PROVIDERS AND AGREEMENTS

Part A

Consignment Providers

[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Part B

Consignment Agreements

1.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Stern Metals Inc. dated 15 May 2000 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

2.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Cookson Precious Metals Limited dated 30 September 1999 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

3.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Stern Metals Inc. dated 26 July 2000 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

4.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and each of Cookson Precious Metals Limited, Stern Metals Inc. and Cookson Metaux Precieux s.a. dated 19 September 2000 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

5.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Stern Metals Inc. dated 20 September 2000 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

6.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Cookson Metaux Precieux s.a. dated 21 September 2000 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

7.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Cookson Precious Metals Limited dated October 2000 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

8.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and each of Stern Metals Inc. and Cookson Precious Metals Limited dated 6 April 1994 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

9.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Stern Metals Inc. dated 2 May 1991 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] (informed by Cookson amount is [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]).

10.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Stern Metals Inc. dated 15 May 1996 and supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

11.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Sempsa Joyeria Plateria S.A. dated 6 November 2000.

12.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Stern Metals Inc. dated August 2002 with supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] (agreement not available).

13.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Stern Metals Inc dated 24 August 2001 with supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

14.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Enthone-OMI Inc dated 23 February 1999 with supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

15.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Enthone-OMI (Benelux) BV dated 18 February 1999 with supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

16.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Sempsa Joyeria Plateria S.A. (Spain) dated 28 October 2000 [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

17.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMSSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Sempsa Joyeria Plateria S.A. (Spain) dated 18 September 2001.

18.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Enthone-OMI Inc. dated 18 February 1999, with supporting guarantee from Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

19.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Cookson Precious Metals Ltd., Cookson Metaux Precieux S.A. and Sempsa Joyeria Plateria S.A. dated on or around 5 December 2003, with a supporting guarantee of Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

20.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and Cookson Precious Metals Ltd., Cookson Metaux Precieux S.A. and Sempsa Joyeria Plateria S.A. dated on or around 5 December 2003, with a supporting guarantee of Cookson Group plc up to [CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

SCHEDULE 13

CALCULATION OF SUB-PARAGRAPH (B) OF MINIMUM SECURITY AMOUNT

		Local Currency	£ equivalent as at 26 September 2003
(b)(i)
Senior Notes comprising 1997 Private Placement and 2000 Private Placement	Due 2005	USD 130,000,000	78,332,000
	Due 2009	USD 40,000,000	24,102,000
	Due 2007	USD 25,000,000	15,064,000
	Due 2009	USD 50,000,000	30,128,000
	Due 2010	USD 135,000,000	81,345,000
	Due 2012	USD 190,000,000	114,485,000

Achem Deferred Consideration	Due 2003 - 5	USD 40,000,000	24,187,000

	SUB-TOTAL:	USD 610,000,000	367,643,000
(b)(ii)
Convertible Bond	Due 2004	GBP 80,000,000	80,000,000

CG plc uncommitted borrowings			2,000,000

OpCo Uncommitted borrowings			23,643,000
	SUB-TOTAL:		105,643,000

	TOTAL:		473,286,000

*	The sterling equivalent of USD 610,000,000 shall vary on a daily basis.

SCHEDULE 14

APPROVED TRANSACTIONS

1.	Alpha Fry Ltd (“AFUK”) - transfer of Rochdale business to Alpha-Fry Technologies BV (“AFTBV”)

AFUK, based in the U.K., will transfer its industrial and assembly business, currently carried on in Rochdale, to AFTBV, based in Naarden, Holland. This will realise operational efficiencies and cost reductions. The assets will be transferred at their market value, and include fixed assets with a market (also net book) value of c.£0.2m., stock with a market (also book) value of c.£0.5m., and goodwill/customer list with an expected market value of c.£4.0m. (net book value £nil).

The profit on sale accruing to AFUK will be c.£2.6m. after closure and transaction costs of c.£1.4m. Part of this profit will arise in capital form, which can be eliminated without use of non-capital group tax losses by transferring the business and assets firstly to Cookson Group plc (“CGplc”), followed by a transfer by CGplc to AFTBV.

Alpha Fry Limited is a Guarantor. The shares of Alpha-Fry Technologies B.V. are subject to a charge/pledge granted by Cookson Holdings BV.

Expected Timing: Q1 2004.

2.	Nova Tran Limited (“NTL”) – sale of Irish branch to Alpha Metals (Ireland) Ltd

So as to more efficiently and effectively manage Cookson Electronics’ Irish businesses, NTL will transfer its Irish branch to Alpha Metals (Ireland) Limited in exchange for an issue of shares to NTL.

NTL will transfer the shares it receives in Alpha Metals (Ireland) Ltd. to Cookson Overseas Limited (“COL”) at market value.

The shares of Nova Tran Limited are subject to a charge/pledge granted by Alpha Fry Limited. The shares of Alpha Metals (Ireland) Ltd. are subject to a charge/pledge granted by Cookson Overseas Limited. Cookson Overseas Limited is a Guarantor.

Expected Timing: Q1 2004.

3.	Recapitalisation of AFUK

AFUK has c.£9m. negative shareholders equity. This needs to be eliminated, as it is adversely affecting AFUK’s commercial relations with its customers and suppliers. This will be addressed as follows:

(a)	The transfer of the Rochdale business (see (1) above).

(b)	Dividend from its subsidiary, Nova Tran Ltd, of its retained reserves, expected to be of the order of £1.2m.

(c)	Sale of Nova Tran Limited to COL at market value, giving rise to a profit on sale, and therefore a further reduction of the deficit.

(d)	Recapitalisation of AFUK.

Expected Timing: Q1 2004.

4.	Recapitalisation of AFTBV

AFTBV has negative reserves and consequently requires a capital injection of EUR4.5m. to improve its shareholders funds position. It is wholly owned by Cookson Holdings BV (“CHBV”), which is in turn wholly owned by COL.

COL is currently borrowing EUR3.7m from CHBV, on an interest bearing basis. COL will repay this loan to CHBV to fund part of the capital injection of AFTBV.

Cookson Holdings BV (“CHBV”) also holds a 100% investment in CEART BV, another holding company. CEART BV is in a position to pay a maximum dividend of EUR1.7m to CHBV.

As a result of the above actions, CHBV would be able to recapitalise AFTBV up to a maximum of EUR5.4m. without borrowing any further amounts.

However, as well as the current deficit on reserves, CHBV will need to fund the acquisition of the Rochdale business (see (1) above). Assuming a maximum valuation of £5m., AFTBV will need to raise an additional EUR7 - 8m., i.e. a total recapitalisation of EUR12.4 -13.4m. will be required. As only EUR5.4m. is immediately available to CHBV, CHBV will itself need to be recapitalised to raise the additional finance. It is possible that some debt finance can be introduced, but the ratio will need to be monitored to ensure there is no tax inefficiency through the application of Dutch thin capitalisation rules.

Cookson Holdings BV is a Guarantor

Expected Timing: Q1 2004.

5.	Cookson India Nominee Shareholdings

Cookson India Limited, a directly held subsidiary of Cookson Group plc, has a Public Limited company status in India. Due to the reduction of Share capital the number of shareholders has been reduced to two namely, Cookson Group plc and its nominee Alpha Fry Limited. In order to convert the company to a Private Limited Company status and to pass special resolutions to that effect, a minimum of seven shareholders is needed, as per the Indian Companies Act, 1956.

The following 6 companies will each acquire one share from the total shareholding of Cookson Group Plc, as nominee shareholders:

Cookson Overseas Limited	(company number 00227478)

Cookson Investments Limited	(company number 00476641)

Cookson Overseas Investments Limited (company number 02919362)

Cookson Minerals Limited	(company number 00284115)

Cookson Ceramics Limited	(company number 00154728)

Wilkes-Lucas Limited	(company number 00368205)

There is no charge/pledge over the shares of Cookson India Limited.

Expected Timing: Q1 2004.

6.	Liquidation/merger of excess legal entities in Mexico

Cookson Electronics intend to rationalise the number of legal entities it manages in Mexico at the earliest opportunity. This will be effected by means of a merger of Enthone-OMI de Mexico SA de CV and Cookson Electronics Mexico SA de CV. Following this merger, the surviving entity will be merged with AR Speciality Chemicals SA de CV. On completion of these mergers, AR Mexican Holdings Inc (US) will be surplus to requirements and can be dissolved.

There is no charge/pledge over the shares of Enthone-OMI de Mexico SA de CV or of AR Speciality Chemicals SA de CV. The shares of Cookson Electronics Mexico SA de CV are subject to a charge/pledge granted by Cookson Overseas Limited. The shares of AR Mexican Holdings Inc are subject to a charge/pledge granted by Cookson North America Partnership.

Compania Minera y Refinadora Mexicana will be disolved since it is a dormant company which is no longer required.

The shares of Compania Minera y Refinadora Mexicana are subject to a charge/pledge granted by Cookson Overseas Limited.

Expected Timing: Q2 2004

7.	Liquidation of Speedline Technologies Srl

Since this company is no longer required, following the sale of the Group’s Speedline business, it is intended to liquidate the company at the earliest opportunity.

The shares of Speedline Technologies Srl are subject to a charge/pledge granted by Cookson Overseas Limited.

Expected Timing: Q4 2003

8.	Dissolution of EI Liquidation Inc (USA)

Once the investments in Grauer & Weil (India) Limited and Meltex Incorporated have been transferred to Enthone Inc, this company will be surplus to requirements and will be dissolved.

The shares of EI Liquidation Inc are subject to a charge/pledge granted by Cookson North America Partnership. Enthone Inc. is a Guarantor.

Expected Timing: Q2 2004

9.	Liquidation of Metacon SA (Switzerland)

The company is dormant and the only balances remaining on the balance sheet are share capital and a loan to Cookson Group plc. The company is surplus to requirement and will be put into liquidation in Q1 2004. There will be no taxable gain for UK purposes, and no Swiss tax costs arising.

The shares of Metacon SA are subject to a charge/pledge granted by Vesuvius Group Limited.

Expected Timing: Q1 2004

10.	Liquidation of HGAC Do Brasil Comercio e Participacoes Limitada (“HGAC”)

HGAC holds 50% of Beauvac Participacoes SA (Brazil) which in turn holds 50% of INTAHSA SA (Brazil). The last year of activity for any of these companies was in 1998. All three companies have been dormant since this time and are surplus to requirements. The companies will be put into liquidation on January 1 2004.

HGAC is held directly from the UK. There will be no UK or Brazilian tax cost associated with the liquidation.

The shares of HGAC Do Brasil Comercio e Participacoes Limitada are subject to a charge/pledge granted by Vesuvius UK (2002) Limited. There is no charge/pledge over the shares of Beauvac Participacoes SA or INTAHSA SA.

Expected Timing: Q1 2004

11.	Dissolution of Premier Refractories International Inc (USA)

This company is surplus to requirements and will be downward merged into its 100% subsidiary (Premier Refractories Inc) on a tax free basis.

Both Premier Refractories International Inc and Premier Refractories Inc. are guarantors. The shares of Premier Refractories International Inc are subject to a charge/pledge granted by Cookson North America Partnership. The shares of Premier Refractories Inc are subject to a charge/pledge granted by Premier Refractories International Inc.

Expected Timing: Q1 2004

12.	Liquidation of Langbein-Pfanhauser AG (Switzerland)

The company is surplus to requirements and will be liquidated once all other options have been considered. It is a subsidiary of Enthone B.V. – liquidation will be tax free in the Netherlands.

The shares of Langbein-Pfanhauser AG are subject to a charge/pledge granted by Enthone B.V.

Expected Timing: Q1 2004

13.	Amalgamation of Electrovert Ltd (Canada) (“Electrovert”) and Cookson Canada Inc. (“CCI”)

Aside from a 20% interest in the common stock of Cookson Finance, Inc (“CFI”) (US), Electrovert is a dormant entity which serves no useful purpose. Electrovert will be amalgamated with CCI, tax free, continuing as CCI. The common stock of CFI will thereafter be owned by CCI upon amalgamation.

The shares of Electrovert are subject to a charge/pledge granted by CCI. CCI is a Guarantor.

Expected Timing: 1 January 2004

14.	Liquidation of John G. Stein & Company Limited

This is a dormant company which is no longer required.

The shares of John G. Stein & Company Limited are subject to a charge/pledge granted by Vesuvius U.K. Limited.

Expected Timing: Q1 2004

15.	Liquidation of Thomas Marshall (Loxley) Limited

This is a dormant company which is no longer required.

The shares of Thomas Marshall (Loxley) Limited are subject to a charge/pledge granted by Vesuvius U.K. Limited.

Expected Timing: Q1 2004

16.	Liquidation of Cookson Projects Limited

This is a dormant company which is no longer required.

Cookson Projects Limited is a Guarantor.

Expected Timing: Q1 2004

17.	Liquidation of Sealed Energy Systems, Inc.

This is a dormant joint venture company, of which 40.5% of the share capital is owned by Cookson America Inc, the remaining 59.5% being held by a third party. The company is currently being liquidated by the majority shareholder.

The shares of Sealed Energy Systems, Inc. are subject to a charge/pledge granted by Cookson America, Inc.

Expected Timing: Q1 2004

SCHEDULE 15

COMMITTED ACQUISITIONS

1.	Enro (Hernic Premier Refractories)

In January 2000 Cookson acquired from Terret Holdings a 50% interest in the shares and shareholder debt of Enro, a South African holding company, and Hernic Premier Refractories, a 100% subsidiary of Enro and Enro’s only asset. HPR is a South African refractory company predominantly supplying Iscor Steel. At the same time, Terret granted Cookson a call option to acquire the remaining 50% of Enro in February 2002, and Cookson granted Terret a put option to sell the same stake to Cookson. Terett exercised its put option, however Cookson was at that time in dispute with Terret concerning certain warranties and indemnities given by Terret in the original purchase agreement. This dispute has since been referred to arbitration, which proceedings are still underway and have not yet been resolved. Consequently, Cookson has not completed on the remaining 50% acquisition, although expects to do so as soon as the arbitration proceedings are satisfactorily resolved. It was originally expected that a payment of around £4 million would be made by Cookson to secure the other 50% of shares and shareholder debt, as a result of Terret exercising its option, but it is now expected that the net amount payable, after settlement of any claims by Cookson on Terret under warranties and indemnities, will be significantly less than that.

2.	Asia Chemical

In 2000 Cookson bought Asia Chemical - a Taiwanese laminate manufacturer with additional plants in China and Singapore. The purchase price included a deferred consideration element, requiring Cookson to pay $13 million in 2004 and $10 million in 2005.

3.	Vesuvius - China

Vesuvius is planning to acquire a small Chinese manufacturing company whose products are equivalent to Vesuvius’ existing flow control products, but are produced at significantly lower expense. Total consideration is likely to be approximately £2.6million, with £1.6million payable in 2004 and the remainder in 2007.

SCHEDULE 16

EXISTING ENCUMBRANCES

Entity	Description of Charge	Secured Liabilities
Cookson Overseas Limited	1 outstanding charge: • registered 27/07/1933 • Undertaking and all property and assets present and future including uncalled capital Note: No chargee on companies House Records	Series of Debentures securing £20,000

Enthone Limited (formerly Enthone-OMI (UK) Limited) (Deed of Release provided to the bank for execution)	1 outstanding charge: Fixed and Floating Charge • created: 11/12/1984 • registered: 17/12/1984 • Midland Bank Plc

Speedline Technologies Limited	2 outstanding charges:
	Rent Deposit Account Agreement • created 26/01/1994 • registered 29/01/1994 • Guardian Insurance Plc Agreement	All sums and liabilities accruing to the chargee pursuant to clause 2 of the rent deposit account agreement -£22,875.00

(Discussions with PAGO Limited on-going)	• created 11/04/1996 • registered 13/04/1996 • PAGO Limited

Base Metal Synergy Limited	2 outstanding charges: Debenture

• created 12/12/1983

• registered 15/12/1983

• Hill Samuel & Co Limited

Legal Mortgage

• created 10/12/1984

• registered 13/12/1984

• Hill Samuel & Co Limited

GR-Stein Refractories Limited	1 outstanding charge: Charge

• created

• registered 19/01/1915

Note: No chargee on Companies House Records

Enthone-OMI (Shenzhen) Company Limited	1 outstanding charge:

Fixed deposit

• deposit of HK$2,860,000

• as mortgage for a loan of RMB2,800,000

Hua-Mei Electroplating Technology Company Limited	1 outstanding charge: Mortgages • US$2,550,000 deposit for loan RMB19,270,000

Hua Mei (Tianjin) Electroplating Technology Company	2 outstanding charges: Mortgages • US$56,000 deposit for loan RMB390,000 • Machines RMB 2,124,000 mortgage for loan RMB 1,480,000

Alpha Metals Brasil Ltda	Promissory Note	NIL

Vesuvius India	Hypothication - stock/receivables	£182,000*

Enthone Shenzhen	Cash collateralisation	£243,000*

*	Sterling equivalent as at 30 November 2001

SCHEDULE 17

EXISTING CASH MANAGEMENT ARRANGEMENTS

Part A

Cash Management Pooling Arrangements

1.	European Cash Management

1.1	Citibank Cashpool - Europe

Each of the Groups subsidiaries located in Sweden, Finland, Austria, the Netherlands, Germany & Switzerland participate in a cash management structure which allows their respective Citibank (euro and USD) bank balances to be offset with that of Cookson Group plc (“CGplc”)

As funds remain in the legal entities account, no inter-company loans are created between participants.

Country	OpCo Name
Finland	Vesuvius Finland Oy

Sweden	Polyclad Europe AB*
Vesuvius Scandinavia AB

The Netherlands	Alpha-Fry Technologies B.V.*
Enthone B.V.
Central European Advanced Refactory Technology B.V.
Vesuvius Nederland B.V.
Cookson Holdings B.V.

Germany	Polyclad Europe GmbH*
Alpha Lotsysteme GmbH
Alpha PC Fab GmbH
Enthone-OMI Holdings (Deutscheland) GmbH*
Vesuvius VGT-Dyko GmbH*
Vesuvius Deutscheland GmbH*
Vesuvius Becker & Piscantor & Co. KG*
Cookson GmbH
Enthone OMI (Austria) GmbH

Switzerland	Vesuvius Corporation*
Tecodev*

UK	Cookson Group plc (Pool Header)

*	OpCo participates in both the Citibank euro & USD cashpools

1.2	HSBC Bank plc - UK Cashpool

Each of the Groups UK & Irish subsidiaries + Cookson Drijfhout BV participate in GBP, euro & USD cash management structures which allows their respective HSBC bank balance to be offset with that of CGplc. As funds remain in the legal entities account, no inter-company loans are created between participants.

1.2.1	GBP Cashpool

Country	OpCo Name
Ireland	Cookson Precious Metals Ireland Ltd
Alpha Metals (Ireland) Ltd
Nova Tran Limited (T/A SCS Ireland)

The Netherlands	Cookson Drijfhout B.V.

UK	Alpha Fry Ltd
Novatran Ltd
Cookson Precious Metals Ltd
Premier Chain Co Ltd
Hallmark Healy Ltd
Premier Refractories Ltd
Howdon Ltd
Inverness
Vesuvius UK Ltd
Cookson Financial Ltd
Cookson Electronics PC Fab Ltd
Enthone-OMI (UK) Ltd
Cookson Syalons Ltd
Cookson Overseas Ltd
Cookson Pigments Ltd
Cookson Group plc (Pool Header)

1.2.2	USD Cashpool

Country	OpCo Name
Ireland	Cookson Precious Metals Ireland Ltd
Alpha Metals (Ireland) Ltd
Nova Tran Limited (T/A SCS Ireland)

The Netherlands	Cookson Drijfhout B.V.

UK	Alpha Fry Ltd
Cookson Precious Metals Ltd
Hallmark Healy Ltd
Premier Refractories Ltd
Vesuvius UK Ltd
Enthone-OMI (UK) Ltd
Cookson Group plc (Pool Header)

1.2.3	Euro Cashpool

Country	OpCo Name
Ireland	Cookson Precious Metals Ireland Ltd
Alpha Metals (Ireland) Ltd

The Netherlands	Cookson Drijfhout B.V.

Germany	Cookson Precious Metals Ltd

UK	Alpha Fry Ltd
Cookson Precious Metals Ltd
Hallmark Healy Ltd
Premier Refractories Ltd
Vesuvius UK Ltd
Enthone-OMI (UK) Ltd
Cookson Group plc (Pool Header)

2.	Asia / Pacific Cash Management

2.1	Australia (AUD)

Each of the Groups Australian subsidiaries participate in a domestic cash management structure which allows their respective HSBC, AUD bank balance to be offset with that of Cookson Australia Pty Ltd.

As funds remain in the legal entities account, no inter-company loans are created between participants.

Country	OpCo Name
Australia	Enthone-OMI (Australia) Pte Ltd
Andreco Hurll (Pte) Ltd
Cookson Plibrico (Pte) Ltd
Cookson Australia Pte Ltd (Pool Header)

2.2	Hong Kong (HKD)

Each of the Groups Hong Kong subsidiaries participate in a cash management structure which allows their respective HSBC, HKD bank balance to be offset with that of CGplc.

As funds remain in the legal entities account, no inter-company loans are created between participants.

Country	OpCo Name
Hong Kong	Enthone-OMI (Hong Kong) Co Ltd
Alpha Metals Ltd
Polyclad Asia Ltd
Cookson Group plc (Pool Header)

Part B

Cash Concentration Arrangements

3.	European Cash Management

3.1	Cross border

Cookson operates a cash management structure for its subsidiaries located in France, Belgium, Italy & Spain whereby the closing balance on the entities Citibank accounts are automatically concentrated into an account of the Borrower. This concentration gives rise to an inter-company loan between the local entity and the Borrower.

Country	OpCo Name
UK	Cookson Group plc (Target Account)

Belgium	Vesuvius Group SA
Premier Refractories Belgium
Vesuvius Belgium NV
Rotec BVBA

Italy	Vesuvius Italia

Spain	Cookson Figeroa
SEMPSA
Enthone-OMI (Espana)
Mercajoya SA

France	Cookson France SA

Portugal	Enthone (Portugal) Lda

3.2	France - (domestic)

In France, Cookson operates a domestic cash management structure for its subsidiaries whereby the closing balance on each entities Citibank, Paris account is concentrated into an account of Cookson France SA (“CFSA”) creating an inter-company loan. As note in 1.1 above the balance on CFSA is then concentrated into CGplc.

Country	OpCo Name
France	Cookson France SA (Target account)
Cookson Metaux Precieux SA
Polyclad Europe SA
Alpha Fry Technologies SA
Vesuvius France SA
Enthone-OMI (France) SAS
Construction Thermique Europeenne SA
Premier France SA
Rotec S.A.

3.3	Italy (domestic)

In Italy, Cookson operates a domestic cash management structure for its subsidiaries whereby the closing balance on each entities Credito Italiano account is concentrated into an account of Vesuvius Italia Srl (“VI”) creating an inter-company loan.

As note in 1.1 above the balance on VI is then concentrated into the Borrower

Country	OpCo Name
Italy	Vesuvius Italia (Target account)
Enthone-OMI (Italia)
Bernardini
Alpha Italy SpA

3.4	Sweden (domestic)

In Sweden, Cookson operates a domestic cash management structure for its subsidiaries whereby the closing balance on each entities Citibank SEK account is concentrated into an account of the Borrower creating an inter-company loan.

Country	OpCo Name
Sweden	Cookson Group plc (Target account)
Polyclad Europe AB
Vesuvius Scandinavia AB
Enthone-OMI (Svergie) AB

3.5	Germany - (domestic)

In Germany, Cookson operates a domestic cash management structure for its Enthone subsidiaries whereby the closing balance on each entities Citibank, Frankfurt account is concentrated into an account of Enthone-omi Holdings (Deutscheland) GmbH (“EHD”) creating an inter-company loan.

EHD participates in the Group’s Citibank London cashpool.

Country	OpCo Name
Germany	Enthone-omi Holdings (Deutscheland) GmbH (Target Account)
Enthone-omi (Deutscheland) GmbH
Deutsche Oberflachentechnik GmbH
Wunsch Chemie GmbH
G.P.-Chemie GmbH
Deutsche Oberflachentechnik Rechenzentrum GmbH

3.6	Switzerland (CHF)

Manual cash concentration process whereby surplus CHF are lent inter-company (ad-hoc basis) by Cookson Europe SA to/from Cookson America Inc (“CAI”).

4.	Asian Cash Management

4.1	Australia (AUD)

Each of the Group’s operating companies in Australia participate in a Notional cashpool provided by HSBC Australia.

To maintain the balance on this cashpool around zero, funds are lent (inter-company) on an ad-hoc basis between Cookson Australia (Pty) Ltd & CAI.

4.2	Malaysia (MYR)

Manual cash concentration process whereby surplus MYR are used to repay the inter-company between Vesuvius KSR Sdn Bhd & the Borrower.

Discussions on-going to restructure loan such that Enthone-omi Sdn Bhd (sister Malaysian Co.) would lend funds rather than the Borrower

4.3	Taiwan (USD)

Manual cash concentration process whereby surplus USD are lent (inter-company) by Polyclad Laminates Taiwan Co ltd, Alpha Metals (Taiwan) & Enthone inc - Taiwan branch to/from the Borrower

Discussions on-going to bring these movements into the Group’s Singapore USD cashpool.

4.4	Japan (JPY)

Manual cash concentration process whereby JPY are lent (inter-company) between Alpha Metals Japan & the Borrower.

4.5	Singapore (SGD)

Each of the Group’s operating companies in Singapore participate in a cash concentration arrangement provided by HSBC outlined below.

To maintain the balance on this cashpool around zero, funds are lent (inter-company) on an ad-hoc basis between Cookson Singapore Pte Ltd & the Borrower.

4.6	USD Asian Cashpool (Hong Kong & Singapore entities)

Zero balancing arrangements create intra-group loans between participants and Cookson Group plc.

Country	OpCo Name
Singapore	Enthone-OMI (Singapore) Co Ltd
Polyclad Laminates Singapore Ltd
Cookson Singapore Pte Ltd T/a Alpha
Cookson Singapore Pte Ltd T/a IRI
Cookson Singapore Pte Ltd T/a Speedline Technologies Asia
Cookson Singapore Pte Ltd T/a CSPM
Enthone-OMI (Hong Kong) Co Ltd
Alpha Metals Ltd
Polyclad Asia Ltd
Cookson Group plc (Pool Header)

4.7	Singapore (SGD)

Zero balancing arrangements create intra-group loans between participants and Cookson Singapore Pte Ltd.

Country	OpCo Name
Singapore	Enthone-OMI (Singapore) Co Ltd
Polyclad Laminates Singapore Ltd
Cookson Singapore Pte Ltd T/a Alpha
Cookson Singapore Pte Ltd T/a IRI
Cookson Singapore Pte Ltd T/a Speedline Technologies Asia
Cookson Singapore Pte Ltd T/a CSPM
Cookson Singapore Pte Ltd (Pool Header)

5.	NAFTA Cash Management

The Groups operating companies in the US maintain their disbursement accounts at Fleet. The balance on each of these accounts are concentrated into the account of CAI at close of business daily creating an inter-company loan.

Lockbox collection accounts are provided by Bank of America and cleared on a daily basis into the Fleet structure.

To maintain the balance on the CAI account around zero, funds are lent (inter-company) on an ad-hoc basis between CAI & the Borrower.

Country	OpCo Name
USA	Cookson America Inc (Target Account)
Cookson Finance, Inc.
Cookson Int’l. Partnership
Cookson Investments, Inc.
Cookson North America Partnership
Cookson Receivables Corporation
Alpha Metals, Inc.
Brainin Advance Ind.
Cookson Electronics, Inc.
Cookson Performance Solutions
Cookson Plastic Molding Corp.
Enthone Inc.

Country	OpCo Name
Excell Manufacturing
Frys Metals, Inc.
General Metals, Inc.
Hallmark Sweet, Inc.
Hi-Tech Ceramics
Inverness Corporation
Masters of Design, Inc.
Matrix, Inc.
Monofrax, Inc.
New England Sterling
Polyclad Laminates, Inc.
Polymetallurgical Corp.
Specialty Coating Systems, Inc.
Speedline Technologies, Inc.
Stern Leach Company
Stern Metals, Inc.
Sterngold Implamed
Vesuvius USA Corp.
BMI Refractory Services
Premier Refractories, Inc.
Vesuvius Canada
Vesuvius McDanel Co.
Vesuvius Crucible Co.
Flo-Con Holding Inc.
Wauconda Tool & Engineering, Inc.

SCHEDULE 18

PRECIOUS METAL COMPANIES

Jewellery

1.	Cookson Precious Metals Limited (England)

2.	Cookson Precious Metals Ltd (Ireland)

3.	Hallmark- Healy Limited (England)

4.	Sempsa Joyeria Plateria, S.A. (Spain)

5.	Mercajoya, S.A. (Spain)

6.	Cookson Precious Metals (Switzerland) AG (Switzerland)

7.	Koutadly - Consultadoria Economica e Participacoes SA (Portugal)

8.	Cookson Metaux Precieux SA (France)

9.	Cookson Drijfhout B.V. (The Netherlands)

10.	Inverness Japan K.K. (Japan)

11.	Premier Metals Ltd (England)

12.	Micro Jewels Ltd (Mauritius)

13.	The Premier Chain Co. Ltd (England)

14.	Stern Metals Inc (USA - Rhode Island)

15.	Inverness Corporation (USA - Rhode Island)

16.	Masters of Designs Inc. (USA - Delaware)

17.	Hallmark Sweet, Inc (USA - Rhode Island)

18.	Stern/Leach Company (USA-Delaware)

Electronics Division

1.	Enthone Inc (USA - Delaware)

2.	Enthone B.V. (The Netherlands)

SCHEDULE 19

FORM OF CONFIDENTIALITY UNDERTAKING

LMA CONFIDENTIALITY LETTER (PURCHASER)

[Letterhead of Potential Purchaser/Purchaser’s agent/broker]

To:

[insert name of Potential Seller/Seller’s agent/broker]

and each member of the Gro

Cookson Group plc

[1-11 John Adam Street

London WC2N 6HJ]

NOTE: ALTHOUGH THE CONFIDENTIALITY LETTER MUST BE ADDRESSED TO THE BORROWER, THE PURCHASER IS ONLY REQUIRED TO DELIVER IT TO THE SELLER

Re:      The Agreement

Borrower:

Date:

Amount:

Agent:

Dear Sirs

We are considering [acquiring]* /[arranging the acquisition of]** an interest in the Agreement (the “Acquisition”). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.	Confidentiality Undertaking We undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable

*	delete if purchaser is acting as a broker or agent
**	delete if potential purchaser is acting as principal

endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure You agree that we may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

[(b)	subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to us in equivalent form to this letter;]*

[(b/c)]*	subject to the requirements of the Agreement, to any person to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which we may acquire under the Agreement or with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to us in equivalent form to this letter; and

[(c/d)][3]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure We agree (to the extent permitted by law) to inform you of the full circumstances of any disclosure under paragraph 2[(c)/(d)][3] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)][3] above.

*	delete as applicable

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if we become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after we have returned all Confidential Information supplied to us by you and destroyed or permanently erased all copies of Confidential Information made by us (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc We acknowledge and agree that:

(a)	neither you, [nor your principal] nor any member of the Group nor any of your or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect to the Confidential Information or any such information; and

(b)	you [or your principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.	No Waiver; Amendments, etc This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and our obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside Information We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings The undertakings given by us under this letter are given to you and (without implying any fiduciary obligations on your part) are also given for the benefit of [your principal,] the Borrower and each other member of the Group.

10.	Third party rights

(a)	Subject to paragraph 6 and to paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provision of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to us by you or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us thereafter, other than from a source which is connected with the Group and which, in either case, as far as we are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]2 considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

To:      [Potential Purchaser/Purchaser’s agent/broker]

We acknowledge and agree to the above:

For and on behalf of

[Seller/Seller’s agent/broker]

SCHEDULE 20

DISCLOSED COMMITTED DISPOSALS

Part A

Business Disposals

1.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

2.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

3.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

4.	[CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT]

Part B

Freehold disposals/sale & leaseback arrangements

1.	Sale of UK Freehold properties

Property

Rochdale property – owned by Alpha Fry Limited

APPENDIX